As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRI-VALLEY CORPORATION
(Exact Name of Issuer in Its Charter)

Delaware	1311	94-1585250
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Tri-Valley Corporation
4550 California Avenue, Suite 600
Bakersfield, California 93309
(661) 864-0500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
______________

Maston N. Cunningham
President and Chief Executive Officer
Tri-Valley Corporation
4550 California Avenue, Suite 600
Bakersfield, California 93309
(661) 864-0500
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
______________

Copies of all communications to:
Joshua A. Lane
K&L Gates LLP
1900 Main Street, Suite 600
Irvine, California 92614
(949) 253-0902
______________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (3)	10,070,000	$0.62	$6,243,400	$725

(1)           In accordance with Rule 416 under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices as reported on the NYSE Amex on May 17, 2011.

(3)           This Registration Statement covers the resale by certain selling stockholders of up to 10,070,000 shares of common stock acquired in a private placement that closed on April 21, 2011.

______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 20, 2011

PROSPECTUS
10,070,000 Shares

Common Stock

This prospectus relates to the offer and sale of up to 10,070,000 shares of our common stock, par value $0.001 per share, which may be resold from time to time by the selling stockholders identified in this prospectus. All 10,070,000 shares were issued and sold to the selling stockholders in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and Rule 506 promulgated thereunder, at a purchase price of $0.50 per share, resulting in aggregate gross proceeds to us of $5,035,000.  The private placement closed on April 21, 2011.

Pursuant to a registration rights agreement entered into in connection with the private placement, we agreed to register for resale the shares of common stock issued to the selling stockholders.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares from time to time at the market price prevailing on the NYSE Amex at the time of offer and sale, or at prices related to such prevailing market prices, in negotiated transactions or in a combination of such methods of sale directly or through brokers. See “Plan of Distribution” beginning on page 63 for additional information on how the selling stockholders may conduct sales of their shares of common stock.

Other than underwriting discounts and commissions, and transfer taxes, if any, we have agreed to bear all expenses incurred in connection with the registration and sale of the common stock offered by the selling stockholders.

Our common stock is traded on the NYSE Amex under the symbol “TIV.” On May 17, 2011, the closing price of our common stock was $0.64 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for certain risks you should consider before purchasing any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ____________ __, 2011

You should only rely on the information contained in this prospectus.  We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus.  No offer to sell these securities shall be made in any jurisdiction where an offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities.  Our business, prospects, financial condition and results of operations may have changed since that date.

           This document may only be used where it is legal to sell these securities.  Certain jurisdictions may restrict the distribution of these documents and the offering of these securities.  We require persons receiving these documents to inform themselves about, and to observe any, such restrictions.  We have not taken any action that would permit an offering of these securities or the distribution of these documents in any jurisdiction that requires such action.

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Industry and Market Data

Unless otherwise indicated, the market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources.  Although we believe these third-party sources are reliable, we have not independently verified the information.  Except as otherwise noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. In addition, some data are based on our good faith estimates. Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. However, except as otherwise noted, none of our estimates have been verified by any independent source.  Our estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and the other information contained herein.  These and other factors could cause our actual results to differ materially from those expressed in the estimates and assumptions.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including ‘‘Risk Factors’’ and our financial statements and related notes, before you decide whether to invest in our common stock.  Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page 3.  All dollar amounts referred to in this prospectus are in U.S. dollars unless otherwise indicated. Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding.

Unless otherwise indicated or unless the context otherwise requires, all references in this document to “we,” “us,” “our,” the “Company” and similar expressions are references to Tri-Valley Corporation and, depending on the context, its subsidiaries.

Our Company and Business

We operate as the parent company for our principal subsidiaries, Tri-Valley Oil & Gas Co., or TVOG, which explores for and produces oil and natural gas in California, and Select Resources Corporation, Inc., or Select Resources, which holds and maintains two major mineral assets in the State of Alaska.

Risks Associated with Our Business

Our business is subject to numerous risks.  Please see the “Risk Factors” section beginning on page 3 of this prospectus.

Corporate Information

We were incorporated in Delaware in September 1971 and changed our name to Tri-Valley Corporation in January 1991. Our executive offices are located at 4550 California Avenue, Suite 600, Bakersfield, California 93309, and our telephone number is (661) 864-0500. The URL of our website is www.tri-valleycorp.com.  The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

THE OFFERING

Common stock offered by us	None

Common stock offered by selling stockholders	10,070,000 shares

NYSE Amex Symbol	“TIV”

Proceeds to us	None

Risk factors
Investing in our common stock involves certain risks.  You should read “Risk Factors” beginning on page 3 for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, operating results and prospects would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock.

Risks Involved in Our Business Generally

If we are unable to obtain additional funding, our business and financial condition will be materially impaired, and we may find it difficult to continue as a going concern.

As of March 31, 2011, our accumulated deficit was $68.4 million, our cash balance was approximately $1.6 million and our total current liabilities were approximately $6.1 million.  Total receivables from joint venture partners were $6.6 million as of March 31, 2011.  Our independent accountants included a going concern qualification in their report on our financial statements for the year ended December 31, 2010, noting that our ability to continue as a going concern is dependent on additional sources of capital and the success of our business strategy.

Our current available cash, along with revenues generated from operations and proceeds from the sale of assets, if any, may not be sufficient to satisfy our cash needs for the next twelve months without additional equity or debt financing. We plan to make substantial capital expenditures in the future for the acquisition, exploration, exploitation, and development of oil and natural gas properties.  However, we may not be able to attain production levels and support our costs through revenues derived from operations.

If our available cash and projected revenue levels are not sufficient to sustain our operations, we will need to raise additional capital to fund operations and to meet our obligations in the future. To meet our financing requirements, we may raise funds through public or private equity offerings, debt financings, or strategic alliances. Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests, and new investors may have rights superior to the rights of our other stockholders. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options. We may not be successful in raising additional capital or securing financing when needed or on terms satisfactory to us, and we may not be able to continue as a going concern.  If we are unable to raise additional capital when required, or on acceptable terms, we will need to reduce costs and operations substantially, which could have a material adverse effect on our business, financial condition, and results of operations.

The sale of securities to certain at-the-market investors may be deemed to have violated federal securities laws, and, as a result, those investors may have the right to rescind their original purchase of those securities.

On June 29, 2010, we announced that Joseph R. Kandle, who was at the time the President of Tri-Valley Oil & Gas Co., or TVOG, a wholly-owned subsidiary of the Company, and Senior Vice President of Corporate Development of the Company, was stepping down from his position as President of TVOG, a role that was assumed by Maston N. Cunningham, our current President and Chief Executive Officer. In the same announcement, we reported that Mr. Kandle would continue to serve as Senior Vice President of Corporate Development.  At the time, we did not believe that we needed to file a Form 8-K to disclose that Mr. Kandle was stepping down as President of TVOG, and thus no such report was filed by us.  We did issue a press release announcing the re-assignment and disclosed the re-assignment in our Form 10-Q for the period ended June 30, 2010, as well.  However, we may have been required to file a Form 8-K under Item 5.02(b) on or before July 5, 2010, in order to report the re-assignment of the TVOG presidency position from Mr. Kandle to Mr. Cunningham.

On November 22, 2010, the Company and Mr. Kandle agreed to the terms of Mr. Kandle’s retirement from all positions he held with the Company, including as Senior Vice President of Corporate Development.  We did not believe that we needed to file an 8-K to report the agreement to such terms, and thus no such report was filed by us.  Mr. Kandle’s planned retirement was reported in our Annual Report on Form 10-K for the year ended December 31, 2010, which we refer to as the 2010 Form 10-K, and his retirement was effective on April 1, 2011.  However, we may have been required to file a Form 8-K under Item 5.02(b) on or before November 26, 2010, in order to report Mr. Kandle’s retirement effective April 1, 2011.

Not filing a Form 8-K timely to report the re-assignment of Mr. Kandle’s role as president of TVOG may have resulted in the Company losing its S-3 eligibility on July 6, 2010.  However, even if this were the case, we believe we were nonetheless eligible to continue using the already effective Registration Statement on Form S-3 (No. 333-163442), which we refer to as the S-3 Registration Statement, for the offer and sale of securities until we filed our 2010 Form 10-K on March 22, 2011, the date on which we were required, in accordance with applicable interpretive guidance of the staff of the Division of Corporation Finance at the Securities and Exchange Commission, or the SEC, to reassess our S-3 eligibility.

As previously reported, on February 3, 2011, we commenced an at-the-market, or ATM, equity offering program under the S-3 Registration Statement.  Between March 22 and March 30, 2011 (the filing date of our 2010 Form 10-K), we sold an aggregate of 2,471,190 shares of common stock under the S-3 Registration Statement, resulting in gross proceeds of $1,269,731, at per share prices ranging from $0.50 to $0.56.

Because we may not have been eligible to continue using Form S-3 for the registration of our securities following the filing of our 2010 Form 10-K on March 22, 2011, it is possible that any sales of the ATM shares pursuant to the S-3 Registration Statement between March 22 and March 30, 2011, may be deemed to have been unregistered sales of securities.  If it is determined that persons who purchased the ATM shares after March 22, 2011, purchased such securities in an offering deemed to be unregistered, then such persons may be entitled to rescission rights, pursuant to which they could be entitled to recover the amount paid for such ATM shares, plus interest (usually at a statutory rate prescribed by state law).  If all of the investors who purchased the ATM shares after March 22, 2011, demanded rescission of their purchases, and such investors were in fact found to be entitled to such rescission, then we would be obligated to repay approximately $1,269,731, plus interest.  The Securities Act generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of the violation.

In addition, if it were determined that we in fact sold unregistered securities, the sale of such unregistered securities could subject us to enforcement actions or penalties and fines by federal or state regulatory authorities.  We are unable to predict the likelihood of any claims or actions being brought against us related to these events, or if brought, the amount of any such penalties or fines.

Furthermore, we may be required to file a Registration Statement on Form S-1 for the registration of any future securities offerings, if any, until we regain our S-3 eligibility.  Absent prior relief from the SEC, we expect to regain S-3 eligibility on December 1, 2011.  Preparing and filing a Form S-1 registration statement for a new offering or a post-effective amendment to a previously effective Form S-3 will impose additional cost to us in legal, accounting, and registration fees.  In addition, any Form S-1, including a post-effective amendment to a Form S-3 on Form S-1, would be subject to full SEC review and comment and must be declared effective by the SEC before it may be used by us to offer and sell securities.

Risks Involved in Our Oil and Gas Operations

Oil and natural gas prices are volatile and change for reasons that are beyond our control, and decreases in the price we receive for our oil and natural gas production adversely affect our business, financial condition, results of operations, and liquidity.

Our operating results depend heavily upon our ability to market our crude oil and natural gas production at favorable prices, and the prices of the commodities we sell are, to a significant extent, beyond our control. The factors influencing the prices we receive for our oil and natural gas production include, without limitation, changes in consumption patterns, global and local economic conditions, production disruptions, OPEC actions, domestic and foreign governmental regulations and taxes, the price, availability and consumer acceptance of alternative fuel sources, the availability of refining capacity, technological advances affecting energy consumption, weather conditions, speculative activity, financial and commercial market uncertainty, and worldwide economic conditions. Any decline in the prices we receive for our oil and natural gas production will adversely affect various aspects of our business, including our financial condition, revenues, results of operations, liquidity, rate of growth, and the carrying value of our oil and natural gas properties, all of which depend primarily or in part upon those prices.

Declines in the prices we receive for our oil and natural gas will also adversely affect our ability to finance capital expenditures, make acquisitions, raise capital, and satisfy our financial obligations. In addition, declines in prices reduce the amount of oil and natural gas that we can produce economically and, as a result, adversely affect our quantities of proved reserves. Among other things, a reduction in our reserves can limit the capital available to us, because the availability of sources of capital likely will be based, in large part, on the estimated quantities of those reserves.

Any material change in the factors and assumptions underlying our estimates of crude oil and natural gas reserves could materially impair the quantity and value of those reserves.

Our reserves are annually evaluated by a qualified, independent reserves engineering firm.  The reserve data included in our various filings we make with the SEC from time to time represent estimates only.  The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering, and economic data for each reservoir.  As a result, such estimates are inherently imprecise and could prove to be inaccurate.  Any significant inaccuracy could materially affect, among other things, future estimates of our reserves, the economically recoverable quantities of oil and natural gas attributable to our properties, the classifications of reserves based on risk of recovery, and estimates of our future net cash flows.

You should not assume that the present values referred to in our SEC filings, such as in our 2010 Form 10-K, represent the current market value of our estimated oil and natural gas reserves. The timing and success of the production and the expenses related to the development of oil and natural gas properties, each of which is subject to numerous risks and uncertainties, will affect the timing and amount of actual future net cash flows from our proved reserves and their present value. In addition, our present value estimates are based on assumed future prices and costs. Actual future prices and costs may be materially higher or lower than the assumed prices and costs. Further, the effect of derivative instruments, if any, is not reflected in these assumed prices. Also, the use of a 10% discount factor to calculate the present value of projected future net income may not necessarily represent the most appropriate discount factor given actual interest rates and risks to which our business, or the oil and natural gas industry in general, are subject.

Unless we successfully add to our existing proved reserves, our future crude oil and natural gas production will decline, resulting in an adverse impact on our business.

The rate of production from crude oil and natural gas properties generally declines as reserves are depleted.  Except to the extent that we perform successful exploration, development, or acquisition activities, or identify, through engineering studies, additional or secondary recovery reserves, our proved reserves will decline as we produce crude oil and natural gas.  Likewise, if we are not successful in replacing the crude oil and natural gas we produce with good prospects for future production, our business will experience reduced cash flow and results of operations.  If we do identify an appropriate acquisition candidate, we may be unable to negotiate mutually acceptable terms with the seller, finance the acquisition, or obtain the necessary regulatory approvals. If we are unable to complete suitable acquisitions, it will be more difficult to replace our reserves, and an inability to replace our reserves would have a material adverse effect on our financial condition and results of operations.

Crude oil and natural gas drilling and production activities are subject to numerous risks that could have a material adverse effect on our production, results of operations, and financial condition.

Exploration, exploitation, and development activities are subject to numerous risks, the occurrence of any of which may materially limit our ability to develop, produce, or market our reserves.  Such risks include, without limitation:

●	no commercially productive crude oil or natural gas reservoirs may be found;
●	title problems;
●	adverse weather conditions;
●	problems in delivery of our oil and natural gas to market;
●	equipment failures or accidents;
●	fire, explosions, blow-outs, and pipe failure;

●	compliance with governmental and regulatory requirements;
●	environmental hazards, such as oil spills, natural gas leaks, ruptures, or discharges of toxic gases; and
●	shortages or delays in the delivery of drilling rigs and other equipment.

Drilling for oil and natural gas often involves unprofitable efforts, not only from dry holes but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then realized prices after deducting drilling, operating, and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or that it can be produced economically. In addition, the cost of exploration, exploitation, and development activities is subject to numerous uncertainties, and cost factors can adversely affect the economics of a project.

In accordance with customary industry practice, we maintain insurance against the kinds of hazards and risks noted above, but our level of insurance may not cover all losses in the event of a drilling or production adverse event.  Insurance is not available for all operational risks, such as risks that we will drill a dry hole, fail in an attempt to complete a well, or have problems maintaining production from existing wells.  Furthermore, the insurance we do have may not continue to be available on acceptable terms. We could also, in some circumstances, have liability for actions taken by third parties over which we have no or limited control, including operators of properties in which we have an interest. The occurrence of an uninsured or underinsured loss could result in significant costs that could have a material adverse effect on our financial condition and liquidity. In addition, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation, and development operations to be curtailed while those activities are being completed.

We are subject to complex laws and regulations, including environmental laws and regulations, that can make production more difficult, increase production costs and limit our growth.

Our operations and facilities are extensively regulated at the federal, state, and local levels. Laws and regulations applicable to us include those relating to:

●	land use restrictions;
●	drilling bonds and other financial responsibility requirements;
●	spacing of wells;
●	emissions into the air;
●	unitization and pooling of properties;
●	habitat and endangered species protection, reclamation, and remediation;
●	the containment and disposal of hazardous substances, oil field waste, and other waste materials;
●	the use of underground storage tanks;
●	transportation and drilling permits;
●	the use of underground injection wells, which affects the disposal of water from our wells;
●	safety precautions;
●	the prevention of oil spills;
●	the closure of production facilities;
●	operational reporting; and
●	taxation and royalties.

These laws and regulations continue to increase in both number and complexity and affect our operations.  Our operations could result in liability under federal, state, and local regulations for:

●	personal injuries;
●	property and natural resource damages;
●	releases or discharges of hazardous materials;
●	well reclamation costs;

●	oil spill clean-up costs;
●	other remediation and clean-up costs;
●	plugging and abandonment costs, which may be particularly high in the case of offshore facilities; and
●	governmental and regulatory sanctions, such as fines and penalties.

Any noncompliance with these laws and regulations could subject us to material administrative, civil, or criminal penalties or other liabilities, including suspension or termination of operations.  Certain liability can attach to the operator of record of the well and also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.  Thus, such laws and regulations could subject us to liabilities, even where we are not the operator who caused the damage.

Changes in applicable laws and regulations could increase our costs, reduce demand for our production, impede our ability to conduct operations, or have other adverse effects on our business.

Future changes in the laws and regulations to which we are subject may make it more difficult or expensive to conduct our operations and may have other adverse effects on us. For example, the Environmental Protection Agency, or EPA, has issued a notice of finding and determination that emissions of carbon dioxide, methane, and other greenhouse gases, or GHG, present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHG’s under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress is considering "cap and trade" legislation that would establish an economy-wide cap on emissions of GHG’s in the United States and would require most sources of GHG emissions to obtain GHG emission "allowances" corresponding to their annual emissions of GHG’s. On September 27, 2006, California's governor signed into law Assembly Bill (AB) 32, known as the "California Global Warming Solutions Act of 2006," which establishes a statewide cap on GHG’s that will reduce the state's GHG emissions to 1990 levels by 2020 and establishes a "cap and trade" program. The California Air Resources Board has been designated as the lead agency to establish and adopt regulations to implement AB 32 by January 1, 2012. Similar regulations may be adopted by the federal government. Any laws or regulations that may be adopted to restrict or reduce emissions of GHG’s would likely require us to incur increased operating costs and could have an adverse effect on demand for our production.

We could also be adversely affected by future changes to applicable tax laws and regulations. For example, proposals have been made to amend federal and/or California law to impose "windfall profits," severance, or other taxes on oil and natural gas companies. If any of these proposals become law, our costs would increase, possibly materially. Significant financial difficulties currently facing the State of California may increase the likelihood that one or more of these proposals will become law.

President Obama's 2011 Fiscal Year Budget includes proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could defer or eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Our oil and gas reserves are concentrated in California.

All of our oil and gas reserves are located in the State of California.  Accordingly, factors affecting our industry or the State of California in which we operate, will likely impact us more acutely than if our business was more diversified geographically.

The marketability of our production is dependent upon gathering systems, transportation facilities, and processing facilities that we do not control, and if these facilities or systems become unavailable, our operations can be interrupted and our revenues reduced.

The marketability of our oil and natural gas production depends in part upon the availability, proximity, and capacity of pipelines, natural gas gathering systems, transportation barges, and processing facilities owned by third parties. In general, we do not control these facilities, and our access to them may be limited or denied due to circumstances beyond our control. A significant disruption in the availability of these facilities could adversely impact our ability to deliver to market the oil and natural gas we produce and thereby cause a significant interruption in our operations. In some cases, our ability to deliver to market our oil and natural gas is dependent upon coordination among third parties who own transportation and processing facilities we use, and any inability or unwillingness of those parties to coordinate efficiently could also interrupt our operations. These are risks for which we do not maintain insurance.

Strategic relationships upon which we may rely for our oil and gas operations are subject to change, which may diminish our ability to conduct such operations.

Our ability to successfully bid on and acquire additional properties, to discover reserves, to participate in drilling opportunities on ongoing or newly discovered oil and gas projects, and to identify and enter into commercial arrangements, may depend on developing and/or maintaining effective working relationships with industry participants, joint venture partners, and other investors.  Our success may also depend on our ability to select and evaluate new partners and to consummate transactions in a highly competitive environment. We may not be able to establish these strategic or joint venture relationships, or if established, we may choose the wrong partner or we may not be able to maintain them on commercially reasonable terms, if at all. In addition, the dynamics of our relationships with strategic or joint venture partners and investors may require us to incur expenses or undertake activities we would not otherwise be inclined to take to fulfill our obligations to these partners or maintain our relationships with such partners. If our strategic relationships or joint venture relationships are not established or maintained, or if they are required to change to accommodate changes in circumstances, our business prospects may be limited, which could diminish our ability to conduct our operations and our ability to generate revenues from these operations.

In addition, in cases where we are the operator, our partners may not be able to fulfill their obligations, which would require us to either take on their obligations in addition to our own, or possibly forfeit our rights to the area involved in the joint venture. In addition, despite our partner’s failure to fulfill its obligations, if we elect to terminate such relationship, we may be involved in litigation with such partners or may be required to pay amounts in settlement to avoid litigation despite such partner’s failure to perform.  Alternatively, our partners may be able to fulfill their obligations, but will not agree with our proposals as operator of the property.  In this case there could be disagreements between joint venture partners that could be costly in terms of dollars, time, deterioration of the partner relationship, and/or our reputation as a reputable operator.

In cases where we are not the operator of the joint venture, the success of the projects held under these joint ventures is substantially dependent on our joint venture partners. The operator is responsible for day-to-day operations, safety, environmental compliance, and relationships with government and vendors.

A currently pending lawsuit threatens to limit potential development of a significant and valuable heavy oil project in the Hansen-Scholle lease portion of our Pleasant Valley Oil Sands Project.

A legal action is currently pending against us that might result in the termination of our oil and gas leases in the Hansen-Scholle lease portion of our Pleasant Valley Oil Sands Project.  On May 11, 2010, plaintiffs filed a quiet title action against us and a group of lessors. On July 9, 2010, we and the lessors filed a cross-complaint for quiet title.  Our cross-complaint seeks to affirm the validity of the 50% mineral interest owned by the lessors and to affirm the validity of our oil and gas leases from the lessors, while plaintiffs’ complaint seeks to extinguish the mineral interest of the lessors and to terminate our oil and gas leases.  We believe that these oil and gas leases have significant and valuable heavy oil deposits.  If the plaintiffs are successful in terminating such leases, our potential for future development in the Pleasant Valley Oil Sands Project will be significantly impaired.

Failure to timely resolve alleged claims relating to the sale of interests in the OPUS partnership and our management of the partnership could materially harm our business.

In mid-August 2010, we were informed by counsel for an investor in the TVC OPUS 1 Drilling Program, L.P., a Delaware limited partnership of which we are the managing partner, that the investor believes he may have claims against the OPUS partnership, Tri-Valley, its subsidiary, Tri-Valley Oil & Gas Co., and certain related affiliates, relating to, among other things, the sale of interests in the partnership and management of the partnership.  Due to the investor’s concerns about the possible expiration of the statute of limitations for the potential claims as of September 30, 2010, the parties executed a tolling agreement with the investor, pursuant to which the investor agreed to refrain from initiating any litigation, arbitration, or other formal proceeding until September 1, 2011, and, in turn, we agreed to waive any time-related defenses in connection with any such proceeding that may be initiated on or before September 30, 2014.  The parties’ mutual intent of entering into the tolling agreement was to give us time to analyze the factual and legal basis of the alleged claims, and, if necessary, to reach an amicable resolution of matters related to the potential claims without need for litigation, arbitration, or other formal proceeding, and in a manner which will avoid unnecessary expense, delay, or disruption to our operations.  We continue to analyze the factual and legal basis of the potential claims and to discuss the matter with such investor.  As of March 31, 2011, we had not yet reached a conclusion as to the merits of the investor’s claims.  There can be no assurance about when this matter will be resolved or how much time and resources it will take to resolve it, nor can we predict the final outcome or financial impact of resolving it, whether through mutually agreeable and satisfactory resolution or through formal legal proceedings.  If the matter is not resolved timely without substantial expense or management distraction, or if the matter is not resolved on terms satisfactory to us, or if we become involved in litigation, our business, financial condition, results of operations, and cash flows could be materially harmed.

Competition in the oil and natural gas industry is intense and may adversely affect our results of operations.

We operate in a competitive environment for acquiring properties, marketing oil and natural gas, integrating new technologies, and employing skilled personnel. Many of our competitors possess and employ financial, technical, and personnel resources substantially greater than ours. Those companies may be willing and able to pay more for oil and natural gas properties than our financial resources permit, and may be able to define, evaluate, bid for, and purchase a greater number of properties. Our competitors may also enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future with respect to acquiring prospective reserves, developing reserves, marketing our production, attracting and retaining qualified personnel, implementing new technologies, and raising additional capital.

Risks Involved in Our Minerals Business

Our minerals business has not yet realized significant revenue, is not presently profitable, and may never become profitable.

We formed Select Resources Corporation, Inc., our wholly owned subsidiary, in late 2004 to manage our precious metals and industrial minerals properties in Alaska.  The precious metal properties will require substantial investment to discover and delineate sufficient mineral resources to justify any future commercial development.  To date, we have realized no significant revenue from our mineral properties in Alaska and cannot predict when, if ever, we may see significant returns from our precious metal investments.

The value of our minerals business depends on numerous factors not under our control.

The economic value of our minerals business may be adversely affected by changes in commodity prices for gold, increases in production and/or capital costs, and increased environmental or permitting requirements by federal and state governments.  If our mineral properties commence production, our operating results and cash flow may be impaired by reductions in forecast grade or tonnage of the deposits, dilution of the mineral content of the ore, reduction in recovery rates, and a reduction in reserves, as well as, unforeseen delays in the development of our projects.

Strategic relationships upon which we may rely for our mineral exploration operations in the State of Alaska are subject to change, which may diminish our ability to conduct such operations.

Our ability to successfully develop our mineral exploration business in Alaska depends on our ability to develop and maintain effective working relationships with industry participants, joint venture partners, and other investors.  Our success may also depend on our ability to select and evaluate new exploration partners and to consummate transactions in a highly competitive environment. We may not be able to establish these strategic or joint venture relationships, or if established, we may choose the wrong partner or we may not be able to maintain them. In addition, the dynamics of our relationships with strategic or joint venture partners and investors may require us to incur expenses or undertake activities we would not otherwise be inclined to take to fulfill our obligations to these partners or maintain our relationships with such partners, the failure of which could, among other things, dilute our economic interests in the strategic or joint venture relationship. If our strategic relationships or joint venture relationships are not established or maintained, or if they are required to change to accommodate changes in circumstances, our business prospects may be limited, which could diminish our ability to conduct our mineral exploration operations and our ability to generate revenues from these operations.

The value of our minerals business may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance.

Our minerals business is subject to a number of risks, hazards and uncertainties including, but not limited to:

●	title problems;
●	invalidity of claims owned and/or claims leased;
●	substantial delays prior to the time that revenues can be generated from mining exploration;
●	equipment failures or accidents;
●	compliance with governmental and regulatory requirements;
●	environmental hazards;
●	unusual or unexpected geologic formations;
●	unanticipated hydrologic conditions, including flooding; and
●	periodic interruptions caused by inclement or hazardous weather conditions.

In accordance with customary industry practice, we maintain insurance against the kinds of hazards and risks noted above, but our level of insurance may not cover all losses in the event of an adverse event.  Insurance is not available for all operational mining exploration risks.  For example, insurance against environmental risks is generally either unavailable or, we believe, unaffordable.  Therefore, we do not maintain environmental insurance. Occurrence of events for which we are not insured may have a material adverse effect on our business.

Risks Related to Our Common Stock and This Offering

Our stock price is volatile and could decline.

The price of our common stock has been, and is likely to continue to be, volatile. Our stock price during the twelve months ended March 31, 2011, traded as low as $0.35 per share and as high as $2.17 per share. We cannot assure you that your investment in our common stock will not fluctuate significantly. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including those risks outlined elsewhere in this “Risk Factors” section.

In addition, the stock market in general, including companies whose stock is listed on the NYSE Amex, have experienced substantial price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Since we have not paid dividends on our common stock, you may not receive income from your investment.

We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

The sale of substantial amounts of shares of our common stock may cause substantial fluctuations in the price of our common stock. Pursuant to a registration rights agreement entered into in connection with the private placement we closed on April 21, 2011, we agreed to register for resale 10,070,000 shares of common stock issued to the selling stockholders in the private placement. Further, none of the investors in the private placement are subject to lock-up agreements. Once the registration statement we are obligated to file in connection with the private placement is declared effective by the SEC, the selling stockholders named therein will be able to resell publicly from time to time up to 10,070,000 shares of our common stock held by such selling stockholders. If the private placement shares are sold, or if it is perceived they will be sold, the trading price of our common stock could decline. Because investors may be more reluctant to purchase shares of our common stock following substantial sales or issuances, the resale of the shares of common stock issued in the private placement could impair our ability to raise capital in the near term.

Additional financings could result in dilution to existing stockholders and otherwise adversely impact the rights of our common stockholders.

Additional financings that we may require in the future will dilute the percentage ownership interests of our stockholders and may adversely affect our earnings and net book value per share. In addition, we may not be able to secure any such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of warrants or debt obligations which may be convertible into any one or more classes or series of ownership interests. Subject to compliance with the requirements of the NYSE Amex, such securities may be issued without the approval or other consent of our stockholders.

Moreover, we may issue undesignated shares of preferred stock, the terms of which may be fixed by our board of directors and which terms may be preferential to the interests of our common stockholders. We have issued preferred stock in the past, and our board of directors has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend, and other rights of holders of such preferred stock. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. The issuance of any of such series of preferred stock or debt securities may have an adverse effect on the holders of common stock.

The continued listing of our common stock on the NYSE Amex is subject to compliance with its continued listing requirements. While we have not received any notice of intent to delist our common stock, we have previously received notice that we were not in compliance with NYSE Amex listing standards. If our common stock were to be delisted, the ability of investors in our common stock to make transactions in such stock would be limited.

Our common stock is listed on the NYSE Amex, LLC, or NYSE Amex, a national securities exchange. Continued listing of our common stock on the NYSE Amex requires us to meet continued listing requirements set forth in the NYSE Amex’s Company Guide. These requirements include both quantitative and qualitative standards.

On July 2, 2010, the NYSE Amex notified us by letter that we were not in compliance with a certain standard for continued listing on the exchange as required under the NYSE Amex Company Guide at such time. Specifically, Section 1003(a)(iii) of the Company Guide requires a company to maintain a minimum of $6 million in stockholders’ equity, if the company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. In response we submitted a plan to regain compliance with Section 1003(a)(iii) of the Company Guide. On April 1, 2011, we received notice from the NYSE Amex that we had resolved our listing deficiencies, and we are now in compliance with all NYSE Amex continued listing standards.

As is the case for all listed issuers, our continued listing eligibility will be assessed on an ongoing basis.  Investors should be aware that if the NYSE Amex were to delist our common stock from trading on its exchange, this would limit investors’ ability to make transactions in our common stock.

If our common stock were to be delisted by NYSE Amex, our common stock may be eligible to trade on the OTC Bulletin Board or the Pink OTC Markets. In such an event, it could become more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. In addition, if we were to be delisted from NYSE Amex, it could constitute an event of default under any financing covenants to which we may then be subject, which could also trigger a default under any such contractual covenants.

Our stockholder rights plan, provisions in our charter documents, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock, and could entrench management.

We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals, thereby entrenching current management, and possibly depressing the market price of our common stock. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:

●	the ability of the board of directors to designate the terms of, and to issue new, series of preferred stock;
●	advance notice requirements for nominations for election to the board of directors;
●
limitations on stockholders’ ability to call a special meeting of stockholders unless requested in writing by holders owning a majority in amount of the capital stock of the Company issued and outstanding; and

●	special voting requirements for the amendment of certain provisions of our bylaws.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, our stockholder rights plan, certain provisions of our certificate of incorporation and bylaws, and certain provisions of Delaware law, may singularly and/or collectively make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

Other Risks

Our business may suffer if we are not able to hire and retain sufficient qualified personnel or if we lose our key personnel.

Our future success depends, in large part, on the continued contribution of our key executives. In particular, we currently rely heavily on Maston N. Cunningham, our chief executive officer, and John E. Durbin, our chief financial officer. We currently do not have employment agreements with any of our key executive officers. The loss of the services of any of our senior level management, or other key employees, could substantially harm our business and our ability to execute on our business plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus that refer to future events or other non-historical matters are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” or “predicts,” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this prospectus, and involve known and unknown risks, uncertainties and other factors, including: our ability to obtain additional funding; fluctuations in oil and natural gas prices; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; geographical concentration of oil and gas reserves in the State of California; changes in, or inability to enter into or maintain, strategic and joint venture partnerships; pending and threatened lawsuits against us; potential rescission rights stemming from our potential violation of Section 5 of the Securities Act of 1933; and such other risks and factors that are discussed in this prospectus under the section entitled “Risk Factors” beginning on page 3, and under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 18 of this prospectus.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to reflect events or circumstances occurring after the date of this prospectus.

DESCRIPTION OF PRIVATE PLACEMENT

On April 19, 2011, we entered into a Stock Purchase Agreement, which we refer to as the Purchase Agreement, with certain accredited investors, referred to in this prospectus as the selling stockholders, to sell and issue to the selling stockholders in reliance on Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, an aggregate of 10,070,000 shares of common stock at a purchase price of $0.50 per share, resulting in aggregate gross proceeds to us of $5,035,000.  The private placement closed on April 21, 2011.  We received net proceeds at the closing of approximately $4.7 million after the deduction of placement agent commissions and offering expenses.

C. K. Cooper & Company acted as the sole placement agent for the private placement. We agreed to pay C. K. Cooper & Company an aggregate fee equal to 6.0% of the gross proceeds from the sale of the shares of common stock in the private placement.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement with the selling stockholders.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC, of which this prospectus forms a part, within 30 days from the closing of the private placement to register the resale of the common shares issued at the closing. We also agreed to use our best efforts to have the registration statement declared effective as promptly as possible after the filing thereof, but in any event within 90 days from the filing date.  We agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the common shares registered thereunder have been sold and (ii) the date on which all of the common shares covered by the registration statement may be sold without volume restrictions pursuant to Rule 144 under the Securities Act.

In the event (i) the registration statement has not been filed by the agreed upon filing date, (ii) an acceleration request has not been filed within five trading days of the date which we are notified that the registration statement will not be reviewed by SEC staff or is not subject to further review and comment by the SEC staff, (iii) the registration statement has not been declared effective by the required effectiveness date, or (iv) sales cannot be made pursuant to such registration statement for any reason (other than by reason of a permissible delay under the terms of the Registration Rights Agreement) after the registration statement has been declared effective by the SEC (each such event, a “Registration Default”), then we have agreed to pay each selling stockholder as liquidated damages an amount equal to 1.0% of the purchase price paid by each such selling stockholder with respect to any common shares then held and not registered pursuant to an effective registration statement, per each 30-day period or portion thereof during which the Registration Default remains uncured thereafter.  However, liquidated damages, if any, payable as a result of any Registration Default shall cease to accrue, in any event, after the date that is six (6) months after the closing.

We have granted the selling stockholders customary indemnification rights in connection with the registration statement. The selling stockholders have also granted us customary indemnification rights in connection with the registration statement.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement and the Registration Rights Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to the Form 8-K, which was filed by us with the SEC on April 21, 2011, and are incorporated by reference herein.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

MARKET INFORMATION / PRICE RANGE OF COMMON STOCK / DIVIDENDS

Market Information

Our common stock is traded on The NYSE Amex, LLC, under the symbol “TIV.”

Holders

As of April 30, 2011, there were approximately 721 holders of record of our common stock. The number of holders who hold their shares in street name is inestimable.

Price Range

The following table presents, for the periods indicated, the high and low closing sale price of our common stock as reported by the NYSE Amex:

	High	Low
Fiscal Year Ended December 31, 2011:
First Quarter	$0.74	$0.38

Fiscal Year Ended December 31, 2010:
First Quarter	$2.24	$1.77
Second Quarter	$2.15	$0.95
Third Quarter	$0.99	$0.51
Fourth Quarter	$0.99	$0.38

Fiscal Year Ended December 31, 2009:
First Quarter	$1.95	$1.01
Second Quarter	$1.38	$0.93
Third Quarter	$3.10	$0.83
Fourth Quarter	$3.51	$1.63

On May 17, 2011, the last reported sales price of our common stock on the NYSE Amex was $0.64 per share.

Dividends

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future.  Rather, we intend to retain future earnings, if any, for reinvestment in our future business. Any future determination to pay cash dividends will be in compliance with our contractual obligations and otherwise at the discretion of our board of directors and based upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Securities Authorized For Issuance under Equity Compensation Plans

The following table set forth certain information regarding outstanding options, rights and shares reserved for future issuance under our existing equity compensation plans as of March 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options as of March 31, 2011	Weighted average exercise price of outstanding options	Number of Securities remaining available for future issuance as of March 31, 2011
Equity compensation plans approved by security holders:
2005 Stock Option Plan	1,175,500	$3.57	1,402,350
Equity compensation plans not approved by security holders:
Warrants to Purchase Common Stock(1)	1,185,000	$1.31	—
Total	2,360,500	$2.44	1,402,350
___________
(1)  Consists of a warrant to purchase 700,000 shares of common stock issued to F. Lynn Blystone on March 5, 2010, at an exercise price of $1.85 per share, a warrant to purchase 435,000 shares of common stock issued to Joseph R. Kandle on November 22, 2010, at an exercise price of $0.54 per share, and a warrant to purchase 50,000 shares of common stock issued to James G. Bush on February 18, 2011, at an exercise price of $0.39 per share.  These were one-time grants issued to such former officers of the Company in connection with their retirement and severance agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to our financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We operate as the parent company for our principal subsidiaries, Tri-Valley Oil & Gas Co., or TVOG, which explores for and produces oil and natural gas in California, and Select Resources Corporation, Inc., or Select Resources, which holds and maintains two major mineral assets in the State of Alaska. Our reportable operating segments are Oil and Gas Operations and Minerals.

Oil and Gas Operations

Our oil and gas operations primarily consist of exploring and drilling for, and ultimately producing and selling, crude oil and natural gas. As a result, TVOG derives most of its principal revenue from crude oil and natural gas production. The profitability of our operations in any particular accounting period will be directly related to the realized prices of crude oil and natural gas sold, the type and volume of crude oil and natural gas produced, and the results of development and exploitation activities. Realized prices for natural gas will fluctuate from one period to another due to regional market conditions and other factors, while oil prices will be predominantly influenced by global supply and demand. The aggregate amount of crude oil and gas produced may fluctuate based on the success of development and exploitation of oil and gas reserves pursuant to current reservoir management. We benefit from lower natural gas prices as we are a consumer of natural gas in our California operations.  The cost of natural gas used in our steaming operations, production rates, labor, equipment costs, maintenance expenses, and production taxes are expected to be the principal influences on operating costs. Accordingly, our results of operations may fluctuate from period to period based on the foregoing principal factors, among others.

Minerals

Our minerals business primarily consists of holding two major minerals assets in the State of Alaska, which we refer to as the Richardson and Shorty Creek properties, respectively. Select Resources holds title to these properties and related mining claims, both through direct ownership and through leasing arrangements.  In the past, we have generated revenues from pilot-scale mining projects and subcontracting exploration and business development projects.  However, these precious metal properties will require substantial investment to discover and delineate sufficient mineral resources to justify any future commercial development.  To date, we have realized no significant revenue from our mineral properties in Alaska and cannot predict when, if ever, we may see significant returns from our precious metal investments.  Precious metals mining is highly labor- and capital-intensive; therefore, the cost of labor and equipment, maintenance expenses, royalties, and production taxes are expected to be the principal influences on our operating costs in this segment.

Results of Operations

For The Three Months Ended March 31, 2011, Compared With The Three Months Ended March 31, 2010

Consolidated

For the quarter ended March 31, 2011, total revenues were $0.7 million, compared with $1.2 million in the first quarter of 2010, a decrease of $0.5 million. The decrease in total revenues between the two periods resulted from a gain on sale of asset of $0.6 million in the first quarter of 2010, offset by an increase of $0.1 million in the sale of oil and gas in the first quarter of 2011.  Total costs and expenses for the first quarter of 2011 were $3.2 million, compared with $3.4 million in the first quarter of 2010, a decrease of $0.2 million.  The decrease was attributable to reductions in mining exploration expenses, interest expense, depreciation, depletion and amortization, and warrant expense, offset by an increase in general and administrative, attributable to higher legal expenses and capital formation fees incurred in the first quarter of 2011, partially offset by lower total salary and benefits expense.  We experienced a net loss of $2.5 million in the first quarter of 2011, compared to a net loss of $2.2 million in the first quarter of 2010, an increase of $0.3 million.  The lower net loss in the first quarter of 2010 was attributable to the gain on sale of asset of $0.6 million that quarter, as well as, an impairment loss of $0.4 million in the first quarter of 2011.

Revenues

We identify segment revenue by the business or service provided.  We also allocate interest income and gain on sale of asset to each reportable segment.  Non-segmented revenues are primarily derived from partnership income in partnerships in which we have less than a 51% ownership.  To measure the segment’s operating income or loss, we allocate costs and expenses in the same manner as revenue; however, all items that are general and administrative in nature and are not directly traceable to a segment, are considered non-segmented expenses.

The following table sets forth our revenues and changes in revenues by segment for the first quarters of 2011 and 2010, in millions of U.S. Dollars:

	For The Three Months Ended March 31,		Increase
	2011	2010	(Decrease)	Change (%)
Revenues
Oil and Gas Operations	$0.70	$1.20	$(0.50)	-41.67%
Minerals	$-	$-	$-	0.00%
Non-Segmented Items	$-	$-	$-	0.00%
Consolidated Revenues:	$0.70	$1.20	$(0.50)	-41.67%

Net Loss

The following table sets forth our net loss and changes in net loss by segment in the first quarters of 2011 and 2010, in millions of U.S. Dollars:

	For The Three Months Ended March 31,		Increase
	2011	2010	(Decrease)	Change (%)
Results of Operations
Oil and Gas Operations	$(0.30)	$0.60	$(0.90)	-150.00%
Minerals	$(0.10)	$(0.20)	$0.10	-50.00%
Non-Segmented Items	$(2.10)	$(2.60)	$0.50	-19.23%
Net Loss	$(2.50)	$(2.20)	$(0.30)	13.64%

Costs and Expenses

For the first quarter of 2011, mining exploration expenses were $0.1 million less than during the same period in 2010.  The reduction in expense was a result of the sale of the Admiral Calder calcium carbonate quarry in Alaska in December 2010 and reduced activity in Select Resources during the quarter.

Despite increased production volumes and revenues, production costs were basically unchanged for the first quarters of 2011 and 2010 at $0.4 million.

General and administrative expenses were $2.1 million for the three months ended March 31, 2011, compared with $1.5 million for the three months ended March 31, 2010; an increase of $0.6 million.  The increase in general and administrative expenses between the comparable quarters was primarily attributable to higher legal expenses and capital formation fees incurred during the first quarter of 2011, partially offset by lower total salary and benefits expense, versus the same period in 2010.

First quarter 2011 warrant expense decreased by $1.1 million from the first quarter of 2010.  The first quarter 2010 expense was attributable to the issuance of 700,000 warrants to our former Chairman of the Board of Directors and Chief Executive Officer to purchase Tri-Valley Corporation common shares, as provided in his Executive Agreement and Release (“Executive Agreement and Release”) with the Company.   See Exhibit 10.4, Executive Retirement Agreement and General Release with F. Lynn Blystone, in the Company’s Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 29, 2010, for additional discussion.

Impairment loss for the three months ended March 31, 2011, increased $0.4 million over the same period in 2010.  This increase was attributable to the write down of expired leases.

Oil and Gas Operations

Revenues from Oil and Gas Operations in the first quarter of 2011 were $0.7 million, compared with $1.2 million in the first quarter of 2010.  The decrease of $0.5 million was primarily due to a $0.6 million gain on the sale of asset recorded in the first quarter of 2010, partially offset with an increase in oil and gas revenues of $0.1 million in the first quarter of 2011.  We expect that revenues from Oil and Gas Operations will steadily increase as a result of both increasing production and improved pricing, and that the operating income of this segment will continue to improve throughout 2011.  Oil and Gas Operations was our only operating segment to generate revenues during the first three months of 2011.

Oil and Gas Operations had a net loss of $0.3 million for the three months ended March 31, 2011, versus a net income of $0.6 million for the same period in 2010.  The decrease in operating income between the two quarters of $0.9 million was primarily attributable to the $0.6 million gain on sale of asset recorded in the first quarter of 2010, offset by an increase of $0.1 million in sale of oil and gas and an impairment loss of $0.4 million recorded in the first quarter of 2011.

We continue to focus development on our Pleasant Valley Oil Sands Project near Oxnard, California, and on our Claflin project in the Edison Oil Field, located east of Bakersfield, California.

Minerals

During the first quarter of 2011, the daily average price of gold fluctuated from a low of $1,319 per ounce to a high of $1,447 per ounce, averaging $1,386 per ounce for the quarter.  The price of gold rose approximately 2.4% during the first three months of 2011, as global investors continued to focus on precious metals for portfolio diversification amid signs of deteriorating sovereign debt conditions in Europe and in the United States.  We continue to maintain a strong focus on monetizing both of our gold exploration properties in the State of Alaska.

Non-Segmented Items

Non-Segmented revenues are primarily derived from partnership income in partnerships in which we have less than a 51% ownership.  To measure the segment’s operating income or loss, we allocate costs and expenses in the same manner as revenue; however, all items that are general and administrative in nature and are not directly traceable to a segment, are considered non-segmented expenses.  Non-segmented expenses decreased from $2.6 million in the first three months of 2010 to $2.1 million in the first three months of 2011, a decrease of $0.5 million.  The decrease was mainly attributable to substantially lower warrant expense for the first three months of 2011, compared with the same period in 2010, offset by increased general and administrative expense during the first quarter of 2011.

Years Ended December 31, 2010, 2009 and 2008

We lost approximately $13.5 million in 2010 compared with net losses of $10.7 million in 2009 and $14.2 million in 2008.  Total revenue was $4.9 million in 2010 compared with total revenue of $1.4 million in 2009 and $8.1 million in 2008.

Revenues

 We identify reportable operating segments by the business or service provided.  We include revenues from external customers as well as revenues from transactions with other operating segments in its measure of segment profit or loss.  We also allocate interest revenue and expense, DD&A, and other operating expenses in its measure of segment profit or loss.

 The following table sets forth our revenues by operating segment for 2010, 2009, and 2008 in thousands of U.S. Dollars:

	2010		2009		2008
	$	%	$	%	$	%
Oil and Gas
Sales	1,757	36%	1,036	72%	3,759	46%
Partnership Income	9	0%	30	2%	-	0%
Total Oil and Gas Revenues	1,766	36%	1,066	74%	3,759	46%

Rig Operations	-	0%	-	0%	1,451	18%

Minerals	-	0%	47	3%	142	2%

Drilling and Development	-	0%	-	0%	2,589	32%

Non-Segmented Items (Interest and Other)	3,104	64%	335	23%	184	2%

Total Revenue	4,870	100%	$1,448	100%	8,125	100%

Oil and Gas includes our share of revenues from crude oil and natural gas wells, on which TVOG serves as operator.  It also includes revenues, as well as, interest revenue attributable to our crude oil and natural gas operations, which we include in interest income on the Statement of Operations.

In 2010, total oil and gas revenues increased 65.6% from 2009.  The increase of $0.7 million in crude oil revenue was attributable to higher oil prices combined with increased production and an increase in revenue due to production at our Claflin property.

In 2009, total oil and gas revenues decreased by 71.6% from 2008.  The decrease of $2.7 million in crude oil revenue primarily resulted from halts in production during the second quarter at our Pleasant Valley property.

In 2008, a significant source of revenue for us had been crude oil and natural gas drilling and development.  There was no drilling and development revenue for 2010 and for 2009, given no drilling activity during those years.  Revenues from our drilling and development segment were $2.6 million in 2008.  This resulted from a decrease in the number of wells drilled in 2008.

There were no operating revenues from Minerals during 2010.  Minerals revenue declined by 67% in 2009 compared with 2008.  In 2008, the Minerals segment revenue was $0.1 million for consulting services performed.

Costs and Expenses

The following table sets forth our operating costs and expenses in thousands of U.S. Dollars:

	2010	2009	2008
Oil and Gas Operations	1,504	2,634	2,828
Rig Operations	494	442	1,424
Minerals	264	247	371
Drilling and Development	-	63	1,815
Non-Segmented Items (G&A, Stock Options Expense
Investment and Other)	16,123	8,724	16,165
Total Costs and Expenses:	$18,385	$12,110	$22,603

Total costs and expenses were $18.4 million for the year ended December 31, 2010, compared with $12.1 million for the previous year.  The increase of $6.3 million versus 2009 was primarily attributable to non-cash warrant expense of $7.4 million, incurred as a result of warrants issued to retiring employees and to institutional investors during our April 2010 financing transaction.

Total costs and expenses were $12.1 million for the year ended December 31, 2009, compared with $22.6 million for the year ended December 31, 2008.  This reduction was primarily attributable to a decrease in expenses in Rig Operations and in drilling and development.

Oil and Gas Operations costs and expenses during 2010 were $1.5 million compared with $2.6 million in 2009.  The decrease of $1.1 million was due to a decrease in total salary expenses and an overall reduction in operating costs. Oil and Gas Operations costs and expenses for the year ended December 31, 2009, at $2.6 million were comparable with $2.8 million for the year ended December 31, 2008.

Costs and expenses associated with Rig Operations during 2010 were again primarily due to depreciation.  Our sole rig remained idle during both 2010 and 2009, while we pursued its disposition.  Rig Operations costs and expenses decreased $1.0 million during 2009 compared with the year ended December 31, 2008, as a result of reduced activity.

Minerals costs and expenses effectively remained unchanged from 2009 to 2010.  Costs and expenses for minerals decreased by $0.1 million from 2008 to 2009.

There were no Drilling and Development costs and expenses in 2010 as a result of lack of activity in this operating segment during the year.  In 2009, Drilling and Development costs and expenses decreased by $1.8 million from 2008 levels, as activity was halted during the year, and the main component comprising costs and expenses was depreciation.

Non-Segmented Items

The largest component of Non-Segmented Items costs and expenses was general & administrative expense for both 2010 and 2009.  For the year ended December 31, 2010, Non-Segmented Items costs and expenses totaled $16.1 million versus $8.7 million for the previous year.  The $7.4 million increase between the two reporting periods was attributable to non-cash warrant expense in 2010.    For the year ended December 31, 2009, Non-Segmented Items costs and expenses were $7.4 million lower than during the year ended December 31, 2008, as a result of decreased activity during fiscal year 2009.

Interest expense for 2010 was $0.3 million versus $0.2 million for 2009.  The slight increase in Interest expense for 2010 was due to the payoff of the note with Sealaska Corporation related to the sale of our Admiral Calder calcium carbonate quarry in December 2010.  Interest expense for 2009 and 2008 was effectively unchanged at $0.2 million each year.

Total Operating Loss from Continuing Operations by Segment

The following table summarizes our total operating loss from continuing operations by segment in thousands of U.S. Dollars:

	2010	2009	2008
Oil and Gas	253	(1,568)	931
Rig Operations	(494)	(442)	27
Minerals	(264)	(200)	(229)
Drilling and Development	-	(63)	774
Non-Segmented Items (G&A, Stock Options Expense
Investment and Other)	(13,010)	(8,388)	(15,712)
Total Operating Income (Loss)	$(13,515)	$(10,661)	$(14,209)

Financial Condition, Capital Resources, and Liquidity

Total current assets were $6.8 million at March 31, 2011, $1.4 million higher than at year-end 2010.  Cash at March 31, 2011, was $1.0 million higher than at year-end 2010, primarily as a result of sales of our common stock during the second half of March 2011.   Accounts receivable - trade at March 31, 2011, increased by $0.2 million over the balance at December 31, 2010.  This increase between the reporting periods resulted from of both higher production volumes and higher oil prices.  Prepaid expenses at March 31, 2011, increased by $0.1 million from year-end 2010, as a result of higher advanced royalty payments.  Total property and equipment - net decreased by $0.4 million from year-end 2010, as a result of the impairment loss incurred for expired leases and scheduled depreciation.  This decrease was offset by $0.2 million in capital expenditures.  Total current liabilities decreased by $1.8 million during the first quarter of 2011 from December 31, 2010.  The decrease was attributable to pay downs in trade accounts payable, combined with decreased overall vendor activity during the first quarter of 2011.

Cash at December 31, 2010, was $0.6 million, a $0.3 million increase from 2009.  The increase in cash from 2009 to 2010 was due primarily to sales of equipment.  Proved properties increased from $0.02 million in 2009 to $1.2 million in 2010, as a result of our reactivation of existing wells at our Claflin property.  Unproved properties increased $0.2 million from 2009 to 2010 as a result of our asset retirement obligation calculation for 2010.  The net value of our Rig decreased from $1.1 million in 2009 to $0.9 million in 2010 as a result of depreciation.  Accounts receivable TVOG production accrual increased from $0.03 million in 2009 to $0.2 million in 2010 due to increased production combined with higher prices for our crude oil and an increased share in revenues.  There were no accounts receivable – trade at year end 2010.

Accounts receivable from joint venture partners consist of costs to develop and operate wells on behalf of the joint venture partners, less advances received from those partners.  The total current and long-term balances for accounts receivable from joint venture partners increased from $1.4 million in 2009 to $6.3 million in 2010.  The total increase in these assets of $4.9 million from 2009 to 2010 was primarily due to the conversion of Company payables of approximately $3.5 million to some former partners in Great Valley Production Services, LLC, to the Company’s Series A Preferred Shares during the second half of 2010.  See “Note 11 – Commitments and Contingencies” to our consolidated financial statements elsewhere in this prospectus for additional discussion.

Long-term portion of notes payable decreased $1.0 million from 2009 to 2010 primarily due to repayment of our note to Sealaska Corporation as part of the sale of our Admiral Calder calcium carbonate quarry in December 2010.  See “Note 4 – Notes Payable” to our consolidated financial statements elsewhere in this prospectus for additional discussion for additional information.

Trade – accounts payable and accrued expenses increased $1.8 million from year end 2009 to year end 2010 as a result of increased activity during 2010 at our Claflin project.

Total stockholders’ equity increased $4.7 million from December 31, 2009, to $6.2 million at December 31, 2010.  This increase was the result of additional net equity proceeds raised during fiscal year 2010 and to the conversion of Company obligations due some former Great Valley Production Services, LLC, partners to the Company’s Series A Preferred Shares.

Operating Activities

Net cash used in operating activities was $4.2 million for the three months ended March 31, 2011, compared with $0.9 million for the same reporting period in 2010.  The increase in net cash used in operating activities between the two reporting periods was due primarily attributable to our net loss, a reduction in trade accounts payable, an increase in total accounts receivable, and an increase in total other assets.

Net cash used by operating activities was $9.9 million in 2010 compared with $2.7 million in 2009.  Net loss increased from $10.7 million in 2009 to $13.5 million in 2010.  The increase of $2.9 million in net loss was primarily related to non-cash warrant expense of $7.4 million, partially offset by gain on sale of property of $3.0 million. Net cash used by operating activities was $2.7 million in 2009, compared with $17.1 million in 2008.  Net loss decreased from $14.2 million in 2008 to $10.7 million in 2009.  The decrease in net loss from 2008 to 2009 was related primarily to the impairment of proved properties and rig in the prior year. Stock option issuance expense decreased from $0.7 million in 2008 to $0.5 million in 2009 and to $0.4 million in 2010.

In 2010, $0.9 million was provided by an increase in accounts payable as compared with an increase of $3.0 million in 2009.  Offsetting the increase in accounts payable was an increase of $2.0 million in total accounts receivable from joint venture partners – net in 2010.  Had the Company netted accounts receivable from joint venture partners against accounts payable to joint venture partners in 2009, the equivalent net figure would have been an increase in accounts payable to joint venture partners – net of $1.6 million.  The 2009 significant increase in accounts payable was due to a low cash balance, resulting from increased lease operating activities and reduced financing.

Investing Activities

Net cash used by investing activities was $0.2 million for the first three months of 2011, compared with net cash provided by investing activities of $0.6 million for the same reporting period in 2010.  During the first quarter of 2011, proceeds from the sale of property were minimal as compared to the first quarter of 2010, when we received $0.7 million from the sale of a steam generator.  Capital expenditures for well maintenance and improvements remained basically unchanged at $0.2 million.

Net cash provided by investing activities in 2010 was $5.5 million versus net cash used by investing activities in 2009 of $3.2 million.  Of the $5.5 million, $6.9 million represented proceeds from the sale of property, partially offset by capital expenditures of $1.4 million, primarily at our Claflin property.  In 2009, net cash used by investing activities was $3.2 million compared with $0.3 million in 2008.  During 2009, $3.3 million was used to purchase the outside third-party interest in Great Valley Production Services, LLC. Expenditures for capital equipment were $0.5 million in 2009, compared with $7.3 million in 2008.  The decrease was due to a reduction in capital spending at our Pleasant Valley project.

Financing Activities

Net cash provided by financing activities during the first quarter of 2011 was $5.4 million, as compared with $0.3 million for the same quarter in 2010.  The difference of $5.1 million between the two reporting periods was attributable to sales of our common stock during the first quarter of 2011.

Net cash provided by financing activities was $4.7 million in 2010 versus $4.2 million in 2009.  Net proceeds from the issuance of common stock during 2010 were $6.0 million as compared with $4.6 million in 2009.  Principal payments on long-term debt increased $0.9 million over the comparable amount in 2009, primarily due to the payoff of the note payable to Sealaska Corporation in connection with the sale of our Admiral Calder calcium carbonate property in December 2010. Net cash provided by financing activities was $4.2 million in 2009, compared with $11.7 million for the period ending December 31, 2008. Principal payments on long-term debt used $0.4 million in 2009, compared with $0.5 million in 2008.  Net proceeds from the sale of minority interest in Great Valley Production Services, LLC, were zero in 2009, compared with $3.6 million in 2008.  Net proceeds from the issuance of common stock and stock options were $4.6 million in 2009 versus $8.6 million in 2008.

Liquidity and Capital Resources

The recoverability of our crude oil and natural gas reserves depends on future events, including obtaining adequate financing for our exploration and development program, successfully completing our planned drilling program, and achieving a level of operating revenues that is sufficient to support our cost structure.  Our cash balance at March 31, 2011, was $1.6 million, an increase of $1.0 million from our 2010 year-end cash balance.

Total current liabilities decreased $1.8 million from year-end 2010 to March 31, 2011, while current assets increased $1.4 million between the comparable periods to $6.8 million at the end of the first quarter of 2011.  A majority of the increase in current assets between the two periods was comprised of an increase of $1.0 million in cash. Total current liabilities increased $0.6 million from year end 2009 to year end 2010, while current assets increased $3.5 million between the comparable periods to $5.4 million at December 31, 2010.  A majority of the increase in current assets between the two periods was comprised of an increase of $2.5 million in accounts receivable from joint venture partners – net.   Our accounts receivable from joint venture partners – net are collateralized for collectability by the joint venture partners’ interests.

We have not yet achieved profitability, and thus, we remain dependent upon raising additional capital to cover a substantial portion of our operating and general and administrative expenses, as well as, capital requirements for 2011.

In December 2009 and again in July 2010, we engaged the services of Roth Capital Partners, LLC, an investment banking firm, to act as our financial advisor.  On April 6, 2010, we executed a Securities Purchase Agreement with a group of institutional investors to purchase $5.0 million of our common stock and warrants to purchase common stock in a registered direct offering of securities.  For additional information regarding the transaction, please refer to our Forms 8-K/A and 8-K, filed with the SEC on April 7, 2010, and April 6, 2010, respectively, which summaries are incorporated herein by reference.  This transaction marked a milestone in our history as its first sale of registered securities from an effective SEC Form S-3 shelf registration for financing.

On October 22, 2010, and again on February 3, 2011, we entered into Sales Agreements with C. K. Cooper & Company (“CKCC”), an investment banking firm, under which we issued and sold shares of our common stock for consideration of up to $3.0 million under each agreement, from time to time in an at-the-market, or ATM, equity offering program, with CKCC acting as our agent.  Sales of our common stock under the ATM programs depended upon market conditions and other factors determined by us and were made in negotiated transactions or transactions that were deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE Amex, LLC.  We concluded our first ATM equity offering program on February 9, 2011, through which, in the aggregate, 6,002,399 shares of common stock had been sold, resulting in gross proceeds of $2,999,610, and net proceeds of $2,849,630, after deducting placement agent commissions and offering expenses.  We concluded our second ATM equity offering program on March 30, 2011, through which, in the aggregate, 6,249,824 shares of our common stock had been sold, resulting in gross proceeds of $2,999,684, and net proceeds of $2,849,699, after deducting placement agent commissions and offering expenses. A summary of the October 22, 2010 Sales Agreement and ATM offering program was set forth in our Current Report on Form 8-K dated October 22, 2010, which summary is incorporated herein by this reference.  A summary of the February 3, 2011 Sales Agreement and ATM equity offering program was set forth in our Current Report on Form 8-K dated February 4, 2011, which summary is incorporated herein by this reference.

Certain factors, such as the economic climate and interest rates, which directly affect the supply of capital, are beyond our control.  As a result, we may not be able to obtain additional financing if required, or even if we were to obtain any financing, it may contain burdensome restrictions on our business, in the case of debt financing, or result in significant dilution, in the case of equity financing.  We also continue to maintain a strong focus on monetizing one or more of our gold exploration properties in the State of Alaska.  However, our ability to successfully develop our mineral exploration business in Alaska depends, in large part, on our ability to develop and maintain effective working relationships with industry participants, joint venture partners and other investors.  We may not be able to establish these strategic or joint venture relationships, or if established, we may choose the wrong partner or we may not be able to maintain them.

As such, unless we are successful in our initiatives to generate liquidity and raise capital, the foregoing conditions and uncertainties raise substantial doubt about our ability to continue as a going concern.

Related Party Transactions

 For a description of our related party transactions, see the “Certain Relationships and Related Party Transactions” section of this prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  “Note 2 – Summary of Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus contains a comprehensive discussion of our significant accounting policies. Critical accounting policies are those that may have a material impact on our financial statements and also require management to exercise significant judgment due to a high degree of uncertainty at the time the estimate is made. Our senior management has discussed the development and selection of our accounting policies, related accounting estimates and disclosures with the Audit Committee of our Board of Directors.

 Preparation of our consolidated financial statements under GAAP requires management to make estimates and assumptions that affect reported assets, liabilities, revenues, expenses, and some narrative disclosures. The estimates that are most critical to our consolidated financial statements involve oil and gas reserves, impairment of oil and gas properties, and calculation of an asset retirement obligation.

 Oil and Gas Reserves. Estimates of our proved crude oil and gas reserves are prepared in accordance with GAAP and SEC guidelines and were based on evaluations prepared by independent petroleum engineers with respect to our properties. The accuracy of a reserve report estimate is a function of:

●	The quality and quantity of available data;

●	The interpretation of that data;

●	The accuracy of various mandated economic assumptions; and

●	The judgment of the persons preparing the estimate.

Because these estimates depend on many assumptions, all of which may substantially differ from actual future results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

It should not be assumed that the present value of future net cash flows included herein as of December 31, 2010, is the current market value of our estimated proved reserves.  Changes in crude oil and gas prices can cause revisions in our estimates if the sales price on which reserves are based makes it uneconomical to continue producing the reserves based on our current production costs.  In 2008, our average and year-end price received for natural gas was significantly higher than our average production costs, and it appeared unlikely that natural gas prices would fall far enough to result in an impairment based on historic prices.  However, a significant fall in the price of crude oil in 2008 caused a reduction in our crude oil reserves and resulted in recording an impairment expense as discussed below.  Because of the 2008 impairment of crude oil reserves to a value of zero, no further reduction was possible. Estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which we record depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of our assessment of its crude oil and natural gas producing properties for impairment.

Impairment of Proved Crude Oil and Natural Gas Properties.  We review our long-lived proved properties, consisting of crude oil and natural gas reserves, at least annually and record impairments to those properties, whenever management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Proved crude oil and natural gas properties are reviewed for impairment by depletable field pool, which is the lowest level at which depletion of proved properties is calculated. Management assesses whether or not an impairment provision is necessary based upon its outlook for future commodity prices and net cash flows that may be generated by the properties. We determine that a property is impaired when prices being paid for crude oil or natural gas no longer make drilling or continued production profitable on that property.  A dramatic price decrease in crude oil and natural gas prices during the second half of 2008 required us to impair reserves and record an impairment expense of $4.8 million for the year for proved properties. Price increases in prior years did reduce the instances where impairment of reserves appeared to be required.  However, we did record impairment expense of $4.8 million in 2008, as a result of reducing potential future recoverable reserves.  These assets are expected to remain impaired.  We do not currently expect that changes in the price of natural gas would result in impairment of our natural gas properties because our production costs are significantly less than historic market prices.  However, if natural gas prices in Northern California fall below our historic production costs of $1.50 to $1.60 per mcf, more of our proved developed reserves could become impaired.  This, in turn, would reduce our estimates of future revenue, our proved reserve estimates, and our profitability.

Other Significant Accounting Policies

Successful Efforts Method of Accounting.   We utilize the successful efforts method of accounting for crude oil and natural gas activities, as opposed to the alternate acceptable full cost method. In general, we believe that, during periods of active exploration, net assets and net income are more conservatively measured under the successful efforts method of accounting for crude oil and natural gas producing activities than under the full cost method. The critical difference between the successful efforts method of accounting and the full cost method of accounting is as follows: Under the successful efforts method, exploratory dry holes and geological and geophysical exploration costs are charged against earnings during the periods in which they occur; whereas, under the full cost method of accounting, such costs and expenses are capitalized as assets, pooled with the costs of successful wells, and charged against the earnings of future periods as a component of depletion expense.

Stock-Based Compensation.  We adopted ASC 718, Stock Compensation, to account for our 2005 Stock Option Plan, beginning January 1, 2006. This standard requires us to measure the cost of employee services received in exchange for an award of equity instruments, based on the grant date fair value of the award. The modified prospective method was selected.  Under this method, we recognized stock option compensation expense as if we had applied the fair value method to account for unvested stock options from the original effective date. Stock option compensation expense was recognized from the date of grant to the vesting date. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model that used the following assumptions:  Expected volatilities were based on the historical volatility of our stock; we used historical data to estimate option exercises and employee terminations within the valuation model; the expected term of options granted was based on historical exercise behavior and represented the period of time that options granted were expected to be outstanding.  We used this methodology for valuing the stock option grants issued during 2010; the risk-free rate for periods within the contractual life of the option was based on U.S. Treasury rates in effect at the time of grant.

Deferred Tax Asset Valuation Allowance. We adopted ASC 740, to account for income taxes.  We maintain a valuation allowance against our deferred tax assets, which result from net operating losses and statutory depletion carry forwards from prior years. ASC 740, Income Taxes, requires that we continually assess both positive and negative evidence to determine whether it is more likely than not that the deferred tax asset can be realized prior to its expiration.  Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not.  Additionally, our federal and state income tax returns are generally not filed before the financial statements are prepared.  Therefore, we estimate the tax basis of our assets and liabilities at the end of each calendar year, as well as, the effects of tax rate changes, tax credits, and tax credit carry forwards.  Due to uncertainties involved with tax matters, the future effective tax rate may vary significantly from the estimated current year effective tax rate.  ASC 740 clarifies the accounting for income taxes by prescribing the minimum recognition threshold as an uncertain tax position is required to meet before tax benefits associated with such uncertain tax positions are recognized in the financial statements.  As of December 31, 2010, we had concluded that, more likely than not, we will not realize our gross deferred tax asset position, after giving consideration to relevant facts and circumstances. See “Note 7 – Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

We will continue to monitor company-specific, crude oil and natural gas industry economic factors and will reassess the likelihood that our net operating loss and statutory depletion carry forwards will be utilized prior to their expiration.

Commitments and Contingencies.  We adopted ASC 450, to account for commitments and contingencies. We make judgments and estimates regarding possible liabilities for litigation and environmental remediation on a quarterly basis.  Management’s judgment is based on the advice and opinions of legal counsel and other advisers and the interpretation of laws and regulations, which can be interpreted differently by regulators or courts of the law. In accordance with ASC 450, a liability is recorded for these types of contingencies if we determine the loss to be both probable and reasonably estimated.  A change in estimate could impact our oil and gas operating costs and the liability, if applicable, recorded on our balance sheet.  See “Note 11 - Commitments and Contingencies, Contractual Obligations and Contingent Liabilities and Commitments” to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

Accounting for Oil and Gas Producing Activities

Revenue Recognition.  Crude oil and natural gas revenues from producing wells are recognized when title and risk of loss is transferred to the purchaser of the crude oil or natural gas.

Accounting for Suspended Well Costs.  We adopted FASB ASC Topic 932 to account for oil and gas production.  Under this guidance, management is required to expense the capitalized costs of drilling an exploratory well if proved reserves are not found, unless reserves are found and the enterprise is making sufficient progress on assessing the reserves and the economic and operating viability of the project.

Oil and Gas Production.  We sells our production at the daily spot price.   Because we expected natural gas prices to hold steady, we sold 100% of our production on the spot market in 2010.  Thus, a drop in the price of natural gas in 2011 could possibly have a greater impact on us than if we entered into some fixed price contracts for sale of future production.

Our proved hydrocarbon reserves were valued using a standardized measure of discounted future net cash flows of $51.4 million at December 31, 2010; $44.2 million at December 31, 2009; and $1.7 million at December 31, 2008, after taking into account a 10% discount rate and also taking into consideration the effect of income tax.  Higher future production costs in the 2010 standardized measure were due to higher future costs at our Claflin property, based upon costs from current pilot production operations.  Based upon analogous operations and industry experience, future production costs at Claflin are expected to decrease as new wells are drilled, facilities are upgraded, and production volumes increase.

Accounting for Rig Operations

In 2006, we created two new subsidiaries, Great Valley Production Services, LLC, and Great Valley Drilling Company, LLC.   At year-end 2010, both companies were merged into Tri-Valley Corporation to eliminate costs associated with maintaining those inactive entities. Our sole drilling rig remains idle, and we continue to explore its disposition.

Accounting for Mining Activity

Precious Metals

In 2010, the daily average price of gold fluctuated from a low of $1,058.00 to a high of $1,421.00, averaging $1,224.52 for the year. The price of gold rose more than 25% during 2010, as market anticipation of further quantitative easing in the U.S. undermined the U.S. Dollar and prompted investors to buy gold as a hedge against further currency depreciation.  We continue to maintain a strong focus on monetization of our gold exploration properties in the State of Alaska.

Industrial Minerals

On December 21, 2010, Select Resources entered into a definitive agreement with Columbia River Carbonates of Woodland, WA, for the sale of its Admiral Calder calcium carbonate quarry located on Prince of Wales Island in Alaska.  The total purchase price was $2.5 million, structured in an all-cash transaction.  The sales agreement contained standard terms and conditions, including representations and warranties from Select Resources, that are common in the mining industry.  The transaction closed on December 23, 2010, and was an important milestone as the first step in our previously-announced strategy to monetize our mineral assets in Alaska.  We purchased the quarry in 2005 for $3.0 million.

 Quantitative and Qualitative Disclosures About Market Risk

All of our cash is held in non-interest bearing accounts, which are fully insured by the Federal Deposit Insurance Corporation.

Our financial condition, results of operations, and capital resources are highly dependent upon the prevailing market prices of, and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. We cannot predict future crude oil and natural gas prices with any degree of certainty. Sustained declines in crude oil and natural gas prices may adversely affect our financial condition and results of operations and may also reduce the amount of net crude oil and natural gas reserves that we can produce economically.  We do not engage in hedging activities, nor do we employ commodity futures or forward contracts in our cash management function.

BUSINESS

Overview

We are an oil and natural gas exploration and production company with operations in California. We focus our business on the acquisition, exploration, development, exploitation and production of crude oil and natural gas.  In addition to our oil and natural gas operations, we also have two exploration stage precious metals properties in Alaska. The majority of our revenue is derived from oil and gas production.

We were first incorporated in Delaware in 1971 and changed our name to Tri-Valley Corporation in January 1991. Since our inception we have focused our efforts on developing properties.

We were incorporated in Delaware in September 1971 and changed our name to Tri-Valley Corporation in January 1991. Our executive offices are located at 4550 California Avenue, Suite 600, Bakersfield, California 93309, and our telephone number is (661) 864-0500. The URL of our website is www.tri-valleycorp.com.  The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

Operations

Overview

Our business is divided into two segments: oil and gas operations and minerals.  Each segment is operated by one of our two principal wholly-owned subsidiaries, TVOG and Select Resources.  TVOG operates our oil and natural gas business segment and is involved in exploring for and producing oil and natural gas in California.  Select Resources operates our minerals segment and holds and maintains two mineral assets in the State of Alaska.

Oil and Gas Operations

Our oil and gas operations primarily consist of exploring and drilling for, and producing and selling, crude oil and natural gas. Our oil and natural gas properties are located in California.  TVOG derives the majority of its revenue from the sale of crude oil and natural gas to a limited number of customers at spot market prices.  Our revenue therefore fluctuates based on changes in the market price for oil and natural gas.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for additional information.

Minerals

Our minerals business primarily consists of holding two major minerals assets in the State of Alaska, which we refer to as the Richardson and Shorty Creek properties, respectively. Select Resources holds title to these properties and related mining claims, both through direct ownership and through leasing arrangements.  These properties are both in development and as such have not yet generated any significant revenues.

Strategic Partnerships

In order to better utilize our properties and our drilling and mining capabilities, we have entered into certain strategic partnerships with other parties.  We plan to continue to explore and evaluate additional strategic partnerships which will help us to better utilize our properties, operations and expertise.

Oil and Gas

As of the date of this prospectus, TVOG and the TVC OPUS 1 Drilling Program, L.P., a limited partnership, which we refer to as the OPUS Partnership, own a 25% and 75% working interest, and a 18.75% and 56.25% net revenue interest, respectively, in four oil and gas leases located in the Oxnard Oil Field in Ventura County, California.  See “Properties” for additional information about out strategic partnership with the OPUS Partnership.

Minerals

We are in the process of locating and evaluating potential strategic partners who would help us better exploit our two mineral assets located in Alaska.

Marketing, Major Customers and Distribution Methods

The market for oil and natural gas is marked by high volatility and widespread fluctuation in demand.  Demand for oil and natural gas is volatile and is subject to wide fluctuations depending on numerous factors beyond our control, including seasonality, economic conditions, foreign imports, political conditions in other energy producing countries, market actions by the Organization of the Petroleum Exporting Countries, or OPEC, and domestic government regulations and policies.

We have a limited number of customers to whom we sell oil and natural gas.  During 2010, we sold all of our crude oil production to Santa Maria Refining Company and to Kern Oil and Refining Co.  With the disposition during 2010 of certain properties held by the OPUS Partnership, crude oil is no longer marketed to Kern Oil and Refining Co. All of our natural gas production during 2010 was sold to DMJ Gas Marketing Consultants, LLC and to the California Energy Exchange Corporation.  The loss of, and failure to replace, any of our customers would adversely affect us.  Despite the limited number of customers we currently sell to, we believe that other customers are readily available in our geographic area.  All of our crude oil and natural gas is sold at spot market prices, and we expect for our sales in 2011 to occur under the same arrangements.

Competition

Oil and Natural Gas

The crude oil and natural gas businesses in which we operate is highly competitive.  Competition is particularly intense to acquire desirable producing properties, to acquire crude oil and natural gas exploration prospects or properties with known reserves, suitable for enhanced development and production efforts, and to hire qualified and experienced human resources.  Our competitors include the major integrated energy companies, as well as numerous independent oil and gas companies, individual proprietors, and drilling programs.  Many of these competitors possess and employ financial and human resources substantially greater than ours. Our competitors may also have a superior capability for evaluating, bidding, and acquiring desirable producing properties and exploration prospects.  Our ability to acquire additional properties and to find and develop reserves in the future will depend on our ability to identify, evaluate, and select suitable properties and to consummate transactions in such a highly competitive environment, in competition with these companies. Additionally, there is intense competition within the oil and gas industry to attract and retain capital available for investments.

The pricing of our crude oil and natural gas is also subject to intense competition.  The actual price range of crude oil is largely established by major crude oil purchasers and commodities trading. Pricing for natural gas is based on regional supply and demand conditions. To this extent, we compete with other oil and natural gas producers to help insure that we receive competitive oil and natural gas prices comparable to other producers in the areas which we operate.

Minerals

We also face significant competition in our minerals business.  Competition is particularly intense to acquire mineral prospects and deposits suitable for exploration and development, to acquire reserves, and to hire qualified and experienced human resources.  Our competitors in mineral property exploration, acquisition, development, and production include the major mining companies in addition to numerous intermediate and junior mining companies, mineral property investors and individual proprietors.  Our competitors may have superior resources and capabilities for evaluating, bidding, acquiring and exploiting desirable properties with desirable deposits and exploration prospects.  Our ability to acquire additional properties and to find and develop deposits of precious metals in the future will depend on our ability to identify, evaluate, and select suitable properties and to consummate transactions in such a highly competitive environment.

Governmental and Environmental Regulation

Oil and natural gas exploration, development, storage, and sales activities are extensively regulated at both the federal and state levels in the United States.  Likewise, the same is true for the exploration, development, and operation of precious metals properties.  Legislation affecting our businesses is under ongoing review for amendment or expansion, frequently increasing the related regulatory burden.  Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations affecting the crude oil, natural gas, and precious metals industries.  Compliance with these rules and regulations is often difficult and costly, and there are substantial penalties for noncompliance.  State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations.  Our operations are also subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment, or otherwise relating to environmental protection.  The heavy regulatory burden on our businesses increases the cost of doing business and, consequently, affects our profitability.  Given the uncertainty of the regulatory environment, we cannot predict the impact of governmental regulation on our financial condition or operating results.

Oil and Natural Gas

The oil and natural gas industry is highly regulated.  Our crude oil and natural gas operations can result in liability under federal, state, and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal.  Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.  Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil, and criminal penalties and, in some cases, injunctive relief for failure to comply. Some laws, rules, and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination.  These laws can render a person or company liable for environmental and natural resource damages, cleanup costs, and, in the case of oil spills, consequential damages without regard to negligence or fault.  In addition, these laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Some of these laws and regulations, including the federal Comprehensive Environmental Response, Compensation and Liability Act (also known as CERCLA or the “Superfund” law), may impose strict liability for environmental damage caused by hazardous wastes released during oil and gas exploration and production activities. As a result, we could become liable for the costs of environmental cleanups, environmental damages and, in some cases, consequential damages, regardless of whether or not there was any negligence or fault on our part. In some cases, regulations may also require oil and gas production levels to be kept at a level that is lower than what would be economically optimal. In other cases, we may be completely prohibited from drilling exploratory or production wells in certain environmentally sensitive areas even if we believe that there are economically viable oil and gas deposits in those areas. If we violate any of these environmental laws or regulations, we could become subject to heavy fines or sanctions and/or be required to incur significant costs for environmental clean up and remediation. In addition, neighboring landowners and other third parties could file claims for personal injury claims or for damage to property or natural resources caused by oil and gas exploration activities.

We believe that we are currently in substantial compliance with all applicable environmental laws and regulations. Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures or earnings.  These laws and regulations have not had a material adverse effect on the Company to date.  However, the laws and regulations governing the oil and gas industry are subject to constant change as environmental issues relating to this industry remain highly politicized. Proposals and proceedings affecting oil and gas exploration activities are periodically presented to the U.S. Congress and federal regulatory bodies, as well as to state legislative and regulatory bodies. We cannot predict when or whether such proposals may become effective. There is no assurance that the future regulatory environment for oil and gas activities will be consistent with the current regulatory environment. We will need to constantly monitor developments in environmental and other laws and regulations applicable to oil and gas activities in order to ensure compliance. There is no assurance that we will be able to meet the costs associated with regulatory compliance in the future.

Minerals

Our precious metals exploration and property development activities in Alaska are highly regulated and subject to various constantly changing federal and state laws and regulations governing the protection of the environment. These laws are becoming more and more restrictive. The environmental protection laws dramatically impact the mining and mineral extraction industries as it pertains to both the use of hazardous materials in the mining and extraction process and from the standpoint of returning the land to a natural look once the mining process is completed. Compliance with federal and state environmental regulations can be expensive and time consuming. These laws and regulations are continually changing, are generally becoming more restrictive, and have the potential to adversely affect our metals exploration and property development activities.

Employees

We had a total of 26 employees on April 30, 2011, of whom 11 employees were located in our Bakersfield, California, headquarters, and 15 employees were assigned to field operations.

Legal Proceedings

Other than ordinary, routine litigation incidental to our business, we were involved in the following material litigation as of March 31, 2011:

Hansen et al. v. Tri-Valley Corporation et al. , No. 56-2010-00373549-CU-OR-VTA, Superior Court, Ventura County, California

On May 11, 2010, plaintiffs filed a quiet title action against us and a group of lessors related to the Scholle family (the “Scholle Heirs”). On July 9, 2010, we and the Scholle Heirs filed a cross-complaint for quiet title.  Our cross-complaint seeks to affirm the validity of the 50% mineral interest owned by the Scholle Heirs and to affirm the validity of our oil and gas leases from the Scholle Heirs (“2009 Scholle Leases”), while plaintiffs’ complaint seeks to extinguish the mineral interest of the Scholle Heirs and to terminate our 2009 Scholle Leases.  We believe that the 2009 Scholle Leases have significant and valuable heavy oil deposits.  If the plaintiffs are successful in terminating the 2009 Scholle Leases, our potential for future development in the Pleasant Valley Oil Sands Project will be significantly impaired.

Lenox v. Tri-Valley Corporation, No. 56-2009-00358492-CU-OR-VTA, Superior Court, Ventura County, California

On September 25, 2009, the lessors of our Lenox and Snodgrass oil and gas leases (“Lenox/Snodgrass Leases”) filed a quiet title action against us.  On February 22, 2011, the quiet title action was resolved by a Settlement Agreement and Release of Claims.  Under the terms of the Settlement Agreement and Release of Claims, the primary term of the Lenox/Snodgrass Leases has been extended by three years until May 1, 2014, and the lessors waived payment of 2009 and 2010 annual surface rentals and minimum royalties, among other matters.  Please see Part II, Item 8. Financial Statements, Note 15 – Subsequent Events, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2010, for additional discussion.

PROPERTIES

Our principal properties consist of proven and unproven crude oil and natural gas properties and mining claims on unproven precious metals properties.

Oil and Gas

The following principal properties are operated by the Company:

Pleasant Valley Oil Sands Project

The Pleasant Valley Oil Sands Project is located in Ventura County, California, in the Oxnard Oil Field where we and the OPUS Partnership own 25% and 75% working interests, and 18.75% and 56.25% net revenue interests, respectively, in four oil and gas leases located in the Oxnard Oil Field.  We are in the early stages of developing and producing heavy oil from the Upper Vaca Tar Formation using thermal oil recovery technology.  Since 2007, we have drilled a total of eight horizontal wells and installed temporary production facilities.  Currently, we are producing heavy oil from the Upper Vaca Tar from seven wells using Cyclic Steam Stimulation, or CSS, and artificial lift on one of the leases which we refer to as the Hunsucker lease.

During 2010, we completed extended steam cycles on six of the seven horizontal wells on the Hunsucker lease, resulting in increased gross production.  As a result of this success, we are completing an extended steam cycle on the remaining well on this lease; and we plan to continue using extended steam cycles on all wells until CSS is replaced in the future by Steam Assisted Gravity Drainage, or SAGD, technology, which will allow higher production rates and higher recovery of original oil in place.

Claflin

The Claflin Project is located in the Racetrack Hill Area of the Edison Field near Bakersfield, California, in Kern County.  Tri-Valley holds a 100% working interest and an 87.5% net revenue interest on this three-parcel leasehold.  In 2010, we started up oil production at four existing wells on the property.  As of April 30, 2011, we have drilled eight new wells on the property. These new wells are part of our overall plan to drill a total of 22 new wells at Claflin during 2011 to convert approximately 2.1 million barrels of net proved undeveloped oil reserves on the property to proved developed and producing status and to increase oil production.

As of the date of this prospectus, we are in the process of completing the installation of well-site production equipment and tie-in of the new wells to existing production facilities at Claflin.  We have commenced an initial steam injection cycle on the first well, and we expect that the new wells will have received an initial steam injection cycle by the end of July 2011.  First oil production is anticipated from some of the new wells by June 2011. Following first production from these new wells, there will be a 90-day evaluation period during which we will analyze the performance of the new wells prior to commencement of the second phase of the Claflin development to complete the remaining 14 new wells by the end of the 2011 fiscal year.

The Company also owns the adjoining Brea lease which will be developed after Claflin development is completed.  We have a 100% working interest and an 83.33% net revenue interest in the Brea property.

All future development at our Pleasant Valley and Claflin properties is subject to the availability of additional capital.

Proved Reserves

We have retained the services of Mr. Leland B. Cecil, P.E., an independent petroleum engineer based in Logan, Utah, to estimate our net share of proved and prospective reserves at December 31, 2010, for all properties except those at Pleasant Valley. AJM Petroleum Consultants of Calgary, Alberta, Canada, were engaged to estimate our net share of proved and prospective reserves at December 31, 2010, for the Pleasant Valley properties due to their extensive experience with CSS and SAGD oil sands projects in Canada.  Proved reserve estimates are classified as either developed or undeveloped reserves.  Prospective reserves are differentiated as probable reserves and possible reserves. The estimates were prepared according to the guidelines established by the SEC and FASB for valuation of crude oil and natural gas reserves.

Proved reserves are those quantities of crude oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.  Projects to extract the hydrocarbons must have commenced, or the operator must be reasonably certain it will commence the projects within a reasonable time.  Proved reserves are further classified as either developed or undeveloped.  Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, and through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.  Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Prospective reserves are differentiated according to reservoir characteristics and exhibited recovery from efforts analogous to the subject properties.  Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.  Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion.  Likewise, probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.  Finally, possible reserves are those additional reserves that are less certain to be recovered than probable reserves.  Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain.  Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.  Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

Engineering estimates of the quantities of proved reserves are inherently imprecise and represent only approximate amounts because of the judgments involved in developing such information.

Our estimated future net recoverable crude oil and natural gas reserves as of December 31, 2010, 2009, and 2008, were as follows:

Year Ending		BBL	MCF
		Crude Oil	Natural Gas
December 31, 2010	Developed	316,333	41,256
	Undeveloped	2,738,503	0
	Net Proved	3,054,836	41,256

	Probable	2,433,311	0
	Possible	4,464,000	357,906
	Net Prospective	6,897,311	357,906

December 31, 2009	Developed	282,271	395,252
	Undeveloped	2,738,439	0
	Net Proved	3,020,710	395,252

	Probable	760,000	0
	Possible	6,045,425	42,008
	Net Prospective	6,805,425	42,008

December 31, 2008	Developed	0	695,931
	Undeveloped	0	0
	Net Proved	0	695,931

	Probable	0	0
	Possible	0	0
	Net Prospective	0	0

Economics for determined reserves in 2010 were formulated from market conditions that existed during the twelve months of the year.  Product sale prices were calculated from applicable prices posted on the first day of the calendar months.  Operating expenses were normalized for a twelve-month moving average.  No consideration was given to potential future inflation of either product sale prices or costs relative to future operations.  The present value of projected future net income was calculated at an annual discount rate of 10%.  On this basis, future net revenue to be derived from our proved developed and undeveloped crude oil and natural gas reserves was $62.6 million at December 31, 2010.

Using product sale prices calculated from applicable prices posted on the first day of the calendar months, the estimated present value of the future net revenue to be derived from our proved developed and undeveloped crude oil and natural gas reserves, discounted at 10%, was $46.7 million at December 31, 2009.  Using year-end crude oil and natural gas prices and prevailing levels of lease operating expenses, the estimated present value of the future net revenue to be derived from our proved developed and undeveloped crude oil and natural gas reserves, discounted at 10%, was $1.6 million at December 31, 2008.  The precipitous drop in crude oil reported reserves at the end of 2008 was due to the collapse of crude oil prices in the second half of 2008.  This resulted in the proved producing reserves on our producing oil wells at the time to be written down to zero in the reserve report.

The unaudited supplemental information attached to the Consolidated Financial Statements provides more information on crude oil and natural gas reserves and estimated values. The following table sets forth the net quantities of natural gas and crude oil that we produced during:

	The Year Ended December 31,

	2010	2009	2008
Natural Gas (MCF)	30,247	32,076	102,070
Crude Oil (BBL)	25,796	21,092	26,299

The following table sets forth our average sales price and average production (lifting) cost per unit of crude oil and natural gas produced during:

	Year Ended December 31,

	2010		2009		2008
	Gas (MCF)	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)	Oil (BBL)
Sales Price	$2.95	$64.64	$3.55	$35.74	$8.07	$90.10
Production Costs	$2.96	$54.96	$2.91	$69.68	$1.67	$37.45
Net Profit	$(0.01)	$9.68	$0.64	$(33.94)	$6.40	$52.65

As of December 31, 2010, we had the following gross and net positions in wells and producing acreage:

Wells (1)		Acres (2)
Gross	Net	Gross	Net
57	23.19	4,113	1,326

All of our producing wells and acres where we have a working interest are located within California.

(1)
"Gross" wells represent the total number of producing wells in which we have a working interest.  "Net" wells represent the number of gross producing wells multiplied by the percentages of the working interests which we own.  "Net wells" recognizes only those wells in which we hold an earned working interest.  Working interests earned at payout have not been included.

(2)	"Gross" acres represent the total acres in which we have a working interest. "Net" acres represent the aggregate of the working interests which we own in the gross acres.

The following table sets forth the number of productive and dry development wells which we drilled during:

	Year Ended December 31,
	2010	2009	2008

Development
Producing	0	0	6
Dry	0	0	0
Total	0	0	6

We drilled no exploratory wells during 2010, 2009, or 2008.

The following table sets forth information regarding undeveloped and producing oil and gas acreage in which we had an interest on December 31, 2010:

State	Gross Acres	Net Acres
California	7,944	4,247

Precious Metals

Our wholly-owned subsidiary, Select Resources Corporation, Inc., holds and maintains two precious metal properties in the State of Alaska.  It held and maintained an industrial minerals property in the State of Alaska until late in the fourth quarter of 2010, at which time the property was sold.  In June 2010, the Board of Directors decided that we should focus on our oil and gas segment and directed management to joint venture, sell, or otherwise dispose of the minerals properties so that capital could be redeployed in our oil and gas projects.

The Richardson and Shorty Creek precious metal properties are exploration stage gold prospects which require additional capital to fully evaluate their gold and minerals potential.  There is no assurance that a commercially-viable mineral deposit exists on either of these precious metal properties.  Current economic conditions point towards continued strength for precious metal prices, and we plan to maintain a strong focus on monetizing these properties.

Our former industrial minerals property, the Admiral Calder Mine, contained over 25 million tons of high grade minable resource in place according to our independent engineering estimates and was partially developed and produced for a short time by the previous owner.  After acquiring the Admiral Calder Mine in 2005, we tried for several years to secure a joint venture partner and/or long-term purchase commitments that would justify a restart of the quarry operations.  However, these business development attempts were not successful, and the property was finally sold in December 2010 to Columbia River Carbonates, a large calcium carbonate producer and processor.

Shorty Creek

The Shorty Creek property is located in the Tolovana District about 65 miles northwest of Fairbanks, Alaska, along the paved, all-weather Elliot Highway that is the principal route used to access the North Slope petroleum production areas.  As of March 31, 2011, the Shorty Creek property consists of 359 State of Alaska mining claims covering 36,080 acres in two groups separated by the Trans-Alaska Pipeline.  Shorty Creek directly offsets, and is on trend with, International Tower Hill’s ongoing exploration drilling program at its Livengood Gold Project, which has, so far, defined 13.3 million ounces of gold (indicated and inferred), using a cut-off of 0.5 grams of gold per ton, according to information in the public domain.

In 2010, independent geological consulting firm, Avalon Development Corporation, performed an evaluation of Shorty Creek and completed an NI 43-101 report, identifying a potentially large porphyry copper, gold, and molybdenum system on the Shorty Creek property.  We believe the Shorty Creek Project porphyry system covers an area approximately eight miles in diameter.  Avalon’s report is based on updated and reinterpreted geological, geochemical, and geophysical data.  Porphyry deposits generally contain large tonnages of copper, molybdenum, gold, and byproduct metals such as silver and palladium ore.  On average, porphyry mineral systems are three to ten times greater in value than most intrusive related gold deposits.

There is no assurance that a commercially viable mineral deposit exists on this mineral property.  We are actively seeking a strategic partner to joint venture with it and to fund an aggressive exploration program for 2011 and beyond.

Richardson

The Richardson Project is located in the Richardson District, one of the most prospective and underexplored gold exploration districts in east-central Alaska. As of March 31, 2011, the Richardson project consists of 676 State of Alaska mining claims covering 29,385 acres of land, or approximately 46 square miles, owned by the State of Alaska.  These claims are located near the all-weather paved Richardson Highway, about 65 miles southeast of Fairbanks, Alaska, and just south of the nearby Trans-Alaska Pipeline corridor that provides access to our claims from the north.

The Richardson Project is an early-stage gold exploration project with past placer gold production and pilot-size lode gold production.  Geophysical and geochemical signatures are consistent with intrusion-related gold systems.  Nine highly prospective zones have been identified in previous exploration programs carried out by the Company and previous owners.

We engaged Avalon Development Corporation to perform an evaluation of the prospect and to produce an NI 43-101 report.  Avalon’s report was based on updated geological, geochemical, and geophysical data. Based on Avalon’s findings, the Richardson project appears to contain at least three different types of intrusive related gold mineralization. Avalon has identified and recommends further sampling and evaluation of six prospective areas within the project. We are actively seeking a strategic partner to joint venture with us and to fund an exploration program for 2011 and beyond.

MANAGEMENT

Directors

Our Board of Directors currently consists of six directors. Each director is elected to serve until the expiration of his term, and until his successor is duly elected and qualified.  Effective as of the date of the 2011 Annual Meeting of Stockholders, expected to be held on June 3, 2011, the number of authorized directors will be reduced to five.

Information With Respect to Directors

		Year First Became	Position With
Name of Director	Age	A Director	The Company

G. Thomas Gamble (1)(2)(4)	50	2006	Director (Chairman)
Henry Lowenstein, Ph.D. (2)(3)	57	2005	Director
Loren J. Miller, CPA (1)(4)	65	1992	Director
Edward M. Gabriel (3)	61	2007	Director
Paul W. Bateman (1)	54	2007	Director
James S. Mayer (4)	53	2008	Director
___________

(1)- Member of Audit Committee
(2)- Member of Compensation Committee
(3)- Member of Nominating and Corporate Governance Committee
(4)- Member of Finance Committee

Set forth below are descriptions of the backgrounds of each of our directors and their principal occupations for at least the past five years and their public-company directorships, if any, as well as those held during the past five years. With respect to each director, we have also provided in their biographical information below the experience and qualifications that led to the conclusion that they should serve as a director in light of our business and structure.

G. Thomas Gamble, Chairman of the Board of Directors of Tri-Valley Corporation, is a significant investor in both Tri-Valley Corporation and TVC OPUS 1 Drilling Program, L.P.  Mr. Gamble is a significant businessman with active investments beyond Tri-Valley Corporation in agriculture and educational services.  He is the managing member of Gamble Family Vineyards, LLC, and serves as a director of privately-held Boston Reed College, Inc.  He has successfully participated in the creation, operation, and disposition of several businesses.  His various businesses have received recognition from both the California State Senate and the U.S. House of Representatives, including “Business of the Year” in 2005.   Mr. Gamble graduated from the University of California, Los Angeles, and is an independent member of our Board of Directors.  He succeeded Mr. F. Lynn Blystone as Chairman of the Board of Directors, following Mr. Blystone’s retirement from all company positions on March 5, 2010.

As reflected in the biographical information summarized above, Mr. Gamble has extensive business, managerial, executive and leadership experience, having successfully participated in the creation, operation, and disposition of several businesses.  For these reasons, we believe that Mr. Gamble has the requisite set of skills and experience to serve as a valuable member of our Board of Directors and its committees on which he serves.

Henry Lowenstein, Ph.D., has been Professor of Management at the E. Craig Wall Sr. College of Business Administration, Coastal Carolina University, Conway, South Carolina, since 2007, and from 2007 to 2009 was Dean of the College. Prior to joining the Coastal Carolina University, he was Dean of Business and Public Administration at California State University, Bakersfield, from 2000 to 2007. Dr. Lowenstein has a broad background in management within business, academic, government, and public service organizations. He has served as an experienced reviewer, consultant, and on a number of committees for AACSB International, the top accreditation agency for business schools worldwide. Previous academic positions include universities in Illinois, Virginia, and West Virginia.  Locally, he is Chairman of the Board of the Ocean View Memorial Foundation of Myrtle Beach, South Carolina and provides economic & policy research for the Executive Committee of the Myrtle Beach Regional Economic Development Corp. Dr. Lowenstein has published in the fields of human resource management, public policy, and transportation. During his business career, he was a corporate officer for Kemper Group-Insurance and Financial Services, Dominion Bankshares Corporation, and Americana Furniture, Inc. He previously served as a management analyst for the Executive Office of the President of the United States, Office of Management and Budget, during the Gerald R. Ford Administration. Dr. Lowenstein received his Ph.D. in Labor and Industrial Relations from the University of Illinois; an M.B.A. from George Washington University; and a Bachelor of Science in Business Administration from Virginia Commonwealth University. Dr. Lowenstein is an independent member of our Board of Directors.  He is chairman of both the Compensation Committee and the Nominating and Corporate Governance Committee.

As reflected in the biographical information summarized above, Dr. Lowenstein has an extensive background in management within business, academic, government, and public service organizations, making him well-suited to serve as a valuable member of our Board of Directors and its committees on which he serves.

Loren J. Miller, CPA, served as Treasurer of the Jankovich Company from 2001 until his retirement in 2008.  Prior to Treasurer, he served in other positions at Jankovich from 1994 to 2001.  He served successively as Vice President & Chief Financial Officer of Hershey Oil Corporation from 1987 to 1990 and Mock Resources from 1991 to 1992.  He was Senior Financial Vice President & General Manager of Tosco Production Finance Corporation from 1975 to 1986 and was a Senior Auditor for the accounting firm of Touche Ross & Company from 1968 to 1973.  Mr. Miller is a member of Financial Executive International, the nation’s leading senior financial executive organization and is a Past President of the Los Angeles Chapter.  He is experienced in exploration, production, product trading, refining, and distribution, as well as, corporate finance.  He holds a Bachelor of Science in Accounting and an M.B.A. in Finance from the University of Southern California.  Mr. Miller is an independent member of our Board of Directors.

As reflected in the biographical information summarized above, Mr. Miller has extensive accounting and financial management experience generally and in the oil and gas business particularly, having served in various senior finance positions, including as Chief Financial Officer for Hershey Oil Corporation.  For these reasons, we believe that Mr. Miller has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and its committees on which he serves.

Edward M. Gabriel is the former U.S. Ambassador to the Kingdom of Morocco, and, since 2002, President and Chief Executive Officer of a Washington, D.C.-based strategic business counseling company, The Gabriel Company, LLC.  Ambassador Gabriel brings a diverse background in a variety of petroleum and other energy sources. Ambassador Gabriel’s experience is both domestic and international, with extensive relationships with the U.S. and Middle Eastern governments, and investment capital companies interested in energy projects. He is a member of the advisory board of Guggenheim Partners, a private wealth management firm. His career includes senior management positions with firms such as CONCORD, and the Madison Public Affairs Group, where he advised Fortune 100 Companies on multi-national matters in technology, energy, banking, environmental, and tax policy. Ambassador Gabriel served the Federal Energy Administration, U.S. Department of Energy, as Senior Economic Analyst. He serves as Vice Chairman of the American Task Force for Lebanon and is a Visiting Fellow at the Center for Strategic and International Studies. He is also on the Board of Directors of the American School of Tangier and the Casablanca American School. He is a Bachelor of Sciences graduate of Gannon University, where he was also awarded an honorary Doctorate of Laws.  Ambassador Gabriel is an independent member of our Board of Directors.

As reflected in the biographical information summarized above, Ambassador Gabriel brings a diverse background in a variety of petroleum and other energy sources, and has extensive business and management experience generally.  For these reasons, we believe that Ambassador Gabriel has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and the committee on which he serves.

Paul W. Bateman is President of the Klein & Saks Group, a Washington, D.C.-based firm that advises clients, principally in the mining and metals industries, on public policy matters.  He joined the firm in 1994 and became its President in 1997.  A graduate of Whittier College, he began his career in the late 1970s, as an aide to then former President Richard M. Nixon. In 1981, he joined the White House Staff under President Ronald R. Reagan and, subsequently, served in that Administration in senior positions at the Departments of Commerce and Treasury. From 1989 to 1993, he served on President George H. W. Bush's White House Staff as Deputy Assistant to the President for Management. Since 2005, Mr. Bateman has been the Chairman and Chief Executive of the International Cyanide Management Institute, which administers a voluntary industry program aimed at improving the management of cyanide used in gold mining. He is a member of the Economic Club of New York, the nation's leading nonpartisan speaking forum, and was its President from 2004 to 2007. He presently serves on the Board of Directors of Green Seal, a non-profit, third-party certifier and standards development body for eco-labeling in the United States.  Mr. Bateman is an independent member of our Board of Directors.

As reflected in the biographical information summarized above, Mr. Bateman has extensive business, managerial, executive and leadership experience.  Mr. Bateman has a valuable understanding of our business, including our minerals business.  For these reasons, we believe that Mr. Bateman has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and the committee on which he serves.

James S. Mayer, 53, who currently serves as a director, will continue to serve on our Board of Directors until the next Annual Meeting of Stockholders on June 3, 2011, at which time his term will expire.  The Company and Mr. Mayer have mutually agreed that Mr. Mayer will not be re-nominated for election as a director at the 2011 Annual Meeting, so that Mr. Mayer may pursue other opportunities.  This was a mutual decision and did not arise as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Mayer’s biographical information is set forth below for informational purposes only.

Since 2007, Mr. Mayer has been the President of Pinnacle Capital Management, LLC, an investment strategy and corporate advisory firm. He formerly served as a First Vice President, Investments, for Citigroup Global Markets, Inc., from 2005 to 2006, and as Vice President, Alternative Investments, for Merrill Lynch from 1999-2005 and Vice President, Special Investments, for Merrill Lynch from 1997 to 1999. He also served as Director, International Business Development, for Perkin-Elmer Corporation from 1980 to 1993. Mr. Mayer holds a Bachelor’s Degree in Chemistry from State University of New York with graduate studies in corporate finance, investment banking, alternative investments, and corporate strategy. Mr. Mayer was appointed to the Board of Directors in August 2008.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting our strategic direction, providing leadership, and driving the performance of our business, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board of Directors, and presides over meetings of the Board of Directors.  We believe that the separation of the roles of Chief Executive Officer and Chairman of the Board provides a stronger corporate governance structure and promotes more effective oversight of the Chief Executive Officer by the Board of Directors.

Board of Directors Involvement in Risk Oversight

Our Board of Directors oversees our risk management practices and strategies, taking an enterprise-wide approach to risk management that seeks to complement our organizational and strategic objectives, long-term performance and the overall enhancement of stockholder value. Our Board’s approach to risk management includes developing a detailed understanding of the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.

While our Board of Directors has the ultimate responsibility for the risk management process, senior management and various committees of our Board of Directors also have responsibility for certain areas of risk management.

Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

The audit committee focuses on financial and regulatory compliance risk, working closely, for example, with management and our independent registered public accounting firm.  In addition, the compensation committee assesses risks related to our compensation programs. In setting performance metrics, our compensation committee creates incentives for our senior executives that encourage an appropriate level of risk-taking that is commensurate with our short-term and long-term strategies.

Director Independence

Our common stock is listed on the NYSE Amex, LLC and, therefore, we are subject to the listing requirements of that market. Our Board of Directors has determined that all of the members of our Board of Directors are “independent” as defined in Section 803(A) of the NYSE Amex Company Guide.

Committees of the Board of Directors

The Board of Directors has the following standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.  Each such committee operates under a written charter adopted by the Board of Directors. Copies of the charters of all standing committees are available on the “Investor Center” page on our website located at www.tri-valleycorp.com.

Audit Committee

The audit committee consists of Loren J. Miller (Chairman), Paul W. Bateman, and G. Thomas Gamble.  Our Board of Directors has determined that Loren J. Miller is an “audit committee financial expert” as defined by the rules of the SEC.  Messrs. Miller, Bateman and Gamble also satisfy the current independence and financial experience standards established by the NYSE Amex and SEC rules.

Under its written charter, our audit committee, among other things:

                ●           determines the engagement of and approves fees paid to our independent registered public accounting firm;

                ●           monitors the qualifications, independence activities and performance of our independent registered public accounting firm;

                ●           approves the retention of our independent registered public accounting firm to perform any proposed and permissible non-audit services;

                ●           reviews with management and our independent registered public accounting firm our financial statements and critical accounting estimates;

                ●           discusses with management and our independent registered public accounting firm the results of the annual audit;

                ●           oversees the performance of our internal controls and the adequacy of our disclosure controls and procedures;

                ●           prepares the report of the audit committee required by SEC rules to be included in our annual proxy statement; and

                ●           pre-approves, approves or ratifies, as the case may be, transactions entered into with “related persons” (as defined under Regulation S-K Item 404(a)) when any such transaction (or series of related transactions) involves an amount exceeding $120,000.

Our audit committee also reviews and reassesses, at least annually, the adequacy of its charter.

Compensation Committee

The compensation committee consists of Dr. Lowenstein (Chairman) and Mr. Gamble, both of whom are non-employee, outside directors and satisfy the current independence standards established by the NYSE Amex and SEC rules.

Under its written charter, our compensation committee, among other things:

                ●            reviews and recommends annually the corporate goals and objectives applicable to the compensation of our principal executive officer, evaluates his or her performance in light of those goals and objectives, and determines and recommends his or her compensation level based on this evaluation, subject to review and ratification by the full Board of Directors;

                ●           makes recommendations to the Board regarding the compensation of all other executive officers;

                ●           reviews, and makes recommendations to the Board regarding, incentive compensation plans and equity-based plans, as applicable;

                ●           administers our incentive compensation plans and equity-based plans, as applicable;

●           produces an annual report on executive compensation stating whether the committee reviewed the Compensation Discussion and Analysis, if required, prepared by management and discussed the Compensation Discussion and Analysis with management, and whether, based on such review and discussions, the committee recommended to the Board that such Compensation Discussion and Analysis be included in the Company’s annual proxy statement and/or annual report on Form 10-K filed with the SEC, as well as any other disclosure required in accordance with applicable laws, rules, regulations and listing standards;

                ●            reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking; and

                ●           makes recommendations to the Board regarding director compensation.

Our compensation committee also reviews and reassesses, at least annually, the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The Nominating and Corporate Governance Committee consists of Dr. Lowenstein (Chairman) and Ambassador Gabriel.  All members of the nominating and corporate governance committee are non-employee directors and satisfy the current independence standards established by the NYSE Amex and SEC rules.

Under its written charter, the nominating and corporate governance committee, among other things:

                ●           reviews the size and composition of our Board of Directors;

                ●           identifies and recommends to our Board of Directors individuals qualified to become board members and committee members consistent with criteria approved by our Board of Directors;

                ●           receive communications from stockholders directed to our Board of Directors, including stockholder proposals regarding director nominees;

                ●           recommends corporate governance principles; and

                ●           provides oversight in the evaluation of each member of our Board of Directors and each committee.

Our nominating and corporate governance committee also reviews and reassesses, at least annually, the adequacy of its charter.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.  For example, in 2010, our Board of Directors established a finance committee and delegated to it the authority to work with management to negotiate financing transactions when and as needed.

Executive Officers

Our executive officers are as follows:

Maston N. Cunningham, 58, was elected by the Board of Directors as President and Chief Executive Officer in March 2010.  He had been Tri-Valley’s President and Chief Operating Officer since May 2009 and joined the company in January 2009 as Vice President of Corporate Development.  Mr. Cunningham is also the Chief Executive Officer and a director of Tri-Valley Oil & Gas Co., our wholly-owned subsidiary, and the Chief Executive Officer and a director of Select Resources Corporation, Inc., another wholly owned subsidiary.  Prior to joining Tri-Valley, Mr. Cunningham had a 22-year international career with Occidental Petroleum Corporation (Oxy) that included over 15 years in Pakistan, Peru, and Ecuador.  In 1996, he was appointed President & General Manager of Oxy’s Ecuadorian subsidiary where he led a successful oil exploration and development program and restructuring of the business unit that included renegotiation of its Oriente Basin Block 15 contract to increase oil reserves, production, and profitability.  He was co-founder and first president of ASOPEC, an Ecuadorian petroleum industry association that spearheaded the industry’s efforts to secure government approval for construction of a private $1.1 billion heavy oil pipeline and marine terminal to facilitate additional heavy oil development in the Oriente Basin.  Mr. Cunningham was also responsible for obtaining ISO 14001 certification in 1997 for Block 15’s Environmental Management System which, at the time, was the first Oxy operation worldwide to obtain this certification, the first enterprise in Ecuador to be certified, and only the third oil and gas operation certified in South America.  Mr. Cunningham is a past president of the Association of American Chambers of Commerce in Latin America (AACCLA), a leading regional trade advocacy organization affiliated with the U.S. Chamber of Commerce in Washington, D.C.  He currently serves as treasurer on the Board of Trustees of the Pan American Development Foundation (PADF), an affiliate of the Organization of American States (OAS) in Washington, D.C., which implements over $50 million of projects annually to assist disadvantaged people in the hemisphere through public and private grants.  Mr. Cunningham is a graduate of Trinity University and received an M.B.A. from the University of Texas at Austin.  He is also a Certified Public Accountant and fluent in Spanish.

John E. Durbin, 56, joined us as our Chief Financial Officer in October 2009.  Mr. Durbin is also the Chief Financial Officer, Secretary, and a director of Tri-Valley Oil & Gas Co., our wholly-owned subsidiary, and Chief Financial Officer, Treasurer, Secretary, and a director of Select Resources Corporation, Inc., another wholly owned subsidiary.  A majority of his 32-year career was spent in various senior management positions in finance and treasury with subsidiaries of Conoco Inc. and The DuPont Company. He has considerable experience working internationally through assignments in Bermuda, Switzerland, and Brazil. His last position at ConocoPhillips was as Assistant Treasurer, Risk Management, in Houston, Texas, and involved the design and implementation of an Enterprise Risk Management Program across the corporation. In 2005, he left ConocoPhillips and relocated to Rio de Janeiro, Brazil, to found JED Consulting LLC to provide capital formation and business consulting services for select private clients in such areas as gasoline refining, sugar cane optimization, and iron ore development. He returned to the U.S. late in 2008 and joined Utah-based coal producer, America West Resources, Inc., as Chief Financial Officer. Mr. Durbin holds a Bachelor of Science in Finance from Montana State University, Bozeman, and an M.B.A. in International Financial Management from the Thunderbird School of Global Management in Glendale, Arizona. He is multilingual with abilities in Arabic, French, German, Italian, Portuguese, Russian, and Spanish.  He holds memberships in the Brazil-Texas Chamber of Commerce (BRATECC), the Financial Executives Networking Group (FENG), and the Association for Financial Professionals (AFP).

Michael P. Stark, 62, joined us as our Vice President of Exploration in June 2010.  Mr. Stark has over 39 years of experience with leading oil and gas producers in increasingly responsible positions.  He was most recently Vice President of Exploration and Land for Ivanhoe Energy (USA) Inc., where he worked for 12 years.  In his position at Ivanhoe, he developed a successful California exploration program that resulted in four discoveries over a three-year period.  He was also responsible for the geotechnical evaluation of Ivanhoe’s Block 20 in Ecuador, acquired in 2008.  Prior to Ivanhoe, Mr. Stark spent 20 years at Occidental Oil and Gas Corporation (Oxy), where he served in a variety of positions in the U.S. and abroad, including the United Kingdom and Pakistan.  As Oxy’s Regional Exploration Manager for Europe, the Middle East, and the Commonwealth of Independent States, he directed an exploration team that acquired several exploration contracts and made several discoveries in the U.K.-North Sea, Russia, Oman, and The Netherlands.  After leaving Oxy in 1998, Mr. Stark co-founded Diatom Petroleum, a startup exploration company, which was acquired by Ivanhoe Energy in 2000.  He began his career as a geologist with Texaco.  Mr. Stark has a Bachelor of Science in Geology from the University of California, Los Angeles, and a Master of Science in Geology from Iowa State University.

James C. Kromer, 67, joined us in May 2009 as Operations Manager and has over 45 years of experience in drilling, production, reservoir engineering, and operations.  He was named Vice President of Operations in 2009.  Prior to Tri-Valley, he held engineering and management positions at Continental Oil Company (subsequently, Conoco Inc.), Exxon Corporation, Amerada Hess, Omni Exploration, Damson Oil, Ely and Associates, Stream Energy, Matris Exploration, and Delta Petroleum.  His experience includes seven years in foreign assignments in Libya and Abu Dhabi.  Mr. Kromer is a graduate of Pennsylvania State University where he received a Bachelor of Science in Petroleum and Natural Gas Engineering.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the NYSE Amex and the SEC.  A copy of the code of ethics is available on our website at  www.tri-valleycorp.com , and a copy may also be obtained by any person, without charge, upon written request delivered to our Corporate Secretary at Tri-Valley Corporation, 4550 California Ave., Suite 600, Bakersfield, California 93309. We will disclose any amendment to, or waiver from, a provision of the code of ethics by posting such information on our website.

No Family Relationships

There are no family relationships between any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during fiscal year 2010 served as an officer, former officer or employee of Tri-Valley Corporation or any of its subsidiaries. During fiscal year 2010, none of our executive officers served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our Board of Directors or compensation committee, and no executive officer served as a member of the Board of Directors of any other entity, one of whose executive officers served as a member of our compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes aggregate amounts of compensation paid or accrued by us for the fiscal years ended December 31, 2010 and 2009 for services rendered by (i) our principal executive officer, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2010, and (iii) two other individuals who were not serving as executive officers as of December 31, 2010, but for whom disclosure would have been required had they been serving as executive officers as of December 31, 2010.  We refer to these persons as our “named executive officers” elsewhere in this prospectus.

	Fiscal			Stock	Option	All Other	Total
	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation
Name	Ending	($)	($) (1)	($) (1)	($) (1)	($) (2)	($)
( a )	( b )	( c )	( d )	( e )	( f )	(i )	( j )
F. Lynn Blystone, CEO (3)	12/31/10	$39,039	$-	$-	$1,162,000	$1,050	$1,202,089
	12/31/09	$210,000	$6,650	$-	$7,366	$-	$224,016

Maston N. Cunningham, President, COO & CEO (4)	12/31/10	$190,020	$15,000	$-	$48,900	$5,701	$259,621
	12/31/09	$171,025	$-	$-	$53,950	$4,175	$229,150

John E. Durbin, CFO (5)	12/31/10	$180,000	$12,000	$-	$57,600	$5,400	$255,000
	12/31/09	$45,000	$-	$-	$19,200	$450	$64,650

Joseph R. Kandle, SVP Corporate Development (6)	12/31/10	$210,700	$-	$-	$187,050	$6,322	$404,072
	12/31/09	$210,700	$-	$-	$7,560	$6,571	$224,831

James G. Bush, President Select Resources (7)	12/31/10	$163,800	$-	$-	$89,160	$4,914	$257,874
	12/31/09	$171,662	$-	$-	$96,260	$5,349	$273,271
__________

(1)
The amounts shown are the grant date fair value of stock or option awards, as applicable, granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values, see Note 2, “Summary of Significant Accounting Policies −Stock Based Compensation Plans/Share-Based Payment”, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)
These amounts represent matching contributions under our 401(k) Plan made by us in fiscal years 2010 and 2009, as well as insurance premiums paid by us with respect to life insurance for the benefit of each named executive officer.

(3)	Mr. Blystone retired from the Company on March 5, 2010.
(4)
Mr. Cunningham was elected as our President and Chief Operating Officer on May 18, 2009.  On March 5, 2010, Mr. Cunningham succeeded to the position of Chief Executive Officer upon Mr. Blystone’s retirement.  See “—Employment Agreement with Our Former Chairman and Chief Executive Officer” and “—Executive Retirement Agreement and General Release with Mr. F. Lynn Blystone” below for additional information.

(5)	Mr. Durbin was appointed as our Chief Financial Officer on October 1, 2009.
(6)	Mr. Kandle retired from the Company on April 1, 2011. See “—Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle” below for additional information.
(7)	Mr. Bush’s position with the Company was terminated effective as of January 4, 2011. See “—Separation Agreement and General Release with Mr. James G. Bush” below for additional information.

Summary of Agreements with Named Executive Officers

Employment Agreement with Our Former Chairman and Chief Executive Officer

Through March 5, 2010, we had an Employment Agreement with Mr. F. Lynn Blystone, our former Chief Executive Officer. The terms of the contract were for a base salary amount of $210,000 per year, plus 5,000 shares of our common stock at the end of each year of service.  Mr. Blystone was also entitled to a bonus (not to exceed $25,000) equal to 10% of net operating cash flow before taxes, including interest income and excluding debt service.  Mr. Blystone was also entitled to a bonus of four percent of our annual net after-tax income.  The total of the bonuses from cash flow and from net income could not exceed $50,000 per year, although the Board of Directors could authorize additional bonuses and compensation if it so desired.  The Employment Agreement also provided for a severance payment to Mr. Blystone if he was terminated within 12 months after a sale of control of the Company.  The severance payment was limited to the lesser of $150,000 or an amount calculated pursuant to any rules or regulation promulgated by any regulatory agency having jurisdiction over the Company, plus a pro-rata bonus calculated from cash flow and from net income with a total limit remaining at $50,000.  For purposes of the severance provision, a sale of control was deemed to be the sale of ownership of 30% of the issued and outstanding stock of Tri-Valley Corporation or the acquisition of sufficient stock of the Company to elect or appoint a majority of the members of the Board of Directors of the Company.

Through March 4, 2010, we carried key man life insurance of $0.5 million on Mr. Blystone's life.  Mr. Blystone retired from all positions with the Company and its subsidiaries on March 5, 2010.

Executive Retirement Agreement and General Release with Mr. F. Lynn Blystone

On March 5, 2010, we executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. Blystone.  The Executive Agreement and Release provided for Mr. Blystone’s retirement from the Company and all Company subsidiary positions and termination of his Employment Agreement with the Company, originally executed on January 1, 2008.  Further, the Executive Agreement and Release included an employment agreement payment comprised of accrued gross wages and unpaid vacation as of March 5, 2010, in the amount of $39,691, as well as, a settlement payment of $136,083 to be paid in two installments of $48,583 no later than September 15, 2010, and $87,500 no later than January 15, 2011, along with the assignment of an existing key man insurance policy and associated cash value of $38,917, as of March 5, 2010.  In exchange for Mr. Blystone’s surrender of all outstanding Company issued stock options on March 5, 2010, the Executive Agreement and Release provided for a grant to Mr. Blystone of a warrant to purchase 700,000 shares of our common stock at a purchase price of $1.85 per share.

Separation Agreement and General Release with Mr. James G. Bush

We entered into a Separation Agreement and General Release (“Separation Agreement and Release”) with Mr. James G. Bush, President, Select Resources Corporation, Inc., on February 18, 2011, effective as of January 4, 2011.  The Separation Agreement and Release provided for Mr. Bush’s termination from employment with the Company and all Company subsidiary positions.  Further, the Separation Agreement and Release included payment of accrued gross wages and unpaid vacation as of January 4, 2011, in the amount of $18,825, less applicable withholdings, as well as, severance compensation of $40,950 to be paid in six semi-monthly installments, less applicable withholdings, beginning on February 28, 2011, and continuing until May 15, 2011.   The Separation Agreement and Release also provided for a grant to Mr. Bush of a warrant to purchase 50,000 shares of our common stock at a purchase price of $0.39 per share.  On January 18, 2011, Mr. Bush also received gross compensation of $25,000 for his efforts in the sale and closing of the Admiral Calder calcium carbonate property, pursuant to terms of his appointment letter as President of Select Resources Corporation, Inc., dated July 2, 2008.

Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle

On December 6, 2010, and amended on February 25, 2011, we executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. Joseph R. Kandle, Senior Vice President, Corporate Development, for the Company.  The Executive Agreement and Release provided for Mr. Kandle’s retirement from the Company and all Company subsidiary positions, effective April 1, 2011.  Further, the Executive Agreement and Release included a severance payment in the gross amount of $105,350, payable pro rata in semi-monthly installments, less applicable withholdings, beginning on April 15, 2011, and continuing until September 30, 2011.  The Executive Agreement and Release also provided for a grant of 30,000 shares of our common stock, the transfer of an automobile used by Mr. Kandle, a lump sum payment of $25,000 intended to reflect the depreciated value of that automobile, and the assignment of an existing key man life insurance policy with no cash value at the termination of Mr. Kandle’s employment.  In exchange for Mr. Kandle’s surrender of all outstanding Company-issued stock options on November 22, 2010, the Executive Agreement and Release provided for a grant to Mr. Kandle of a warrant to purchase 435,000 shares of our common stock at a purchase price of $0.54 per share.

Cash Incentive Compensation

Annual cash bonus awards, if any, are subjective and not guaranteed.  If distributed, annual cash bonus awards are intended to compensate, and thus provide incentives to, individuals for exceptional effort and job performance, thereby facilitating our continued growth and success by providing rewards that are commensurate with individual achievement.  Cash bonus awards are favored by the Compensation Committee in situations where it believes that an executive is worthy of an incentive-based award and when it believes that the base salary of such executive is not at the level of competitiveness that the Compensation Committee feels appropriate. The Compensation Committee considers the achievements of the Company, and the employee’s contribution thereto, in order to determine the level of the cash bonus, if any, to be awarded. The Compensation Committee’s considerations focus on our earnings, the return on stockholders’ equity, the growth in proved oil and gas reserves, and the successful completion of specific projects to determine the level of bonus awards, if any.

Long-Term Equity Based Incentives

We use stock option and restricted stock awards to align our named executive officers’ interests with those of the stockholders by giving each executive an individual direct ownership in Tri-Valley Corporation.  We believe these awards serve as an incentive to remain with us, as unvested stock grants and options are forfeited should the executive terminate his or her employment. The Compensation Committee focuses on our earnings, the return on stockholders’ equity, growth in proved oil and gas reserves, and the successful completion of specific projects to determine the level of stock option and restricted stock awards, if any.

Certain Other Compensation

In addition to base salaries, annual cash bonus awards, and long-term equity-based incentives, we provide the following other forms of compensation:

●
401(K) Profit Sharing Plan. We have a Defined Contribution Profit Sharing/401(K) Plan, designed to assist employees in saving for their retirement. We contribute to the plan, in cash, at the rate of three percent (3.0%) of an employee’s wages or salary. Our contributions to the plan vest immediately upon receipt.

●
Health and Welfare Benefits. Employees are eligible to participate in medical, dental, vision, life insurance, and tax-advantaged healthcare accounts to meet their health and welfare needs. These benefits are provided on a competitive basis for human talent within our marketplace and industry. This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding shares of our common stock underlying both exercisable and unexercisable stock options held by each named executive officer, as of December 31, 2010.

Name	Number of Securities Underlying		Option Exercise	Option Expiration
	Unexercised Options		Price	Date
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)

F. Lynn Blystone	700,000	-	$1.85	3/5/2015

James G. Bush	50,000	50,000	$7.88	5/23/2017
	7,000	-	$6.10	7/3/2013
	10,000	-	$1.10	5/18/2014

Maston N. Cunningham	70,000	30,000	$1.28	1/14/2014
	55,000	45,000	$1.10	5/15/2014

John E. Durbin	40,000	60,000	$2.42	10/1/2014

Joseph R. Kandle	435,000	-	$0.54	11/22/2013

Compensation of Directors

The following table sets forth information regarding the compensation paid to our non-employee directors in 2010:

Name (a)	Fees earned or paid in cash (b)	Stock Awards (1) (c)	Option Awards (2) (d)	All Other Compensation (3) (g)	Total Compensation (h)
Paul W. Bateman	$ 9,250	$ 19,300	$ 40,200	-	$ 68,750

Edward M. Gabriel	$ 1,500	$ 19,300	$ 40,800	-	$ 61,600

G. Thomas Gamble	$ 15,500	$ 19,300	-	-	$ 34,800

Dr. Henry Lowenstein	$ 16,750	$ 19,300	-	-	$ 36,050

James S. Mayer	$ 1,000	$ 19,300	$ 45,000	$ 104,000	$ 169,300

Loren J. Miller	$ 6,500	$ 19,300	-	-	$ 25,800

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2010 fiscal year for the fair value of stock granted in 2010.  Fair value is initially calculated using the closing price of our stock on the date of grant.  In 2010, each director was granted 5,000 shares of common stock on January 4, 2010, for services rendered in 2009 and 5,000 shares of common stock on June 22, 2010, for services rendered in 2010.  The values of the stock granted to each director on those dates were $14,050, based on a closing market price of $2.81 per share on October 20, 2009, for the stock granted on January 4, 2010, and $5,250 based on the closing market price of $1.05 per share on June 22, 2010, for the stock granted that same day.

(2)
Stock option awards relate to the accounting expense for options vested in accordance with Accounting Standards Codification (ASC) 718, which requires the expensing of equity stock awards based on the grant date of the option. The grant date for Mr. Mayer was August 14, 2008; Mr. Bateman’s was August 2, 2007; Mr. Gabriel’s was August 1, 2007; and for Mr. Gamble and Dr. Lowenstein, the grant date was May 9, 2006.

(3)
Strategic business and institutional investor development consulting services fees were paid to Pinnacle Capital Management, LLC, during 2010.  Mr. Mayer is the President and Managing Member of Pinnacle Capital Management, LLC.  Our agreement with Pinnacle Capital Management, LLC, for such consulting services expired on March 31, 2011.

As of December 31, 2010, each director is compensated at the rate of $2,000 per in-person board meeting and $500 per in-person and telephonic committee meeting, and at the rate of $250 per hour per telephonic board meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, since January 1, 2008, there have been no transactions in which we were, or are, a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404(a) of Regulation S-K) had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

Consulting Arrangement with Pinnacle Capital Management

On November 29, 2010, the Board of Directors approved a consulting arrangement with Pinnacle Capital Management, LLC, or Pinnacle, which is owned by James S. Mayer, one of our directors whose term expires at the Annual Meeting.  The consulting services provided by Pinnacle included strategic business and institutional investor development services, for which we paid Pinnacle $104,000 in fiscal 2010 and $78,000 through March 31, 2011.  The consulting agreement with Pinnacle expired on March 31, 2011. Prior to Board approval of the consulting agreement, Mr. Mayer disclosed to the Board his ownership of Pinnacle and his resulting interest in the transaction.  Mr. Mayer abstained from voting on the Company’s decision to enter into the agreement.  We negotiated the agreement with Pinnacle in arms’ length negotiations and selected Pinnacle as a financial consultant because of Pinnacle’s qualifications, experience and ability in financial consulting.  As a precautionary measure, the Company waived provisions in its Code of Business Conduct and Ethics that require directors, officers and employees to avoid even the appearance of impropriety in dealing with the Company.

Issuance of Series A Preferred Stock to G. Thomas Gamble

Effective September 30, 2010, we issued 355,000 shares of restricted Series A Preferred Stock to G. Thomas Gamble, the chairman of our Board of Directors.  These shares were issued in exchange for the retirement of certain outstanding obligations we owed to Mr. Gamble, including a note payable of $850,000 from the Company resulting from an advance by Mr. Gamble in December 2009 and the previous acquisition of membership interests in Great Valley Production Services, LLC, for consideration of $2,700,000, for aggregate obligations totaling $3,550,000.  The exchange was the result of a privately negotiated transaction in reliance on the exemption from registration requirements contained in Regulation D, Rule 506, and Section 4(2) of the Securities Act of 1933.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information as of April 30, 2011, regarding the beneficial ownership of our common stock by:

 •   any person (or group of affiliated persons) who was known by us to own more than 5% of our voting securities;

 •   each of our directors;

 •   each of our named executive officers; and

 •   all current directors and executive officers as a group.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percentage of Outstanding Shares (3)
5% Beneficial Owners
Ironman Energy Master Fund (4)	6,300,000	9.31%
Directors and Named Executive Officers
G. Thomas Gamble (5)	3,016,650	4.45%
Paul W. Bateman (6)	115,000	*
Henry Lowenstein, Ph.D. (7)	116,000	*
Loren J. Miller	254,236	*
James S. Mayer (8)	72,000	*
Edward M. Gabriel (9)	134,000	*
Maston N. Cunningham (10)	205,000	*
John E. Durbin (11)	95,000	*
Michael P. Stark (12)	61,500	*
James C. Kromer (13)	115,000	*
Joseph R. Kandle (14)	565,000	*
F. Lynn Blystone (15)	1,105,453	1.62%
James G. Bush (16)	50,000	*
All directors and officers as a group (9 persons) (17)	4,184,386	6.13%
____________

*	Represents beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Tri-Valley Corporation, 4550 California Ave., Suite 600, Bakersfield, California 93309.

(2)
The number of shares of common stock beneficially owned includes any shares issuable pursuant to stock options that are currently exercisable or may be exercised within 60 days after April 30, 2011. Shares issuable pursuant to such options are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed to be outstanding for computing the ownership percentage of any other person.

(3)	Applicable percentages are based on 67,650,054 shares outstanding on April 30, 2011, plus the number of shares such stockholder can acquire within 60 days after April 30, 2011.

(4)	The business address for Ironman Energy Master Fund is 2211 Norfolk, Suite 611, Houston, Texas 77098.

(5)
Includes 80,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.  In addition to beneficially owning an aggregate of 3,016,650 shares of common stock, Mr. Gamble also owns 355,000 shares, or 81%, of the 438,500 shares of Series A Preferred Stock issued and outstanding.  The Series A Preferred Stock is a non-voting security.

(6)	Includes 80,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(7)	Includes 100,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(8)
Includes 60,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.  Mr. Mayer, who currently serves as a director, will continue to serve on our Board of Directors until the Annual Meeting on June 3, 2011, at which time his term will expire and he will resign from the Board of Directors.

(9)	Includes 80,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(10)	Includes 155,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011. Mr. Cunningham became President and Chief Executive Officer of the Company on March 5, 2010.

(11)	Includes 55,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(12)	Includes 37,500 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(13)	Includes 75,000 shares of common stock subject to options exercisable within 60 days after April 30, 2011.

(14)	Includes 435,000 shares of common stock subject to a warrant that is exercisable immediately. Mr. Kandle retired from the Company on April 1, 2011

(15)	Includes 700,000 shares of common stock subject to a warrant that is exercisable immediately. Mr. Blystone retired from the Company on March 5, 2010

(16)	Consists of shares of common stock subject to a warrant that is exercisable immediately. Mr. Bush left the Company effective as of January 4, 2011.

(17)
Includes 662,500 shares of common stock subject to options exercisable within 60 days after April 30, 2011.  Does not include shares beneficially owned by (i) Mr. Mayer, whose term as a director will expire at the 2011 Annual Meeting, and (ii) Messrs. Kandle, Blystone or Bush, none of whom remain employed at the Company.

SELLING STOCKHOLDERS

We are registering the shares of common stock identified in the table below in order to permit the selling stockholders to offer the shares for resale from time to time. All 10,070,000 shares were issued in a private placement in reliance on Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder.  For additional information regarding the private placement, please see “Description of Private Placement” beginning on page 14 of this prospectus.

Except for the ownership of our common stock, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth, as of the date of this prospectus: (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the amount and the percentage (if 1% or more) of the class to be owned by such stockholder after completion of the offering. The percentage of outstanding common stock owned upon completion of the offering is calculated based on 67,650,054 shares of common stock issued and outstanding as of April 30, 2011. We prepared this table based on the information supplied to us by the selling stockholders named in the table and we have not sought to verify such information.

Name and Address of Selling Stockholder	Common Stock Owned Prior to Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of Offering (1)	Percentage of Common Stock Owned Upon Completion of Offering
Ironman Energy Master Fund 2211 Norfolk, Suite 611 Houston, Texas 77098	0	6,300,000	0	0
Iroquois Master Fund, Ltd.(2) 641 Lexington Ave., 20th Floor New York, New York 10022	0	500,000	0	0
Iroquois Capital Opportunity Fund, L.P. (3) 641 Lexington Ave., 20th Floor New York, New York 10022	0	500,000	0	0
Chestnut Ridge Partners LP 10 Forest Ave., Ste 220 Paramus, NJ 07652		400,000
Glacier Partners 512 Anacapa St. Santa Barbara, CA 93101	0	200,000	0	0

Frey Living Trust of 3.20.96 5005 SE Williams Way Stuart, FL 34997	0	150,000	0	0
Edward Ajootian 85 Robert St. Suite 32 Boston, MA 02131	0	400,000	0	0
George K. Hickox, Jr. Heller Hickox & Co. 1629 Locust Street Philadelphia, PA 19103	0	800,000	0	0
Chris F. Cave T.O.D. J'lene Cave (4) 627 11th St. Huntington Beach, CA 92648	0	10,000	0	0
C.K. Cooper & Company, Inc. 401(K) Profit Sharing A.G. Montano & V. Montano TTEE FBO Jonathan Mendiola DTD 2/13/2004 (5) 9842 Fairtide Circle, Huntington Beach, CA 92646	0	10,000	0	0
Calm Waters Partnership 115 S. 84th Street, Suite 200 Milwaukee WI 53214	0	800,000	0	0
TOTAL		10,070,000
____________

(1)           Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)           Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd. (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(3)            Iroquois Opportunity Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Capital Opportunity Fund LP (“ICO”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by ICO.  As managing members of Iroquois Capital, Joshua Silverman, Scott Cohen and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to ICO. As a result of the foregoing, Mr. Silverman, Mr. Cohen and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICO.  Notwithstanding the foregoing, Mr. Silverman, Mr. Cohen and Mr. Abbe disclaim such beneficial ownership.

(4)           Christopher F. Cave is a director and partner of C. K. Cooper & Company, Inc., a FINRA member broker-dealer which acted as the exclusive placement agent in connection with the private placement of the securities to which this prospectus relates. Mr. Cave has represented to us that the securities held by him were purchased in the ordinary course of business and that at the time of such purchase, he did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by him.

(5)           Jonathan Mendiola is a registered representative of C. K. Cooper & Company, Inc., a FINRA member broker-dealer which acted as the exclusive placement agent in connection with the private placement of the securities to which this prospectus relates. Mr. Mendiola has represented to us that the securities held by him were purchased in the ordinary course of business and that at the time of such purchase, he did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by him.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the DGCL.

Common Stock

 As of April 30, 2011, there were 67,650,054 shares of common stock issued and outstanding held by 721 stockholders of record.  All outstanding shares of common stock are fully paid and nonassessable.

The following summarizes the rights of holders of our common stock:

 •   each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors;

 •   unless otherwise specified in our amended and restated certificate of incorporation or amended and restated bylaws, the affirmative vote of a majority of the shares present in person or represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders;

 •   holders of common stock are not entitled to cumulate votes in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election;

 •   subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of assets legally available for dividends;

 •   upon our liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to receive on a pro rata basis all of our assets remaining for distribution;

 •   there are no redemption or sinking fund provisions applicable to our common stock; and

 •   there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•   the number of shares constituting the series and the distinctive designation of the series;

•   the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

•   whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•   whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

•   whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

•   whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

•   the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

As of April 30, 2011, there were 438,500 shares of Series A Preferred Stock issued and outstanding held by six stockholders of record.  The terms, rights, and preferences of the Series A Preferred Stock are as follows:

●	A total of 505,000 shares of Series A Preferred Stock are authorized.

●
The shares are non-voting except as to those matters on which a vote of the class is required by Delaware law, such as a change in the rights, preferences and priorities of the Series A Preferred Stock.

●	The shares are not convertible into common stock or into any other class of securities.

●	The shares bear a liquidation preference of $10.00 per share (a total of $3,550,000).

●
A dividend on the shares is payable at the rate of 10% per annum.  The dividend is cumulative, is only payable in cash, and is payable if, as, and when dividends are declared by our Board of Directors.  Cumulative, unpaid dividends do not bear interest.  Any cumulative, unpaid dividend on the shares must be paid before dividends or other distributions may be paid on the common stock or any other class of stock junior to the Series A Preferred Stock.

●	The shares are redeemable at any time by the Company at $10.00 per share (a total of $3,550,000) upon 60 days’ notice to the holder.

Although we presently have no plans to issue any additional shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal and make removal of management more difficult. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. The issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of our common stock.

Options and Warrants

As of April 30, 2011, we had outstanding options to acquire 1,175,500 shares of common stock and outstanding warrants to acquire 1,185,000 shares of common stock.

Registration Rights

We are registering for resale an aggregate of 10,070,000 shares of our outstanding common stock, so that the shares may be resold publicly. After the date of this prospectus, these shares will have been registered and will be freely tradable by the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders.”

Stockholder Rights Plan

We are party to a Rights Agreement dated December 1, 2009, as amended, with Wells Fargo Bank, N.A., as successor rights agent to Registrar and Transfer Company.  In connection with the adoption of the Rights Agreement, our Board of Directors declared a special dividend of one right per share of the Company’s common stock to purchase (subject to the terms and conditions of, and subject to the occurrence of certain trigger events described in, the Rights Agreement) one one-thousandth of a share of Series A Junior Participating Preferred Stock.  If and once issued, the Series A Junior Participating Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock, which was filed with the Delaware Secretary of State on April 1, 2011.

Prior to the distribution date (as defined below), the rights are redeemable by us for $0.01 per right.  After the distribution date, the rights can no longer be redeemed.  The “distribution date” will be deemed to have occurred 10 days following (i) a public announcement that any person or group has acquired 15% or more of our outstanding common stock or (ii) commencement of a tender or exchange offer which would result in any person or group having ownership of 15% or more of our outstanding common stock, subject, in each case, to certain exceptions provided for in the Rights Agreement.

The rights are not exercisable until the distribution date.  Upon the distribution date, rights certificates will be printed and mailed to all common stockholders.  The rights then become transferable and trade separately from the common stock.

Following the distribution date, each right entitles its holder, other than the person acquiring 15% or more of our outstanding common stock, to purchase shares of our common stock with a market value equal to two times the exercise price of the right. In addition, after the distribution date, if a company acquires us in a business combination or if we sell more than 50% of our consolidated assets or earning power, each right will entitle its holder, other than the acquirer, to purchase, at the exercise price per share, shares of common stock of the acquiring company having a market value equal to two times the exercise price. Once certain triggering events have occurred to cause the rights to become exercisable, each right may be exchanged by us for one share of common stock.

Upon the issuance of any shares of Series A Junior Participating Preferred Stock under the Rights Agreement, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, if and when declared by our Board of Directors, a preferential quarterly dividend payment of $0.01 per whole share plus a dividend of 1,000 times the dividend declared per common share. Whenever such quarterly dividends are in arrears, we may not declare dividends on, make any distributions to or otherwise redeem or purchase any shares of our stock ranking junior to or on parity with the Series A Junior Participating Preferred Stock.

Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all maters submitted to a vote of our stockholders.

Upon any liquidation, dissolution or winding up of our company or the merger, consolidation or combination of our company, the holders of the shares of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock.

If there are insufficient authorized, unissued (or issued but not outstanding) shares to permit the exercise of the rights, we may seek stockholder approval to authorize additional shares or substitute cash, other equity securities of the Company, or assets (i) for the shares issuable upon exercise of the rights or (ii) for the difference between the value of the shares issuable upon exercise of the rights and the exercise price (i.e., the spread) without requiring payment of the exercise price.

The number of rights outstanding, exercise price and number of shares issuable upon exercise of the rights are subject to adjustment to prevent dilution upon certain events (e.g., stock dividends or stock splits).

Anti-Takeover Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of the DGCL, as well as our amended and restated certificate of incorporation and amended and restated bylaws, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board of Directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

 Delaware Anti-Takeover Statute

 We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Amendments

 Our amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of our voting stock then outstanding is required to amend certain provisions relating to the calling of special meetings of stockholders, advance notice procedures, the required vote to elect directors, the number and term of the Company’s directors, the filling of board vacancies, and the indemnification of officers and directors of the Company.

 Size of Board and Vacancies

 Our amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

 Special Stockholder Meetings

 Our amended and restated bylaws provide that only the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies), the President, or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote may call special meetings of our stockholders. Our amended and restated bylaws also require certain notice requirements with which stockholders must comply in order to exercise their right to call a special meeting of stockholders, including the content and representations that must be provided by such stockholders in connection with their special meeting requests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

 The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

 The authority that is possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

 Authorized but Unissued Shares

 Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The combination of the provisions summarized above will make it more difficult for our stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors.  Therefore, these provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Wells Fargo Shareowner Services.

 NYSE Amex Listing

 Our common stock is listed on the NYSE Amex under the symbol “TIV.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the Commission;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without volume restrictions pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

K&L Gates LLP, Irvine, California, will pass upon certain legal matters for us in connection with the offered securities.

EXPERTS

Brown Armstrong Accountancy Corporation, an independent registered public accounting firm, has audited our consolidated annual financial statements included in this prospectus, as stated in their report, and such financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our proved oil and gas reserves included or incorporated by reference in this prospectus were based in part upon engineering reports prepared by Mr. Leland B. Cecil, P.E., an independent petroleum engineer based in Logan, Utah, and AJM Petroleum Consultants of Calgary, Alberta, Canada.  These estimates are included or incorporated by reference herein in reliance on the authority of such person and firm as experts in such matters.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. You should refer to the registration statement and its exhibits and schedules for additional information. When we make references in this prospectus to any of our agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual agreements or other documents.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information, and a copy of the registration statement and its exhibits may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the SEC’s website on the World Wide Web at www.sec.gov, as well as on our website at www.tri-valleycorp.com.

TRI-VALLEY CORPORATION

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Tri-Valley Corporation

We have audited the accompanying balance sheets of Tri-Valley Corporation as of December 31, 2010 and 2009, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. Tri-Valley Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Tri-Valley Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Tri-Valley Corporation will continue as a going concern.  As discussed in Note 14 to the financial statements, Tri-Valley Corporation has incurred a net loss from operations for the year ended December 31, 2010, and has a retained earnings deficit as of December 31, 2010.  Tri-Valley Corporation’s reoccurring net loss raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tri-Valley Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 22, 2011, expressed an unqualified opinion.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Bakersfield, California
March 22, 2011

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31, 2010	December 31, 2009
	(Audited)	(Audited)
Current Assets
Cash	$ 581,148	$ 290,926
Accounts Receivable TVOG Production Accrual	202,482	33,623
Accounts Receivable - Trade	-	63,151
Prepaid Expenses	615,778	16,889
Accounts Receivable from Joint Venture Partners - Net (Notes 5, 11)	3,943,099	1,432,785
Accounts Receivable - Other	32,552	25,717

Total Current Assets	5,375,059	1,863,091

Property and Equipment - Net
Proved Properties, Successful Efforts Method	1,235,932	25,265
Unproved Properties, Successful Efforts Method	1,781,069	1,551,998
Rig	891,690	1,132,847
Other Property and Equipment	2,248,162	5,470,295

Total Property and Equipment - Net (Note 3)	6,156,853	8,180,405

Other Assets
Deposits	526,749	172,913
Investments in Joint Venture Partnerships	23,285	17,400
Goodwill	212,414	212,414
Long-Term Receivable from Joint Venture Partners - Net (Notes 5, 11)	2,392,817	-
Other	-	13,800

Total Other Assets	3,155,265	416,527

Total Assets	$ 14,687,177	$ 10,460,023

The accompanying notes are an integral part of these consolidated financial statements.

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31, 2010	December 31, 2009
	(Audited)	(Audited)
Current Liabilities
Notes Payable (Note 4)	$ 134,322	$ 439,482
Trade - Accounts Payable and Accrued Expenses	7,738,073	5,962,774
Non-Trade Accounts Payable	-	850,000

Total Current Liabilities	7,872,395	7,252,256

Non-Current Liabilities
Asset Retirement Obligation (Note 11)	206,183	351,013
Long-Term Portion of Notes Payable (Note 4)	455,246	1,395,649

Total Non-Current Liabilities	661,429	1,746,662

Total Liabilities	8,533,824	8,998,918

Stockholders' Equity
Series A Preferred Stock - 10.00% Cumulative; $0.001 par, $10.00 liquidation value; 20,000,000
shares authorized; 438,500 shares outstanding	439	-
Common Stock, $.001 par value; 100,000,000 shares
authorized; 44,729,117 and 33,190,462 at December 31, 2010, and
December 31, 2009, respectively.	44,730	33,190
Less: Common Stock in Treasury, at cost; 21,847 shares	(38,370)	(13,370)
Capital in Excess of Par Value	66,444,315	51,469,228
Additional Paid in Capital - Warrants	2,868,034	-
Additional Paid in Capital - Stock Options	2,806,945	2,429,722
Accumulated Deficit	(65,972,740)	(52,457,665)

Total Stockholders' Equity	6,153,353	1,461,105

Total Liabilities and Stockholders' Equity	$ 14,687,177	$ 10,460,023

The accompanying notes are an integral part of these consolidated financial statements.

 TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	2010	2009	2008
Revenues
Sale of Oil and Gas	$ 1,756,570	$ 1,035,916	$ 3,322,353
Rig Income	-	-	1,450,907
Partnership Income	9,056	30,000	-
Interest Income	5,851	10,295	39,273
Drilling and Development	-	-	2,588,650
Gain on Sale of Asset	3,014,244	258,797	-
Other Income	83,983	112,993	723,517

Total Revenue	$ 4,869,704	$ 1,448,001	$ 8,124,700

Costs and Expenses
Mining Exploration Expenses	$ 371,975	$ -	$ 386,994
Production Costs	1,507,434	1,608,181	1,291,115
Drilling and Development	-	-	1,815,085
Rig Operating Expenses	-	-	1,109,399
General & Administrative	7,607,475	7,071,201	9,777,850
Interest	324,241	204,741	217,748
Investment	-	269,005	168,702
Depreciation, Depletion & Amortization	570,020	1,778,539	1,905,854
Stock Option Expense	391,718	521,374	745,640
Warrant Expense	7,427,283	-	-
Impairment Loss	140,242	422,590	5,184,492
Loss on Available for Sale Securities	-	200,985	-
Bad Debt	44,391	33,322	-

Total Costs and Expenses	$ 18,384,779	$ 12,109,938	$ 22,602,879

Loss Before Minority Interest	$ (13,515,075)	$ (10,661,937)	$ (14,478,179)
Minority Interest	-	-	(269,005)
Net Loss	$ (13,515,075)	$ (10,661,937)	$ (14,209,174)

Basic Net Loss Per Share:
Basic Loss Per Common Share (Note 6)	$ (0.37)	$ (0.33)	$ (0.54)

Weighted Average Number of Shares Outstanding	36,659,198	32,629,389	26,664,682

Weighted Potentially Dilutive Shares Outstanding	39,735,217	35,159,148	29,515,887

The accompanying notes are an integral part of these consolidated financial statements.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Total		Common	Preferred	Common	Preferred	Warrants &			Other
	Common	Treasury	Stock	Stock	Stock	Stock	Stock Options	Accumulated	Treasury	Comprehensive	Stockholders'
	Stock	Stock	PV	PV	APIC	APIC	APIC	Deficit	Stock	Income	Equity
Balance at December 31, 2007	25,077,184	1,347	25,077	-	37,090,713	-	2,583,371	(27,586,553)	(13,370)	12,945	12,112,184

Issuance of Common Stock	2,361,183	-	-		10,815,816	-	-	-	-	-	10,815,816
Stock Issuance Costs	-	-	2,361	-	(1,348,176)	-	-	-	-	-	(1,345,815)
Warrants (see Note 10)	-	-	-	-	-	-	(421,887)	-	-	-	(421,887)
Stock Based Compensation (see Note 5)	-	-	-	-	-	-	69,355	-	-	-	69,355
Unrealized Gain on Marketable Securities	-	-	-	-	-	-	-	-	-	(204,254)	(204,254)
(Net of Tax $123,079)	-	-	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	(14,209,173)			(14,209,173)
Balance at December 31, 2008	27,438,367	1,347	27,438	-	46,558,353	-	2,230,839	(41,795,726)	(13,370)	(191,309)	6,816,226

Issuance of Common Stock	5,752,095	-	-	-	6,045,360	-	-	-	-	-	6,045,360
Stock Issuance Costs	-	-	5,752	-	(1,134,485)	-	-	-	-	-	(1,128,733)
Warrants (see Note 10)	-	-	-	-	-	-	(360,842)	-	-	-	(360,842)
Stock Based Compensation (see Note 5)	-	-	-	-	-	-	559,725	-	-	-	559,725
Unrealized Gain on Marketable Securities	-	-	-	-	-	-	-	-	-	191,309	191,309
Net Loss	-	-	-	-	-	-	-	(10,661,940)	-	-	(10,661,940)
Balance at December 31, 2009	33,190,462	1,347	33,190	-	51,469,228	-	2,429,722	(52,457,665)	(13,370)	-	1,461,105

The accompanying notes are an integral part of these consolidated financial statements.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continued)

	Total		Common	Preferred	Common	Preferred	Warrants &			Other
	Common	Treasury	Stock	Stock	Stock	Stock	Stock Options	Accumulated	Treasury	Comprehensive	Stockholders'
	Stock	Stock	PV	PV	APIC	APIC	APIC	Deficit	Stock	Income	Equity
Issuance of Common Stock	11,538,655	-	-	-	11,276,564		-	-	-	-	11,277,005
Issuance of Preferred Stock			-	439		4,384,561					4,385,000
Stock Rescission	-	20,500	-	-	-	-	-	-	(25,000)	-	(25,000)
Stock Issuance Costs	-	-	11,539	-	(686,477)	-	-	-	-	-	(674,939)
Warrants (see Note 10)	-	-	-		-	-	2,901,608	-	-	-	2,901,608
Stock Based Compensation (see Note 5)	-	-	-	-	-	-	343,649	-	-	-	343,649
Unrealized Gain on Marketable Securities	-	-	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	(13,515,075)	-	-	(13,515,075)
Balance at December 31, 2010	44,729,117	21,847	44,729	439	62,059,315	4,384,561	5,674,979	(65,972,740)	(38,370)	-	6,153,353

The accompanying notes are an integral part of these consolidated financial statements.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2010	2009	2008
Cash Flows from Operating Activities
Net Loss	$ (13,515,075)	$ (10,661,937)	$ (14,209,173)
Adjustments to Reconcile Net Loss to Net Cash
Provided (Used) by Operating Activities
Depreciation, Depletion & Amortization	570,020	1,778,539	1,905,854
Impairment, Dry Hole & Other Disposals of Property	140,242	422,590	5,184,492
Minority Interest	-	-	(269,005)
Loss on Buyback of Minority Interest	-	-	168,702
Stock Option Issuance Expense	391,718	521,374	745,640
Warrant Expense	7,427,284	-	(374,867)
Marketable Securities	-	-	-
(Gain) or Loss on Sale of Property	(3,014,243)	(258,797)	(773,565)
Bad Debt Expense	44,391	33,322	-
Director Stock Compensation	95,640	23,400	93,480
Changes in Operating Capital
(Increase) in Accounts Receivable	(156,934)	846,048	(711,743)
(Increase) in Prepaid Expenses	(598,889)	(4,860)	-
(Increase) in Deposits & Other Assets	(153,920)	(49,887)	222,359
Increase in Accounts Payable, Deferred Revenue & Accrued Expenses	925,299	2,960,272	(2,088,814)
Increase in Amounts Payable to Joint Venture Partners	-	4,160,134	630,754
Decrease in Accounts Receivable from Joint Venture Partners	(2,033,892)	(2,516,338)	(7,660,681)

Net Cash (Used) by Operating Activities	(9,878,360)	(2,746,140)	(17,136,567)

	For the Years Ended December 31,

	2010	2009	2008
Cash Provided (Used) by Investing Activities
Proceeds from the Sale of Property	6,919,311	287,084	7,388,654
Buyback of Minority Interest in Great Valley Drilling/Great Valley Production	-	(3,334,595)	(418,647)
Proceeds from the Sale of Marketable Securities	-	146,071	79,998
Capital Expenditures	(1,430,331)	(465,153)	(7,306,831)
(Investment in) Marketable Securities	-	200,985	-

Net Cash Provided (Used) by Investing Activities	5,488,980	(3,165,608)	(256,826)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended December 31,

	2010	2009	2008
Cash Provided by Financing Activities
Principal Payments on Long-Term Debt	(1,245,563)	(392,249)	(530,328)
Net Proceeds from the Sale of Minority Interest	-	-	3,603,600
Sale or (Purchase) of Treasury Stock	(25,000)	-	-
Net Proceeds from the Issuance of Stock Options	2,198	21,500	39,150
Net Proceeds from the Issuance of Common Stock	5,947,966	4,572,636	8,614,066

Net Cash Provided by Financing Activities	4,679,601	4,201,887	11,726,488

Net Increase in Cash & Cash Equivalents	290,222	(1,709,861)	(5,666,905)

Cash at the Beginning Year	290,926	2,000,787	7,667,693

Cash at End of Year	581,148	290,926	2,000,787

Supplemental Schedule of Noncash Transactions
Issuance of Preferred Stock Upon Conversion of Note Payable	850,000	-	-
Issuance of Preferred Stock Upon Conversion of Interest in Great Valley Production		-	-
Services, LLC	3,535,000	-	-
Total Noncash Transactions	$ 4,385,000	$ -	$ -

Interest Paid	$ 324,241	$ 204,741	$ 217,748

The accompanying notes are an integral part of these consolidated financial statements.

TRI-VALLEY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

History and Business Activity:  Tri-Valley Corporation (“Tri-Valley”, “TVC”, or “the Company”) is a Delaware corporation which currently conducts its operations through two wholly-owned subsidiaries.  TVC’s principal offices are located at 4550 California Avenue, Suite 600, Bakersfield, California  93309.  Our telephone number is:  (661) 864-0500.

GENERAL

The Company's two subsidiaries are:

•	Tri-Valley Oil & Gas Co. (“TVOG”) — conducts our hydrocarbon (crude oil and natural gas) business. TVOG derives its principal revenue from crude oil and natural gas production.

•	Select Resources Corporation, Inc. (“Select”) — holds and maintains our precious metals business. Select holds and develops two major mineral assets in the State of Alaska.

Three inactive, wholly-owned subsidiaries, Great Valley Production Services, LLC; Great Valley Drilling Company, LLC; and Tri-Valley Power Corporation were merged into the Company at the end of 2010 to eliminate costs associated with maintaining those inactive entities.

Tri-Valley's businesses are organized into four operating segments:

-	Oil and Gas Operations — This segment represents our oil and gas business. During 2010, this segment generated virtually all of the Company’s revenues from operations.

-	Rig Operations — This segment consists of drilling rig operations.

-
Minerals — This segment represents our precious metal mineral prospects.  In the past, it has generated revenues from pilot-scale mining projects and subcontracting exploration and business development projects.  This segment holds title to land or leases in the State of Alaska.

-	Drilling and Development — This segment includes revenue received from crude oil and natural gas drilling and development operations performed for joint venture partners.

For additional information regarding Tri-Valley’s current developments and operating segments, please see Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 16 to the Consolidated Financial Statements.

Subsequent Events

Subsequent events have been evaluated through March 22, 2011, which is the date the financial statements were issued.  Please see Part II, Item 8. Financial Statements, Note 15 – Subsequent Events.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Tri-Valley Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, TVOG and Select. Other partnerships in which the Company has an operating or nonoperating interest, in which the Company is not the primary beneficiary, and has less than 51% ownership, are proportionately combined.  These include the TVC OPUS 1 Drilling Program, L.P., Martins-Severin, Martins-Severin Deep, and Tri-Valley Exploration 1971-1 Partnership.  All material intra- and intercompany accounts and transactions have been eliminated in combination and consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported assets, liabilities, revenues, expenses, and some narrative disclosures. Actual results could differ from those estimates.  The estimates that are most critical to our consolidated financial statements involve crude oil and natural gas reserves, recoverability, impairment of reserves, and useful lives of assets.

Crude Oil and Natural Gas Reserves. Estimates of our proved crude oil and natural gas reserves included in this Report are prepared in accordance with GAAP and SEC guidelines and were based on evaluations audited by independent petroleum engineers with respect to our major properties. The accuracy of a reserve report estimate is a function of:

-           The quality and quantity of available data;
-           The interpretation of that data;
-           The accuracy of various mandated economic assumptions; and
-           The judgment of the petroleum engineers preparing the estimate.

Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of crude oil and natural gas that are ultimately recovered. In addition, results of drilling, testing, and production after the date of an estimate may justify material revisions to the estimate.

It should not be assumed that the present value of future net cash flows included in this Report as of December 31, 2010, is the current market value of our estimated proved reserves. In accordance with SEC requirements, we have based the estimated present value of future net cash flows from proved reserves on prices and costs averaged over the course of the past year. Actual future prices and cost may be materially higher or lower than the prices and costs as of the date of the estimate.

Estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which we record depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of our assessment of crude oil and natural gas producing properties for impairment.

Asset Retirement Obligations. We have adopted ASC 410, to account for asset retirement obligations. Under this guidance, management is required to make judgments based on historical experience and future expectations regarding the future abandonment cost of its crude oil and natural gas properties and equipment, as well as, an estimate of the discount rate to be used in order to bring the estimated future cost to a present value. The discount rate is based on the risk-free interest rate which is adjusted for our credit worthiness. The adjusted risk-free rate is then applied to the estimated abandonment costs with an annual inflation factor of 1.9% to arrive at the obligation existing at the end of the period under review. We review our estimate of the future obligation quarterly and accrue the estimated obligation based on the above.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Equivalent and Short-Term Investments

Cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

Goodwill

The consolidated financial statements include the net assets purchased of Tri-Valley Corporation’s wholly-owned crude oil and natural gas subsidiary, TVOG.  Net assets are carried at their fair market value at the acquisition date.  We have adopted FASB ASC Topic 350 (“ASC 350”), to account for goodwill.  Under ASC 350, goodwill is a non-amortizable asset and is subject to a periodic review for impairment.  Prior to the implementation of ASC 350, the Company had goodwill of $0.2 million that was being amortized.   The carrying amount of goodwill is evaluated annually.  Factors used in the evaluation include the Company’s ability to raise capital as a public company and anticipated cash flows from operating and non-operating mineral properties.

Accounts Receivable from Joint Venture Partners

Advances received by the Company from joint venture partners for contract drilling projects, which are to be spent by the Company on behalf of the joint venture partners, are classified within operating inflows on the basis that they do not meet the definition of financing or investing activities. When the cash advances are spent, the payable is reduced accordingly.  As expenses for additional operations are incurred, any expenses yet to be funded by joint venture partners become receivables from the joint venture partners due to the Company.  Joint venture partner advances do not contribute to the Company's operating profits and are accounted for on the balance sheet as either receivables from, or payables to, the joint venture partners.  The Company’s receivables from joint venture partners are, in effect, collateralized by the joint venture partners’ interests.

Revenue Recognition

Sale of Crude Oil and Natural Gas
Crude oil and natural gas revenues are recognized as the title and risk of loss transfers to a third party purchaser, net of royalties, discounts, and allowances, as applicable.

Drilling and Development
Crude oil and natural gas projects may be developed by the Company for sale to industry partners and drilling investors.  These projects are usually exploratory and include the costs of leasing, acquisition, and other geological and geophysical costs (hereafter referred to as “GGLA”), plus a profit to the Company.  Prior to 2002, the Company recognized revenue and profit from projects when sold, irrespective of drilling commencement (“spudding”).

Starting in 2002, the Company changed its project offerings by inclusion of estimated costs of drilling in addition to GGLA costs. This offering is termed a “turnkey” exploratory drilling opportunity because drilling investors are charged only one certain amount in return for Tri-Valley drilling a well to an agreed depth.  The drilling investor is charged the total “turnkey” amount and is not liable for any additional costs associated with drilling to the agreed depth.  Once the well is drilled to the agreed depth and revenue has been recognized, the drilling partners own 75% of the well, and Tri-Valley owns 25% of the well.  If the well has been spudded, and the well is not drilled to the agreed depth or goes unlogged, Tri-Valley is responsible to drill another well to the agreed depth per the “turnkey” contract.  The drilling partners are not obligated for any additional costs to drill another well for more than the original “turnkey” amount. Once the well is spudded, drilling investor money is not refundable.  In conformity with the guidelines provided in ASC 605, Tri-Valley recognizes revenue when it is realized and earned.

Tri-Valley considers “turnkey” revenue to be earned when the well is logged. Amounts charged are included in an Authority for Expenditure (AFE), which is a budget for each project well.  Tri-Valley prepares the AFE and bears all risk of well completion to the agreed total depth.  If the well is drilled to the agreed total depth for actual costs less than the AFE amount, the Company realizes a profit. Conversely, if actual costs exceed the AFE, Tri-Valley realizes a loss and is liable for all costs beyond the “turnkey” amount.

During 2010, the Company did not engage in any "turnkey" drilling nor did it develop and sell any exploration prospects for a profit.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Drilling Agreements. The Company participates in drilling agreements, whereby it acts as operator of drilling and producing activities.  As operator, TVOG is liable for the activities of these ventures.

Impairment of Long-Lived and Intangible Assets/Proved Crude Oil and Natural Gas Properties

Long-Lived and Intangible Assets. The Company evaluates its long-lived assets (property, plant, and equipment) and definite-lived intangible assets for impairment whenever indicators of impairment exist, or when it commits to sell the asset. The accounting standards require that if the sum of the undiscounted expected future cash flows from a long-lived asset or definite-lived intangible asset is less than the carrying value of that asset, an asset impairment charge must be recognized. The amount of the impairment charge is calculated as the excess of the asset’s carrying value over its fair value, which generally represents the discounted future cash flows from that asset, or in the case of assets the Company evaluates for sale, at fair value less costs to sell. A number of significant assumptions and estimates are involved in developing operating cash flow forecasts for the Company’s discounted cash flow model, sales volumes and prices, costs to produce, working capital changes, and capital spending requirements. The Company considers historical experience and all available information at the time the fair values of its assets are estimated. However, fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of long-lived assets and definite-lived intangible assets. Therefore, assumptions and estimates used in the determination of impairment losses may affect the carrying value of long-lived and intangible assets and possible impairment expense in the Company’s Consolidated Financial Statements.

Impairment of Proved Crude Oil and Natural Gas Properties. We review our long-lived proved properties, consisting of crude oil and natural gas reserves, at least annually and record impairments to those properties, whenever management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Proved crude oil and natural gas properties are reviewed for impairment by depletable field pool, which is the lowest level at which depletion of proved properties are calculated. Management assesses whether or not an impairment provision is necessary based upon its outlook of future commodity prices and net cash flows that may be generated by the properties. We determine that a property is impaired when prices being paid for crude oil or natural gas make it no longer profitable to drill on, or to continue production on, that property. Price increases over the past three years have reduced the instances where impairment of reserves appeared to be required.

If hydrocarbon prices, particularly natural gas prices, in Northern California begin to fall in the future, more of our proved developed reserves may become impaired.  Such impairment would reduce our estimates of future revenue, our proved reserve estimates, and, potentially, our profitability.

Crude Oil and Natural Gas Property and Equipment (Successful Efforts Method)

The Company accounts for its crude oil and natural gas exploration and development costs using the successful efforts method.  Under this method, costs to acquire mineral interests in crude oil and natural gas properties, to drill and complete exploratory wells that find proved reserves, and to drill and complete development wells are capitalized.  Exploratory dry-hole costs, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed when incurred, except those GGLA expenditures incurred on behalf of joint venture drilling projects, which the Company defers until the GGLA is sold at the completion of project funding and the target project is drilled.

Expenditures incurred in drilling exploratory wells are accumulated as work in process until the Company determines whether the well has encountered commercial crude oil and natural gas reserves.  If the well has encountered commercial reserves, the accumulated cost is transferred to crude oil and natural gas properties; otherwise, the accumulated cost, net of salvage value, is charged to dry hole expense. If the well has encountered commercial reserves but cannot be classified as proved within one year after discovery, then the well is considered to be impaired, and the capitalized costs (net of any salvage value) of drilling the well are charged to expense. In 2010, 2009, and 2008, there was $0.1 million, $0.4 million, and $5.2 million, respectively, charged to expense for impairment of exploratory well costs. These impairments charges were related to crude oil and natural gas property impairments and do not include additional impairment charges related to equipment.  Depletion, depreciation, and amortization of crude oil and natural gas producing properties are computed on an aggregate basis using the units-of-production method, based upon estimated proved developed reserves.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At December 31, 2010, and 2009, the Company carried unproved property costs of $1.8 million and $1.6 million, respectively.  Generally accepted accounting principles require periodic evaluation of these costs on a project-by-project basis in comparison to their estimated value.  These evaluations will be affected by the results of exploration activities, commodity price outlooks, planned future sales, or expiration of all or a portion of the leases, contracts, and permits appurtenant to such projects.  If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the cost invested in each project, the Company will recognize non-cash charges in the earnings of future periods.

Capitalized costs relating to proved properties are depleted using the unit-of-production method, based on proved reserves.  Costs of significant non-producing properties, wells in the process of being drilled, and development projects are excluded from depletion until such time as the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Upon the sale of crude oil and natural gas reserves in place, costs, less accumulated amortization of such properties, are removed from the accounts, and the resulting gain or loss on sale is reflected in operations. Impairment of non-producing leasehold costs and undeveloped mineral and royalty interests are assessed periodically on a property-by-property basis, and any impairment in value is charged to expense.

In addition, we assess the capitalized costs of unproved properties periodically to determine whether their value has been impaired below the capitalized costs. We recognize a loss to the extent that such impairment is indicated. In making these assessments, we consider factors such as exploratory drilling results, future drilling plans, and lease expiration terms.  When an entire interest in an unproved property is sold, gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount is treated as a reduction of the cost of the interest retained, with excess revenue and carrying costs being recognized. Upon abandonment of properties, the reserves are deemed fully depleted, and any unamortized costs are recorded in the statement of operations under leases sold, relinquished, and impaired.

Mineral Properties

The Company has invested in several mineral properties with exploration potential. All mineral claim acquisition costs and exploration and development expenditures are charged to expense as incurred. We capitalize acquisition and exploration costs only after persuasive engineering evidence is obtained to support recoverability of these costs (ideally upon determination of proven and/or probable reserves based upon dense drilling samples and feasibility studies by a recognized independent engineer).  Currently, no amounts have been capitalized.

Other Properties and Equipment

Properties and equipment are depreciated using the straight-line method over the following estimated useful lives:

Office Furniture and Fixtures	3 – 7 Years
Vehicles, Machinery, and Equipment	5 – 10 Years
Building	15 Years

Leasehold improvements are amortized over the life of the lease.
Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.  Gains or losses on dispositions of property and equipment other than crude oil and natural gas properties are reflected in operations.

Concentration of Credit Risk and Fair Value of Financial Instruments

The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution.  Total uninsured cash at 2010 year end was $0.6 million.

Fair value of financial instruments is estimated to approximate the related book value, unless otherwise indicated, based on market information available to the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Based Compensation Plans /Share-Based Payment

The Company has adopted ASC 718 to account for stock based compensation plans. This Statement focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. ASC 718 requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. This Statement was adopted in the first quarter of 2006. The Company used the modified prospective method, whereby the Company expensed the remaining portion of the requisite service under previously-granted, unvested awards outstanding as of January 1, 2006, and new share-based payment awards granted or modified after January 1, 2006. The Company used the Black-Scholes valuation method to estimate the fair value of its options.  See Note 5 – Related Party Transactions, in Part II, Item 8. Financial Statements, for a further discussion related to the Company’s Stock Incentive Plan.

		December 31,	December 31,	December 31,
		2010	2009	2008
Net Loss	As Reported	(13,515,075)	(10,661,937)	(14,209,174)
Add: Stock-based compensation expense included in reported
net income, net of tax benefit:		391,718	521,374	745,640
Deduct: Stock-based compensation expense determined under
fair value based method for all awards, net of tax		(391,718)	(521,374)	(745,640)
	Pro forma	(13,515,075)	(10,661,937)	(14,209,173)

Earnings Per Share	As Reported	(0.37)	(0.33)	(0.54)
	Pro forma	(0.37)	(0.33)	(0.54)

Warrants are accounted for under the guidelines established by the FASB ASC Topic 505.  The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee stock options for purposes of ASC 718, except that the expected life of the warrant is used.   Under these guidelines, the Company allocates the value of the proceeds received. The price allocated for the warrants is calculated by subtracting the current market price of the stock from the total proceeds of the sale of the restricted stock with the warrant attached. The allocated fair value is recorded as Capital Paid In – Warrants.  This allocated fair value of the proceeds from the sale of warrants is subtracted from the value of the warrants using the Black-Scholes valuation method to calculate the stock issuance expense.

Treasury Stock

The Company records acquisition of its capital stock for treasury at cost. Differences between proceeds for reissuance of treasury stock and average cost are charged to retained earnings or credited thereto to the extent of prior charges and thereafter to capital in excess of par value.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation.  ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation.  ASU 2010-05 became effective on January 15, 2010.  The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

Also in January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820). ASU No. 2010-06 amends ASC Topic 820 to:  (i) require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers, (ii) require separate disclosure of purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), (iii) clarify the level of disaggregation for fair value measurements of assets and liabilities, and (iv) clarify disclosures about inputs and valuation techniques used to measure fair values for both recurring and nonrecurring fair value measurements. ASU No. 2010-06 became effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the provisions of ASU No. 2010-06 on January 1, 2010. The adoption of the provisions of ASU No. 2010-06 did not impact the Company’s financial position, results of operations, or liquidity.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855). ASU No. 2010-09 amends ASC Topic 855 to include the definition of “SEC filer” and alleviate the obligation of SEC filers to disclose the date through which subsequent events have been evaluated. ASU No. 2010-09 became effective during February 2010. See Part II, Item 8. Financial Statements, Note 15 – Subsequent Events, for the Company’s disclosures of subsequent events.

In April 2010, the FASB issued ASU 2010-14 which amends the guidance on oil and gas reporting in ASC 932.10.S99-1 by adding the Codification SEC Regulation S-X, Rule 4-10, as amended by the SEC Final Rule 33-8995.  Both ASU 2010-03 and ASU 2010-14 are effective for annual reporting periods ending on or after December 31, 2009.  Application of the revised rules is prospective, and companies are not required to change prior- period presentation to conform to the amendments. The Company adopted the provisions of these updates for the year ended December 31, 2010.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles - Goodwill and Other (Topic 350). ASU No. 2010-28 modifies step one of the goodwill impairment test for reporting units with zero or negative carrying amounts, requiring that an entity perform step two of the goodwill impairment test if it is more likely than not that a goodwill impairment exists for those reporting units. ASU No. 2010-28 is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-28 did not have an impact on the goodwill impairment test performed by the Company.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and Equipment consist of the following:

		2010	2009
	Oil and Gas - California
	Proved Properties, Gross	$ 2,450,537	$ 1,071,216
	Accumulated Depletion	(1,214,605)	(1,045,951)
	Proved Properties, Net	1,235,932	25,265
	Unproved Properties	1,781,069	1,551,998
	Total Oil and Gas Properties	$ 3,017,001	$ 1,577,263

	Other Property and Equipment
1	Land	227,826	21,281
2	Building	45,124	45,124
3	Machinery & Equipment	2,179,712	7,698,587
4	Rig	2,170,410	2,170,410
5	Vehicles	634,514	890,272
6	Transmission Tower	-	-
7	Office Furniture and Equipment	273,279	154,816
	Total Other Property and Equipment, Gross	5,530,865	10,980,490
	Accumulated Depreciation	(2,391,013)	(4,377,348)
	Total Other Property and Equipment, Net	3,139,852	6,603,142

	Property and Equipment, Net	$ 6,156,853	$ 8,180,405

Depreciation and Depletion Expense for the year ended December 31, 2010, was $0.6 million and for the year ended December 31, 2009, was $1.8 million.  The carrying amount of assets pledged as collateral for the year ended December 31, 2010, was $0.9 million.  In 2009, the carrying amount of assets pledged as collateral was $2.7 million.

NOTE 4 - NOTES PAYABLE
	2010	2009

Note payable to Rabobank dated October 5, 2005. The note is secured by a vehicle at an interest rate of 6.5%, payable in 60 monthly installments of $599.	$ -	$ 5,813

Note payable to Jim Burke Ford dated November 18, 2005; secured by a vehicle; interest at 6.49%; payable in 60 monthly installments of $714.	5,700	7,602

Note payable to Sealaska Corporation dated July 15, 2005; secured by mining machines and equipment; imputed interest at 7.5%; payable in 10 yearly installments of $200,000. Face amount was $2,000,000 before the imputed interest discount of $627,184 which resulted in a principal amount of $1,372,816.	-	944,551

Note payable to Three Way Chevrolet dated April 03, 2006; secured by a vehicle; interest at 5.90%; payable in 60 monthly installments of $577.	-	8,865

Note payable to Moss Family Trust dated February 14, 2006; secured by 200,000 shares of Tri Valley corporation unregistered restricted common stock; interest at 12.00%; payable in 60 monthly installments of $13,747.	40,430	190,604

Note payable to Moss Family Trust dated March 8, 2006; secured by 80,000 shares of Tri Valley corporation unregistered restricted common stock; interest at 12.00%; payable in 60 monthly installments of $5,728	16,846	79,418

Note payable to Three Way Chevrolet dated January 22, 2007; secured by a vehicle; interest at 6.90%; payable in 60 monthly installments of $622.	7,593	14,450

Note payable to Gary D. Borgna and Julie R. Borgna, and Equipment 2000 dated December 30, 2006; secured by Rig Equipment; imputed interest at 8.00%; payable in 120 monthly installments of $9,100 and a payment of $300,000 paid January 3, 2007. Face amount was $1,392,000 before the discount of $342,000 which resulted in a principal amount of $1,050,000.	518,999	583,828

Total Debt at December 31, 2010	589,568	1,835,131
Less Current Portion	134,322	439,482
Long-Term Portion of Notes Payable	$ 455,246	$ 1,395,649

Maturities of long-term debt for the years subsequent to December 31, 2010, are as follow:

	2011	134,322
	2012	82,061
	2013	82,792
	2014	89,189
	2015-2016	201,204
		$ 589,568

NOTE 5 - RELATED PARTY TRANSACTIONS

Employee Stock Options

The Company has a qualified and a nonqualified stock option plan which provides for the granting of options to key employees, consultants, and non-employee directors of the Company.  The 2010 stock option expense was $0.4 million.

The purpose of the Company's stock option plans is to further the interest of the Company by enabling officers, directors, employees, and consultants of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options granted under its stock option plan which are vested in one to four years.

The option price, number of shares and grant date are determined at the discretion of the Company’s board of directors. The 1998 stock option plan was supplemented with the 2005 plan.  All newly-issued stock option grants are issued from the 2005 plan. The 2005 plan provides for the issuance of 2,625,000 stock options with 1,192,350 remaining to be issued as of December 31, 2010. Options granted under the plans are exercisable upon vesting.  The vesting dates are determined in the stock option award and the contractual lives vary from five to ten years. The plan expires in October 2015.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions used for grants in 2010:

Year	Expected Life	Expected Dividend	Expected Volatility	Risk-Free Interest Rate
2010	5.00	None	148%	2.42%

The expected exercise life is based on management estimates of future attrition and early exercise rates after giving consideration to employee exercise behavior.  Expected dividend yield is based on the Company’s dividend history and anticipated dividend policy.  Expected volatility is based on historical volatility for the Company’s common stock.  The risk-free interest rate is based on a yield curve of interest rates at the time of the grant based on the contractual life of the option.

NOTE 5 - RELATED PARTY TRANSACTIONS (Continued)

Employee Stock Options (continued)

The following table summarizes information about stock options outstanding at December 31, 2010:

Range of Exercise Prices	Number Outstanding at December 31, 2010	Number Outstanding & exercisable at December 31, 2010	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Intrinsic Value (1) at December 31, 2010 (in thousands)

$.54 - $10.00	2,570,500	2,042,250	3.8 years	$2.97	$13

(1) Based on the difference between the exercise price per share and the $0.57 market closing price per share as of December 31, 2010

The following table summarizes information about stock options outstanding at December 31, 2009:

Range of Exercise Prices	Number Outstanding at December 31, 2009	Number Outstanding & exercisable at December 31, 2009	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Intrinsic Value (1) at December 31, 2009 (in thousands)

$.50 - $10.00	2,490,500	1,849,000	3.8 years	$3.89	$826

(1) Based on the difference between the exercise price per share and the $1.96 market closing price per share as of December 31, 2009

The following table summarizes information about stock options outstanding at December 31, 2008:

Range of Exercise Prices	Number Outstanding at December 31, 2008	Number Outstanding & exercisable at December 31, 2008	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Intrinsic Value (1) at December 31,2008 (in thousands)

$.50 - $10.00	2,405,350	1,860,350	3.5 years	$3.49	$590

(1) Based on the difference between the exercise price per share and the $1.80 market closing price per share as of December 31, 2008

NOTE 5 - RELATED PARTY TRANSACTIONS (Continued)

Employee Stock Options (continued)

Unrecognized Compensation Expense.  At December 31, 2010, there was $0.8 million of unrecognized compensation expense related to unvested awards granted under the Company’s stock option plan.  This amount is expected to be charged to expense over a weighted-average period of two years.

A summary of the status of the Company's fixed stock option plan as of December 31, 2010, 2009, and 2008 and changes during the years ending on those dates is presented below:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Stock Options
Outstanding at beginning of year:	2,490,500	$3.93	2,405,350	$4.37	2,967,350	$3.50
Granted	1,405,000	$1.30	595,000	$1.52	350,000	$6.06
Exercised	(77,000)	$1.75	(63,000)	$0.69	(796,000)	$1.29
Forfeited	(1,248,000)	$3.07	(446,850)	$3.56	(116,000)	$8.41

Outstanding at year’s end	2,570,500	$2.97	2,490,500	$3.93	2,405,350	$4.37

Options exercisable at year’s end	2,042,250	$3.01	1,849,000	$3.89	1,860,850	$3.49

Weighted-average fair value of
options granted during the year:		$1.16		$1.11		$1.89

Available for issuance		1,192,350		1,349,350		1,597,500

A summary of the status of the Company’s non-vested options as of January 1, 2010, and changes during the year ended December 31, 2010, is presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Non-Vested at January 1, 2010	639,000	$1.84
Granted	1,345,000	$1.13
Vested	(1,390,750)	$1.28
Forfeited	(65,000)	$1.73
Non-Vested at December 31, 2010	528,250	$1.52

NOTE 5 - RELATED PARTY TRANSACTIONS (Continued)

Partnerships

Tri-Valley sells oil and gas drilling prospects and equipment to partnerships that are sponsored by Tri-Valley and sold to private investors for the purpose of oil and gas drilling and development.  The Company accounts for these partnerships on the pro rata combination method.  Drilling and development revenue related to the TVC OPUS 1 Drilling Program, L.P. (“OPUS”) for the fiscal year ended December 31, 2010, 2009, and 2008, follows:

	2010	2009	2008
Drilling and Development Revenue	$ -	$ -	$ 2,588,650

Drilling and Development Costs	$ -	$ -	$ 1,815,085

Oil and gas income from the Tri-Valley Oil & Gas Exploration programs 1971-1 for fiscal year-ended December 31, 2010, 2009, and 2008, follows:

Partnership Income, Net of Expenses	$ 9,056	$ 30,000	$ -

At December 31, 2010, Accounts Receivable from Joint Venture Partners - Net were $3.9 million versus $1.4 million at December 31, 2009.  The net receivable amount recorded at year end 2010 represents the forecast before-tax cash flow to the OPUS partnership for fiscal year 2011, as calculated by AJM Petroleum Consultants, an independent reserves engineering firm, engaged by the Company.  The balance owed the Company at December 31, 2010, of $2.4 million was characterized as a Long-Term Receivable from Joint Venture Partners – Net and reflected, accordingly, as collection of that net receivable from the joint venture partners is forecast to exceed the 2011 fiscal year. With participation from joint venture partners in the TVC OPUS 1 Drilling Program, L.P., during 2011, the Company will formulate a plan for the development and financing of the Pleasant Valley project to provide an optimal economic return and liquidity for the OPUS investors.  Among the Company’s objectives from this plan will be the consolidation and elimination of any receivables and payables among the joint venture partners and the Company.  Please refer to Part II, Item 8. Financial Statements, Note 11 – Commitments and Contingencies, for further discussion. Non-Trade Accounts Payable decreased $0.9 million from December 31, 2009, due to the issuance of Series A preferred stock to the Company’s Chairman of the Board, Mr. G. Thomas Gamble in exchange for settlement of outstanding obligations from the Company to Mr. Gamble at year end 2009.

NOTE 6 – EARNINGS PER SHARE

	Full Year Basic	Weighted	Weighted Average
	Earnings (Loss)	Average Shares	Potentially Dilutive
Year	Per Share	Outstanding	Shares Outstanding
2010	$(0.37)	36,659,198	39,735,217
2009	$(0.33)	32,629,389	35,159,148
2008	$(0.54)	26,664,682	29,515,887

Diluted earnings per share amounts are based on weighted-average shares outstanding, plus common stock equivalents.  Common stock equivalents include stock options and awards and common stock warrants.  As there were losses at December 31, 2010, 2009, and 2008, common stock equivalents were excluded from the calculation of earnings per share, as their inclusion would have been anti-dilutive.

NOTE 7 - INCOME TAXES

As of December 31, 2010, the Company had available net operating loss carry forwards for federal and state tax purposes of $52.4 million and $47.1 million, respectively, which begin to expire in 2025 and 2015, respectively. The Company also had available as of December 31, 2010, federal and state statutory depletion allowance carry forwards of $1.6 million and $0.7 million, respectively, which do not expire.

The components of deferred tax assets at December 31, 2010, 2009, and 2008 are composed of:

	December 31,	December 31,	December 31,
	2010	2009	2008
Net operating loss carry forwards	21,967,403	19,741,824	14,813,815
Statutory depletion carry forwards	581,930	531,400	684,835
Unrealized loss on investment available for sale	-	-	123,079
	22,549,333	20,273,224	15,621,729

Less: deferred tax asset valuation allowance	(22,549,333)	(20,273,224)	(15,498,650)

Net deferred tax assets	$-	$-	$123,079

NOTE 8 - MAJOR CUSTOMERS

Crude Oil and Natural Gas

During 2010, we sold all of our crude oil production to Santa Maria Refining Company and to Kern Oil and Refining Co.  All of our natural gas production was sold to DMJ Gas Marketing Consultants, LLC; and to the California Energy Exchange Corporation.  With the disposition of certain properties held by our TVC OPUS 1 Drilling Program, L.P., during 2010, crude oil is no longer marketed to Kern Oil and Refining Co. All of our crude oil and natural gas is sold at spot market prices, and we expect sales in 2011 under the same arrangements.

NOTE 9 - FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS

The Company reports operating segments according to FASB ASC Topic 280, “Segment Reporting”.

The Company identifies reportable segments by product or service provided.  The Company includes revenues from both external customers and revenues from transactions with other operating segments in its measure of segment profit or loss.  The Company also includes interest revenue and expense, DD&A, and other operating expenses in its measure of segment profit or loss.

The Company’s businesses are classified into four operating segments:

-	Oil and Gas Operations — This segment represents our oil and gas business. During 2010, this segment generated virtually all of the Company’s revenues from operations.

-	Rig Operations — This segment consists of drilling rig operations.

-
Minerals — This segment represents our precious metal mineral prospects.  In the past, it has generated revenues from pilot-scale mining projects and subcontracting exploration and business development projects.  This segment holds title to land or leases in the State of Alaska.

-	Drilling and Development — This segment includes revenue received from crude oil and natural gas drilling and development operations performed for joint venture partners.

NOTE 9 - FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS (Continued)

					Non -
	Oil and Gas	Rig		Drilling and	Segmented
	Production	Operations	Minerals	Development	Items	Total
Year Ended December 31, 2010:
Revenue	1,756,570	-	-	-	3,113,134	4,869,704
Interest Expense	42,200	-	229,600	52,441	-	324,241
Operating Income (Loss)	253,135	-	(636,000)	(495,000)	(12,637,210)	(13,515,075)
Expenditures for Segment Assets:	-	-	-	-	-	-
Depreciation, Depletion, & Amortization	(144,165)	-	264,130	450,055	-	570,020

Total Assets	12,922,961	-	430,488	1,333,728	-	14,687,177

Net (Loss)	253,135	-	(636,000)	(495,000)	(12,637,210)	(13,515,075)

					Non -
	Oil and Gas	Rig		Drilling and	Segmented
	Production	Operations	Minerals	Development	Items	Total
Year Ended December 31, 2009:
Revenue	1,065,916	-	46,316	-	335,769	1,448,001
Interest Expense	72,373	50,445	81,923	-	-	204,741
Operating Income (Loss)	(4,900,000)	(442,000)	(200,100)	(63,000)	(5,056,837)	(10,661,937)
Expenditures for Segment Assets:	465,153	-	-	-	-	465,153
Depreciation, Depletion, & Amortization	1,025,827	442,447	247,308	62,957	-	1,778,539

Total Assets	5,952,959	1,660,500	1,447,387	168,241	6,303,242	15,532,330

Net (Loss)	(4,900,000)	(442,000)	(200,100)	(63,000)	(5,056,837)	(10,661,937)

					Non -
	Oil and Gas	Rig		Drilling and	Segmented
	Production	Operations	Minerals	Development	Items	Total
Year Ended December 31, 2008:
Revenue	3,759,000	1,451,000	142,000	2,589,000	183,700	8,124,700
Interest Expense	79,084	53,858	84,806	-	-	217,748
Operating Income (Loss)	(2,310,000)	27,000	(229,000)	774,000	(12,740,179)	(14,478,179)
Expenditures for Segment Assets:	6,103,164	1,203,667	-	-	15,296,048	22,602,879
Depreciation, Depletion, & Amortization	929,518	734,991	241,345	-	-	1,905,854

Total Assets	9,102,943	2,340,362	1,816,206	-	4,211,210	17,470,721

Net (Loss)	(2,310,000)	27,000	(229,000)	774,000	(12,740,179)	(14,478,179)

NOTE 10 - COMMON STOCK AND WARRANTS

Common Stock

On April 6, 2010, the Company executed a Securities Purchase Agreement with a group of institutional investors to purchase $5.0 million of the Company’s common stock and warrants in a registered direct offering of securities.  For additional information regarding the transaction, please refer to our Forms 8-K/A and 8-K, Section 1 – Registrant’s Business and Operations, Item 1.01 Entry into a Material Definitive Agreement, filed with the U.S. Securities and Exchange Commission on April 7, 2010, and April 6, 2010, respectively.

On October 22, 2010, the Company entered into a Sales Agreement with C. K. Cooper & Company (“CKCC”), an investment banking firm, under which the Company may issue and sell shares of its common stock for consideration of up to $3.0 million, from time to time in an at the market equity offering program, with CKCC acting as the Company’s agent.  Sales of the common stock if any, under the program will depend upon market conditions and other factors to be determined by the Company and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE Amex, LLC, on any other existing trading market for the common stock, or to or through a market maker.  The Company has no obligation to sell any common shares in the program and may at any time suspend solicitation and offers under the program or terminate the program.  As of December 31, 2010; 932,495 shares of the Company’s common stock had been sold through the program at an average price of $0.60 per share.

During 2010, the Company issued the following shares of common stock. All of these securities were issued pursuant to privately-negotiated transactions in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933.

-	During the year, employees of the Company exercised stock options previously granted. The new shares issued pursuant to the Stock Option Plan amounted to 9,002 shares.
-	The Company issued 10,000 shares each to six Board Members for services rendered.

-	The Company issued 174,000 restricted shares to five employees (four of whom were named executive officers) in recognition of extraordinary services performed during the year.
-	During the year, the common stock issuance cost was $0.7 million.

During 2009, the Company issued the following shares of common stock. All of these securities were issued pursuant to privately-negotiated transactions in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933.

-	During the year, Directors and employees of the Company exercised stock options previously granted. The new shares issued pursuant to the Stock Option Plan amounted to 54,763 shares.

-	The Company issued 90,000 shares to four consultants for services.

-	The Company issued 2,000 shares each to six Board Members for services rendered.

-	The Company issued 140,000 shares as security for the Moss Family Trust notes payable.

-
The remaining 5,653,332 shares were sold in private placements at prices of $1.00 to $2.00 per share for a total consideration of $7.7 million, or a weighted average price of $1.45. Of the 5,653,332 shares issued; 5,153,332 shares were contingently issuable shares at December 31, 2009, as per the Company’s contingent stock agreement for unregistered shares.  Those shares were, subsequently, approved by the NYSE Amex, LLC, on January 5, 2010.

-	During the year, the common stock issuance cost was $0.7 million.

Warrants

On April 6, 2010, the Company executed a Securities Purchase Agreement with a group of institutional investors to purchase $5.0 million of the Company’s common stock and warrants in a registered direct offering of securities.  For additional information regarding the transaction, please refer to our Forms 8-K/A and 8-K, Section 1 – Registrant’s Business and Operations, Item 1.01 Entry into a Material Definitive Agreement, filed with the U.S. Securities and Exchange Commission on April 7, 2010, and April 6, 2010, respectively.

The registered direct offering of securities closed on April 8, 2010.  Under the terms of the definitive agreements, the investors purchased 3,846,157 shares of Tri-Valley’s common stock at $1.30 per share, for a total of $5.0 million in gross proceeds, and received warrants to purchase up to 2,307,696 shares (the “Warrants”) in the aggregate.  The Warrants included Series A Warrants to purchase up to 1,153,848 shares of common stock at $1.50 per share for five years and Series B Warrants to purchase up to 1,153,848 shares of common stock at $2.14 per share for seven years.  Subject to certain limitations, the Company was also obligated to issue to the investors a limited number of additional shares pursuant to certain purchase price adjustments on July 2, 2010, and on December 1, 2010, that might occur, dependent upon the then current price of the Company’s common stock in relation to the original issue price.  All of such Warrants contained customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such Warrants were subject to anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect. The Warrants were valued using the Black-Scholes option-pricing model, which resulted in credits to Additional Paid In Capital - Warrants of $6.1 million and resulted in charges to Warrant Expense of $6.1 million as those warrants vested during the year. Roth Capital Partners, LLC, acted as financial advisor to the Company in this transaction.

On December 30, 2010, Tri-Valley announced that it had entered into three separate exchange agreements with three institutional investors for the exchange and cancellation of their Series A, B, and C Warrants for shares of the Company’s common stock.  Under the terms of each of the agreements, the investors exchanged and cancelled Warrants to purchase an aggregate of 6,900,975 shares of Tri-Valley’s common stock for an aggregate of 3,975,000 shares of the Company’s common stock.  The Warrants were those issued in a registered direct offering on April 6, 2010, and discussed in the preceding paragraph.  In addition, each of the investors agreed to cancel the remaining provisions of the Securities and Purchase Agreement, including the right to participate in up to 50% of future financings for a one-year period, ending on April 6, 2011.  Approximately 2.1 million Series A and B Warrants remained outstanding after the exchange.  Please also refer to Part II, Item 8. Financial Statements, Note 15 – Subsequent Events.

During 2010, the Company issued a total of 1,135,000 new warrants to named executive officers as explained in the following two paragraphs.

On March 5, 2010, an Executive Retirement Agreement and Release with Mr. F. Lynn Blystone provided for a grant to Mr. Blystone of a warrant to purchase 700,000 Tri-Valley Corporation common shares at a purchase price of $1.85 per share in exchange for Mr. Blystone’s surrender of all outstanding, previously-issued stock options.  Please refer to Part II, Item 8. Financial Statements, Note 15 – Subsequent Events, and Item 15, Exhibit Number 10.1, included in our Annual Report on Form 10-K, for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 29, 2010, for additional discussion.  The warrant issued to Mr. Blystone was valued using the Black-Scholes option-pricing model, and approximately $1.2 million was credited to Additional Paid In Capital - Warrants and charged to Warrant Expense during the first quarter of 2010.

On December 6, 2010, an Executive Retirement Agreement and Release with Mr. Joseph R. Kandle provided for a grant to Mr. Kandle of a warrant to purchase 435,000 Tri-Valley Corporation common shares at a purchase price of $0.54 per share in exchange for Mr. Kandle’s surrender of all outstanding, previously-issued stock options.  Please refer to Part II, Item 8. Financial Statements, Note 15 – Subsequent Events, and Item 15, Exhibit Number 10.1, of this Report for additional discussion.  The warrant issued to Mr. Kandle was valued using the Black-Scholes option-pricing model, and approximately $0.2 million was credited to Additional Paid In Capital – Warrants and charged to Warrant Expense during the fourth quarter of 2010.

Warrants are accounted for under the guidelines established by Accounting Standards Codification (ASC) 505.   The Company calculates the fair value of warrants issued using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of Accounting Standards Codification (ASC) 718.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to possible loss contingencies pursuant to federal, state and local environmental laws and regulations. These include existing and potential obligations to investigate the effects of the release of certain hydrocarbons or other substances at various sites; to remediate or restore these sites; and to compensate others for damages and to make other payments as required by law or regulation. These obligations relate to sites owned by the Company or others, and are associated with past and present oil and gas operations.

The amount of such obligations is indeterminate and will depend on such factors as the unknown nature and extent of contamination, the unknown timing, extent and method of remedial actions which may be required, the determination of the Company's liability in proportion to other responsible parties, and the state of the law.

Natural Gas Contracts

The Company sells its gas under two separate gas contracts.  During 2010, 2009, and 2008, the Company sold all of its produced gas under these agreements. The terms of the agreements are identical among the contracts.  During 2010, 2009, and 2008, the terms of the agreements were as follows: 100% of the produced gas was sold at the monthly spot price.

Accounts Receivable from/Accounts Payable to Joint Venture Partners

As discussed in Part II, Item 7. Financial Condition, the Company receives advances from joint venture partners, which represent funds raised to drill wells.  The Company is obligated to use these funds for expenditures of the joint venture project.

Contractual Obligations and Contingent Liabilities and Commitments

The table below presents our fixed, non-cancelable contractual obligations and commitments primarily related to our outstanding purchase orders, certain capital expenditures, and lease arrangements as of December 31, 2010:

		Payments Due by Period
		Less Than	1 - 3	3 -5	After 5	Total
		1 Year	Years	Years	Years	Payments
Long-Term Debt	(1)	134,322	254,042	201,204	-	589,568
Operating Lease Commitments	(2)	123,215	-	-	-	123,215
Total Contractual Cash Obligations		$ 257,537	$ 254,042	$ 201,204	$ -	$ 712,783

(1)
Represents cash obligations for principal payments and interest payments on various loans that are all secured by the asset financed. For further detail, see Part II, Item 8. Financial Statements, Note 4 – Notes Payable.

(2)	Lease agreement for corporate headquarters in Bakersfield, California; lease terms through May 31, 2011, at a monthly payment of $24,643.

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

Asset Retirement Obligations

The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of Accounting Standards Codification (ASC) 410 during the years ended December 31, 2010, 2009, and 2008.

	December 31,		December 31,	December 31,
	2010		2009	2008
Beginning Asset Retirement Obligation	$ 351,013		$ 327,845	$ 240,394
Liabilities Assumed in Acquisitions	-		-	33,341	(1)
Liabilities Assumed in Revisions	24,070	(2)	-
Liabilities Released in the Disposal of Wells	(192,618)	(3)
Accretion of Discount	23,718		23,168	54,110

Ending Asset Retirement Obligation	$ 206,183		$ 351,013	$ 327,845

(1)	The Company’s portion of the liability for the plugging and abandonment of wells drilled from the Pleasant Valley and Moffat Ranch acquisitions.
(2)	The Company’s portion of the liability for the upward revisions for the plugging and abandonment costs of current wells.
(3)	The Company’s portion of the liabilities released from the abandonment of wells during the year at the Oxnard leases and the wells released from the sale of the Belridge and Edison properties.

NOTE 12 – DISPOSITIONS

Disposition of Non-Core Assets

On December 21, 2010, Select entered into a definitive agreement with Columbia River Carbonates of Woodland, WA for the sale of its Admiral Calder calcium carbonate quarry located on Prince of Wales Island in Alaska.  The total purchase price was $2.5 million, structured in an all-cash transaction.  The sales agreement contained standard terms and conditions, including representations and warranties from Select, that are common in the mining industry.  The transaction closed on December 23, 2010, and was an important milestone as the first step in the Company’s previously-announced strategy to monetize its mineral assets in Alaska.  The Company purchased the calcium carbonate quarry for $3.0 million in 2005.

NOTE 13 – IMPAIRMENT OF LONG-LIVED ASSETS

We participate in a capital intensive industry. At times, our investments become impaired when our reserve estimates are revised downward, when crude oil prices or natural gas prices decline significantly for long periods of time, or when a decision to dispose of an asset leads to a write-down to its fair market value. We may also invest large amounts of money in exploration projects which, if exploratory drilling proves unsuccessful or not viable in the near future, could lead to a material impairment of leasehold values. Impairments in 2010 totaled $0.14 million which were primarily related to an impairment of $0.04 million of our natural gas properties and an impairment of $0.1 million of unproved reserves.

NOTE 14 – GOING CONCERN

The Company had a cash balance of $0.6 million as of December 31, 2010.  Current liabilities as of December 31, 2010, were $7.9 million.  It should be noted, however, that Accounts Receivable from Joint Venture Partners - Net amounted to $3.9 million and Long-Term Receivable from Joint Venture Partners – Net was $2.4 million.  Please see Part II, Item 8. Financial Statements, Note 11 – Commitments and Contingencies, for the years ended December 31, 2010, and 2009, for additional discussion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company is dependent on raising additional capital; however, certain factors, such as the economic climate and interest rates, which directly affect the supply of capital, are beyond the Company’s control.  As such, the Company has no certainty that capital will be available when needed; and these conditions raise substantial doubt about its ability to continue as a going concern.

In December 2009 and again in July 2010, the Company engaged the services of Roth Capital Partners, LLC, an investment banking firm, to act as financial advisor for Tri-Valley Corporation.  On April 6, 2010, the Company executed a Securities Purchase Agreement with a group of institutional investors to purchase $5.0 million of the Company’s common stock and warrants in a registered direct offering of securities.  For additional information regarding the transaction, please refer to our Forms 8-K/A and 8-K, Section 1 – Registrant’s Business and Operations, Item 1.01 Entry into a Material Definitive Agreement, filed with the U.S. Securities and Exchange Commission on April 7, 2010, and April 6, 2010, respectively.  This transaction marked a milestone in the Company’s history as its first entrance into the registered public capital markets for financing.

On October 22, 2010, and again on February 4, 2011, the Company entered into Sales Agreements with C. K. Cooper & Company (“CKCC”), an investment banking firm, under which the Company may issue and sell shares of its common stock for consideration of up to $3.0 million, from time to time in an at the market equity offering program, with CKCC acting as the Company’s agent.  Sales of the common stock if any, under the program will depend upon market conditions and other factors to be determined by the Company and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE Amex, LLC, on any other existing trading market for the common stock, or to or through a market maker.  The Company has no obligation to sell any common shares in the program and may at any time suspend solicitation and offers under the program or terminate the program.  As of December 31, 2010; 932,495 shares of the Company’s common stock had been sold through the program at an average price of $0.60 per share.  The Company plans to continue utilization of the program to meet its working capital requirements through the first quarter of 2011.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 15 – SUBSEQUENT EVENTS

Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle

On December 6, 2010, and amended on February 25, 2011, the Company executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. Joseph R. Kandle, Senior Vice President, Corporate Development, for the Company.  The Executive Agreement and Release provided for Mr. Kandle’s retirement from the Company and all Company subsidiary positions, effective April 1, 2011, or upon such subsequent date as Mr. Kandle and the Company found mutually acceptable.  Further, the Executive Agreement and Release included a Severance Payment in the gross amount of $105,350, payable pro rata in semi-monthly installments, less applicable withholdings, beginning on April 15, 2011, and continuing until September 30, 2011.  The Executive Agreement and Release also provided for a grant of 30,000 shares of Tri-Valley Corporation common stock, the transfer of an automobile used by Mr. Kandle, a lump sum payment of $25,000 intended to reflect the depreciated value of that automobile, and the assignment of an existing key man life insurance policy with no cash value at the termination of Mr. Kandle’s employment.  In exchange for Mr. Kandle’s surrender of all outstanding Company-issued stock options on November 22, 2010, the Executive Agreement and Release provided for a grant to Mr. Kandle of a warrant to purchase 435,000 Tri-Valley Corporation common shares at a purchase price of $0.54 per share.  The required disclosures of the Executive Agreement and Release have been incorporated into the Company’s Consolidated Financial Statements.

NOTE 15 – SUBSEQUENT EVENTS (Continued)

Exchange and Cancellation of Warrants

On January 3 and on January 7, 2011, the Company announced its entry into exchange agreements with three institutional investors for the exchange and cancellation of its remaining Series A, B, and C Warrants for shares of the Company’s common stock.  Under the terms of the two agreements entered into on those dates, the investors exchanged and cancelled warrants to purchase an aggregate of 2.1 million shares and 0.6 million shares of Tri-Valley’s common stock, respectively, for 1.2 million and 0.2 million shares of the Company’s stock, respectively, and relinquished all their remaining rights under the April 6, 2010, Sales Purchase Agreement.  This included the relinquishment of a right to participate in up to 50% of future financings for a one-year period ending April 6, 2011. Following closure of the exchange agreements, there were no warrants outstanding related to the April 2010 financing transaction. Roth Capital Partners, LLC acted as financial advisor to the Company on this transaction.

Separation Agreement and General Release with Mr. James G. Bush

The Company entered into a Separation Agreement and General Release (“Separation Agreement and Release”) with Mr. James G. Bush, President, Select Resources Corporation, Inc., on February 18, 2011, effective from January 4, 2011.  The Separation Agreement and Release provided for Mr. Bush’s termination from employment with the Company and all Company subsidiary positions.  Further, the Separation Agreement and Release included payment of accrued gross wages and unpaid vacation as of January 4, 2011, in the amount of $18,825, less applicable withholdings, as well as, a Severance Compensation of $40,950 to be paid in six semi-monthly installments, less applicable withholdings, beginning on February 28, 2011, and continuing until May 15, 2011.   The Separation Agreement and Release also provided for a grant to Mr. Bush of a warrant to purchase 50,000 Tri-Valley Corporation common shares at a purchase price of $0.39 per share.  The required disclosures of the Separation Agreement and Release have been incorporated into the Company’s Consolidated Financial Statements.  On January 18, 2011, Mr. Bush also received gross compensation of $25,000 for his efforts in the sale and closing of the Admiral Calder calcium carbonate property, pursuant to terms of his appointment letter as President of Select Resources Corporation, Inc., dated July 2, 2008.

Legal Proceedings

Lenox v. Tri-Valley Corporation, No. 56-2009-00358492-CU-OR-VTA, Superior Court, Ventura County, California.

On February 24, 2011, Tri-Valley Corporation announced the settlement of lease termination litigation over its Lenox Ranch oil and gas leases located in its Pleasant Valley oil sands project near Oxnard, California.  Under the terms of the Settlement Agreement and Release of Claims signed February 22, 2011, the primary term of the leases has been extended by three years until May 1, 2014. The Settlement Agreement and Release of Claims also extends to May 1, 2013, a requirement to drill a new exploration well below a depth of 6,000 feet, and it removes a previous requirement for Tri-Valley to relinquish the oil and gas rights below 6,000 feet if commercial production is not established by May 1, 2013. In addition, the lessors have waived payment of their 2009 and 2010 annual surface rentals and minimum royalties.

NOTE 16 – RECLASSIFICATION NOTE

Certain reclassifications have been made to the prior-year financial statements to be in conformity with fiscal year 2010 presentation.  Those reclassifications consisted of netting Accounts Receivable from Joint Venture Partners in Current Assets and Other Assets against Accounts Payable to Joint Venture Partners in Current Liabilities.  At December 31, 2010, the Company had net Accounts Receivable from Joint Venture Partners.

In the Company’s Consolidated Statement of Operations, Revenues from the Sale of Oil and Gas for 2010, 2009, and 2008 are reflected net of the diluent used to reduce the viscosity of our crude oil and increase the API gravity of the resulting blend, as per industry practice.  Likewise, Production Costs for the same periods have been stated net of the cost of the purchased diluent and associated transportation costs.

In fiscal year 2009, Deposits with various regulatory agencies were reflected as Cash.  For fiscal year 2010, those Deposits were reflected separately in Other Assets.

For fiscal year 2009, Mining Exploration Expenses were reported in General & Administrative expenses.  For fiscal year 2010, Mining Exploration Expenses were separately reported.

Finally, in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, salaries and benefit costs associated with our headquarters staff in fiscal years 2009 and 2008 were reclassified to Non-Segmented Items expenses to be consistent with our 2010 presentation.

SUPPLEMENTAL INFORMATION (UNAUDITED)

The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests owned by the Company located solely in the United States.

Disclosures of oil and gas reserves, which follow, are based on estimates prepared by independent petroleum engineers for the years ended December 31, 2010, 2009, and 2008. Such analyses are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the Securities and Exchange Commission ("SEC"). Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, largely influenced and controlled by U.S. and foreign government actions, and the fact that the basis for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows presented do not represent management's assessment of future profitability or future cash flows to the Company. Management's investment and operating decisions are based upon reserve estimates that include proved reserves as well as probable reserves, and upon different price and cost assumptions from those used here. It should be recognized that applying current costs and prices and a ten percent standard discount rate does not convey fair market value. The discounted amounts arrived at are only one measure of the value of proved reserves.

Capitalized costs relating to oil and gas producing activities and related accumulated depletion, depreciation and amortization were as follows:

	December 31,	December 31,	December 31,
	2010	2009	2008

Aggregated Capitalized Costs:
Proved Properties	2,450,537	1,071,216	1,175,566
Unproved Properties	1,781,069	1,551,998	1,616,919
Accumulated Depletion, Depreciation and Amortization	(1,214,605)	(1,045,951)	(1,022,021)
Net Capitalized Assets	$ 3,017,001	$ 1,577,263	$ 1,770,464

Results of Operations from Oil and Gas Producing Activities

The results of operations from oil and gas producing activities are as follows:

	December 31,	December 31,	December 31,
	2010	2009	2008

Sales to Unaffiliated Parties	$ 1,756,570	$ 1,035,916	$ 3,322,353
Production Costs	(1,507,434)	(1,608,181)	(1,291,115)
Accretion of Discount	(23,718)	(23,168)	(164,993)

Income Tax Expense	225,418	(595,433)	1,866,245

Results of Operations from Activities before
Extraordinary Items (Excluding Corporate
Overhead and Interest Costs)	$ 225,418	$ (595,433)	$ 1,866,245

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

Changes in Estimated Reserve Quantities
The net interest in estimated quantities of proved developed and undeveloped reserves of crude oil and natural gas at December 31, 2010, 2009, and 2008, and changes in such quantities during each of the years then ended, were as follows:

	December 31, 2010		December 31, 2009		December 31, 2008
	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)

Proved Developed and
Undeveloped Reserves:
Beginning of year	3,020,710	395,252	-	695,931	372,048	791,129
Revisions (a), (b), (c), (d), (e)	96,996	(323,749)	3,041,802	(268,603)	(345,749)	(50,115)
Divestiture (f)	(37,074)	-	-	-	-	-
Improved Recovery (g )	-	-	-	-	-	56,987
Production	(25,796)	(30,247)	(21,092)	(32,076)	(26,299)	(102,070)

End of Year	3,054,836	41,256	3,020,710	395,252	-	695,931

Proved Developed Reserves:
Beginning of Year	282,271	395,252	-	695,931	372,048	791,128
End of Year	316,333	41,256	282,271	395,252	-	695,931

(a)   In 2010, our estimated proved developed and undeveloped oil reserves were revised upward by 96,996 as a result of reactivating old wells at our Claflin lease.  Our estimated proved developed and undeveloped gas reserves were decreased by 323,749 primarily due to the unsuccessful effort to restore production from Hanson 2.

(b)    In 2009, our estimated proved developed and undeveloped oil reserves were revised upward by 3,041,802 as a result of improved pricing and performance at our Edison, Belridge, and Pleasant Valley Leases.

(c)    In 2009, our estimated proved developed and undeveloped gas reserves were decreased by 268,603 mcf due to evaluations at our Hanson Lease.

(d)    In December 2008, the average oil price for properties we operated was $30.126, which was $53.372 lower than the previous year evaluation average oil price of $83.498 (a decrease of 63.92%).  Due to the dramatic drop in oil prices, all producing properties in which Tri-Valley held interests at year end 2008 were operating at uneconomic levels when assessed applying the parameters prescribed by the rules of the Securities and Exchange Commission.  As a result, at year end, oil reserves were reduced by 345,749 barrels, to zero, a 100% decrease.

(e)   In 2008, completion of wells in the Moffat Ranch Field and extended production of the Martins-Severin # 6 and Webb Tract # 2 wells increased reserves by 56,982 mcf.

(f)   In 2010, our estimated proved developed and undeveloped oil reserves were decreased by 37,074 bbls due to the sale of our Belridge and Edison properties.

(g)   In 2008, our estimated proved reserves were reduced by 49,771 mcf from current evaluations of the Hanson Lease and Webb Tract # 1 wells.  Gas reserve estimates of 344 mcf for one small, non-operated lease were reduced to zero.

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

Standardized Measure of Discounted Future Net Cash Flows Relating To Proved Oil and Gas Reserves

A standardized measure of discounted future net cash flows is presented below for the years ended December 31, 2010, 2009, and 2008.

The future net cash inflows are developed as follows:

(1)	Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions.
(2)	The estimated future production of proved reserves is priced on the basis of year-end prices.
(3)	The resulting future gross revenue streams are reduced by estimated future costs to develop and to produce proved reserves, based on year end cost estimates.
(4)	The resulting future net revenue streams are reduced to present value amounts by applying a ten percent discount.

Disclosure of principal components of the standardized measure of discounted future net cash flows provides information concerning the factors involved in making the calculation.  In addition, the disclosure of both undiscounted and discounted net cash flows provides a measure of comparing proved oil and gas reserves both with and without an estimate of production timing.  The standardized measure of discounted future net cash flows relating to proved reserves reflects income taxes.

	December 31, 2010	December 31, 2009	December 31, 2008

Future Cash in Flows	$219,409,376	$160,584,010	$4,911,415
Future Production Costs	(83,842,848)	(47,677,817)	(1,406,356)
Future Development Costs	(17,054,100)	(18,464,694)	-
Future Income Tax Expenses	(4,532,016)	(3,513,156)	(200,908)
Future Net Cash Flows	113,980,412	90,928,343	3,304,151
10% Annual Discount for Estimated Timing of Cash Flows	62,601,993	46,676,521	1,557,893
Standardized Measure of Discounted Future Net Cash Flow	51,378,419	44,251,822	1,746,258

Refer to the following table for analysis in changes in standardized measure.

Changes in Standardized Measure of Discounted Future Net Cash Flow from Proved Reserve Quantities

This statement discloses the sources of changes in the standardized measure from year to year. The amounts reported as "Net Changes in Prices" and "Changes in Production Costs" represent the present values of changes in prices and production costs multiplied by estimates of proved reserves as of the beginning of the year.  The "accretion of discount" was computed by multiplying the ten percent discount factor by the standardized measure as of the beginning of the year.  The "Sales of oil and gas produced, net of production costs" is expressed in actual dollar amounts.  "Revisions of previous quantity estimates" is expressed at year-end prices.

The "Net change in income taxes" is computed as the change in present value of future income taxes.

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

	December 31, 2010	December 31, 2009	December 31, 2008

Standardized Measure - Beginning of Period	$44,251,822	$1,746,258	$12,324,390

Sales of oil and gas produced, net of production costs	(249,136)	(329,949)	(3,090,340)
Revisions of estimates of reserves provided in prior years:
Net Changes in Prices	55,418,995	54,439,800	973,607
Revisions of Previous Quantity Estimates	5,678,992	1,416,000	2,641,502
Extensions and Discoveries	-	107,819,000	86,986
Property Divestitures	(374,310)	-	-
Accretion of Discount	(15,676,336)	(52,792,287)	1,485,846
Changes in Production Costs	(38,040,933)	(46,235,306)	(11,307,724)
Changes in Development Costs	1,410,594	(18,464,694)
Net Change in Income Taxes	(1,041,269)	(3,347,000)	(1,368,009)

Net Increase (Decrease)	7,126,597	42,505,546	(10,578,132)

Standardized Measure - End of Period	$51,378,419	$44,251,822	$1,746,258

Quarterly Financial Data (Unaudited)

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Operating Revenue	1,190,467	1,556,623	370,927	1,751,687
Net Income (Loss)	(2,201,374)	(4,205,957)	(5,642,994)	(1,464,750)

Net Income per Common Share Basic	$ (0.07)	$ (0.11)	$ (0.15)	$ (0.04)

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Operating Revenue	359,770	509,713	450,291	128,227
Net Income (Loss)	(3,053,839)	(2,189,288)	(2,726,063)	(2,692,747)

Net Income per Common Share Basic	$ (0.11)	$ (0.08)	$ (0.09)	$ (0.05)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Operating Revenue	1,678,847	2,262,189	1,425,456	2,758,206
Net Income (Loss)	(2,107,883)	(3,340,668)	(1,197,399)	(7,832,228)

Net Income per Common Share Basic	$ (0.09)	$ (0.13)	$ (0.05)	$ (0.27)

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

ASSETS
	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Current Assets
Cash	$1,628,597	$581,148
Accounts Receivable - Trade	428,132	202,482
Prepaid Expenses	720,114	615,778
Accounts Receivable from Joint Venture Partners	3,943,099	3,943,099
Accounts Receivable - Other	62,655	32,552

Total Current Assets	6,782,597	5,375,059

Property and Equipment - Net
Proved Properties, Successful Efforts Method	1,394,551	1,235,932
Unproved Properties, Successful Efforts Method	1,380,158	1,781,069
Other Property and Equipment	2,985,583	3,139,852

Total Property and Equipment - Net	5,760,292	6,156,853

Other Assets
Deposits	536,749	526,749
Investments in Joint Venture Partnerships	23,285	23,285
Goodwill	212,414	212,414
Long-Term Receivable from Joint Venture Partners	2,643,570	2,392,817

Total Other Assets	3,416,018	3,155,265

Total Assets	$15,958,907	$14,687,177

The accompanying notes are an integral part of these Consolidated Financial Statements.

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Current Liabilities
Notes Payable	$76,237	$134,322
Accounts Payable - Trade and Accrued Expenses	6,057,284	7,738,073

Total Current Liabilities	6,133,521	7,872,395

Non-Current Liabilities
Asset Retirement Obligation	185,122	206,183
Long-Term Portion of Notes Payable	431,755	455,246

Total Non-Current Liabilities	616,877	661,429

Total Liabilities	6,750,398	8,533,824

Stockholders' Equity
Series A Preferred Stock - 10.00% Cumulative; $0.001 par, $10.00 liquidation value; 20,000,000
shares authorized; 438,500 shares outstanding	439	439
Common Stock, $0.001 par value; 100,000,000 shares
authorized; 57,528,207 and 44,729,117 at March 31, 2011, and
December 31, 2010, respectively.	57,528	44,730
Less: Common Stock in Treasury, at cost; 21,847 shares	(38,370)	(38,370)
Capital in Excess of Par Value	73,433,620	66,444,315
Additional Paid in Capital - Warrants	1,363,675	2,868,034
Additional Paid in Capital - Stock Options	2,840,598	2,806,945
Accumulated Deficit	(68,448,981)	(65,972,740)

Total Stockholders' Equity	9,208,509	6,153,353

Total Liabilities and Stockholders' Equity	$15,958,907	$14,687,177

The accompanying notes are an integral part of these Consolidated Financial Statements.

 TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For Three Months Ended March 31,
	2011	2010
Revenues
Sale of Oil and Gas	$657,958	$590,398
Partnership Income	2,149	-
Interest Income	189	1,115
Gain on Sale of Asset	10,609	590,799
Other Income	50,000	8,155

Total Revenues	$720,905	$1,190,467

Costs and Expenses
Mining Exploration Expenses	$41,353	$138,828
Production Costs	449,533	420,002
General & Administrative	2,107,926	1,455,352
Interest	14,304	22,610
Depreciation, Depletion & Amortization	118,895	165,388
Stock Option Expense	33,653	27,412
Warrant Expense	13,000	1,162,249
Impairment Loss	413,021	-
Bad Debt	5,460	-

Total Costs and Expenses	$3,197,145	$3,391,841

Net Loss	$(2,476,240)	$(2,201,374)

Basic Net Loss Per Share
Loss from Operations	$(0.05)	$(0.07)
Basic Loss Per Common Share	$(0.05)	$(0.07)

Weighted Average Number of Shares Outstanding	51,706,752	33,157,081

Weighted Potentially Dilutive Shares Outstanding	53,577,988	34,413,803

No dilution is reported since Net Income is a loss per ASC 260.

The accompanying notes are an integral part of these Consolidated Financial Statements.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For The Three-Month Period Ended March 31,
	2011	2010
Cash Flows from Operating Activities
Net Loss	$(2,476,240)	$(2,201,374)
Adjustments to Reconcile Net Loss to Net Cash
Used by Operating Activities
Depreciation, Depletion & Amortization	118,895	165,388
Impairment, Dry Hole & Other Disposals of Property	413,021	-
Stock Option Expense	33,653	27,412
Warrant Expense	13,000	1,162,249
(Gain) or Loss on Sale of Property	(10,609)	(590,799)
Bad Debt Expense	5,460	-
Director Stock Compensation	-	63,900
Changes in Operating Capital
(Increase) in Accounts Receivable	(250,293)	(796,156)
(Increase) in Deposits, Prepaids & Other Assets	(114,336)	(222,101)
Increase (Decrease) in Accounts Payable, Deferred Revenue & Accrued Expenses	(1,680,789)	1,563,275
(Increase) in Accounts Receivable from Joint Venture Partners	(211,675)	(59,635)

Net Cash Used in Operating Activities	$(4,159,913)	$(887,841)

Cash Used by Investing Activities
Proceeds from the Sale of Property	37,000	732,900
Capital Expenditures	(232,806)	(169,518)

Net Cash Used by Investing Activities	$(195,806)	$563,382

Cash Provided by Financing Activities
Principal Payments on Long-Term Debt	(81,576)	(67,288)
Net Proceeds from the Exercise of Stock Options	-	2,200
Net Proceeds from the Issuance of Common Stock	5,484,744	400,450

Net Cash Provided by Financing Activities	5,403,168	335,362

Net Increase in Cash and Cash Equivalents	1,047,449	10,903

Cash at the Beginning of Period	581,148	290,926

Cash at End of Period	$1,628,597	$301,829

The accompanying notes are an integral part of these Consolidated Financial Statements.

TRI-VALLEY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED
March 31, 2011, and 2010
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

Tri-Valley Corporation (“Tri-Valley,” “TVC,” or the “Company”) is a Delaware corporation which currently conducts its operations through two wholly-owned subsidiaries.  TVC’s principal offices are located at 4550 California Avenue, Suite 600, Bakersfield, California  93309. Our telephone number is:  (661) 864-0500.

The Company's two wholly-owned subsidiaries are:

●	Tri-Valley Oil & Gas Co. (“TVOG”) — conducts our hydrocarbon (crude oil and natural gas) business. TVOG derives most of its principal revenue from crude oil and natural gas production.

●	Select Resources Corporation, Inc. (“Select”) — holds and maintains our precious metals business. Select holds and develops two major mineral assets in the State of Alaska.

Effective for the first quarter of 2011, Tri-Valley's businesses were consolidated into two operating segments:

-
Oil and Gas Operations — This segment represents our oil and gas business.  This segment generated virtually all of the Company’s revenues from operations during the first three months of 2011.  During the first quarter of 2011, management determined that our Rig Operations and Drilling and Development segments were no longer consistent with the Company’s long-term strategic objectives, namely, to increase the value of our petroleum and mineral assets for our shareholders, and consolidated all assets from those two operating segments into the Oil and Gas Operations segment.

-
Minerals — This segment represents our precious metal mineral prospects.  In the past, it has generated revenues from pilot-scale mining projects and subcontracting exploration and business development projects.  This segment holds title to land or leases in the State of Alaska.

For additional information regarding Tri-Valley’s current developments and operating segments, please see Part I. Financial Information, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this Quarterly Report.

BASIS OF PRESENTATION

The financial information included herein is unaudited; however, such information reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The results of operations for the three-month period ended March 31, 2011, are not necessarily indicative of the results to be expected for the full year.

The accompanying Consolidated Financial Statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles in the United States of America; and, therefore, should be read in conjunction with our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2011, for the year ended December 31, 2010.

Consolidation Policy

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, TVOG and Select. Other partnerships in which the Company has an operating or non-operating interest, in which the Company is not the primary beneficiary, and has less than 51% ownership, are proportionately combined.  These include the TVC OPUS 1 Drilling Program, L.P., Martins-Severin, Martins-Severin Deep, and Tri-Valley Exploration 1971-1 Partnership.  All material intra- and intercompany accounts and transactions have been eliminated in combination and consolidation.

Reclassification

In Part I., Financial Information, Item 1. Consolidated Financial Statements, Note 6 – Financial Information Relating to Industry Segments, we have eliminated Non-Segmented Items’ allocation of Total Assets at March 31, 2011, and at December 31, 2010.

NOTE 2 - PER SHARE COMPUTATIONS

Per share computations are based upon the weighted-average number of common shares outstanding during each period reported. As there were net losses at March 31, 2011, and 2010, common stock equivalents are not included in the computations, as their inclusion would be anti-dilutive.

NOTE 3 - SUMMARY OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation.  ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation.  ASU 2010-05 became effective on January 15, 2010.  The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

Also in January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820). ASU No. 2010-06 amends ASC Topic 820 to:  (i) require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers, (ii) require separate disclosure of purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), (iii) clarify the level of disaggregation for fair value measurements of assets and liabilities, and (iv) clarify disclosures about inputs and valuation techniques used to measure fair values for both recurring and nonrecurring fair value measurements. ASU No. 2010-06 became effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the provisions of ASU No. 2010-06 on January 1, 2010. The adoption of the provisions of ASU No. 2010-06 did not impact the Company’s financial position, results of operations, or liquidity.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855). ASU No. 2010-09 amends ASC Topic 855 to include the definition of “SEC filer” and alleviate the obligation of SEC filers to disclose the date through which subsequent events have been evaluated. ASU No. 2010-09 became effective during February 2010. See Part II, Item 8. Financial Statements, Note 15 – Subsequent Events, in the Company’s Annual Report on Form 10-K, filed with the SEC on March 22, 2011, for the year ended December 31, 2010, for the Company’s disclosures of subsequent events.

NOTE 3 - SUMMARY OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

In April 2010, the FASB issued ASU 2010-14 which amends the guidance on oil and gas reporting in ASC 932.10.S99-1 by adding the Codification SEC Regulation S-X, Rule 4-10, as amended by the SEC Final Rule 33-8995.  Both ASU 2010-03 and ASU 2010-14 are effective for annual reporting periods ending on or after December 31, 2009.  Application of the revised rules is prospective, and companies are not required to change prior-period presentation to conform to the amendments. The Company adopted the provisions of these updates for the year ended December 31, 2010.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles - Goodwill and Other (Topic 350). ASU No. 2010-28 modifies step one of the goodwill impairment test for reporting units with zero or negative carrying amounts, requiring that an entity perform step two of the goodwill impairment test if it is more likely than not that a goodwill impairment exists for those reporting units. ASU No. 2010-28 is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-28 did not have an impact on the goodwill impairment test performed by the Company.

NOTE 4 - CHANGES IN SECURITIES

Common Stock

During the first quarter of 2011, 40,962 shares of common stock were issued under the terms of a Settlement Agreement and Release of Claims in settlement of lease termination litigation over the Company’s Lenox Ranch oil and gas leases located in its Pleasant Valley Oil Sands Project near Oxnard, California.  See Item 3., Legal Proceedings, Lenox v. Tri-Valley Corporation, No. 56-2009-00358492-CU-OR-VTA, Superior Court, Ventura County, California, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011, for additional discussion.

On October 22, 2010, and again on February 3, 2011, the Company entered into Sales Agreements with C. K. Cooper & Company (“CKCC”), an investment banking firm, under which the Company issued and sold shares of its common stock for consideration of up to $3.0 million under each agreement, from time to time in an at-the-market (“ATM”) equity offering program, with CKCC acting as the Company’s agent.  Sales of the common stock, under the program depended upon market conditions and other factors determined by the Company and were made in negotiated transactions or transactions that were deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE Amex, LLC, on any other existing trading market for the common stock, or to or through a market maker.  The Company had no obligation to sell any common shares in the program and might at any time suspend solicitation and offers under the program or terminate the program.  During the first quarter of 2011; 5,069,904 shares of the Company’s common stock were sold through the October 22, 2010, ATM equity offering program for gross proceeds of $2.4 million at an average price of $0.48 per share.  Through the February 3, 2011, ATM equity offering program; 6,249,824 shares of our common stock were sold during February and March 2011 for gross proceeds of $3.0 million at an average price of $0.48 per share.  Net proceeds received during the first quarter of 2011 totaled $5.5 million which included approximately $0.4 million in proceeds from sales of our common stock at the end of December 2010.

NOTE 5 - STOCK-BASED COMPENSATION EXPENSE

Stock-Based compensation expense charged against income for stock-based awards in the first quarters of 2011 and 2010 was $33,653 and $27,412 pre-tax, respectively, and is reported separately under stock option expense in the Consolidated Statement of Operations.  For further information regarding stock-based compensation expense, please refer to Part II, Item 8. Financial Statements, Note 2 – Summary of Significant Accounting Policies, in our Annual Report on Form 10-K, filed with the SEC on March 22, 2011, for the year ended December 31, 2010.

NOTE 6 - FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS

The Company reports operating segments according to ASC 280, “Disclosure about Segments of an Enterprise and Related Information.”  During the first quarter of 2011, management consolidated the Rig Operations and Drilling and Development segments into our Oil and Gas Operations segment to be consistent with the Company’s long-term strategic objectives.  The Company now identifies two operating segments as described in Part I, Financial Information, Item 1. Consolidated Financial Statements, Note 1 – Description of Business and Basis of Presentation.

Revenues from the sale of oil and gas for the first quarters of 2011 and 2010 are reflected net of the diluents used to reduce the viscosity of our crude oil and increase the API gravity of the resulting blend, as per industry practice.

The following table sets forth our revenues by operating segment for the three months ended March 31, 2011, and March 31, 2010, in millions of U.S. Dollars:

	For The Three Months Ended March 31,
	2011	2010
Revenues
Oil and Gas Operations	$0.70	$1.20
Minerals	$-	$-
Non-Segmented Items	$-	$-
Consolidated Revenues:	$0.70	$1.20

The following table sets forth our net loss by segment, in millions of U.S. Dollars:

	For The Three Months Ended March 31,
	2011	2010
Results of Operations
Oil and Gas Operations	$(0.30)	$0.60
Minerals	$(0.10)	$(0.20)
Non-Segmented Items	$(2.10)	$(2.60)
Net Loss	$(2.50)	$(2.20)

The following table summarizes our total assets, in millions of U.S. Dollars, at March 31, 2011, and December 31, 2010:

	March 31, 2011	December 31, 2010
Total Assets
Oil and Gas Operations	$15.50	$14.30
Minerals	$0.50	$0.40
Total Consolidated Assets	$16.00	$14.70

NOTE 7 - GOING CONCERN

The Company had a cash balance of $0.6 million as of December 31, 2010.  That balance increased by $1.0 million to $1.6 million at March 31, 2011.  Current liabilities as of December 31, 2010, were $7.9 million and $6.1 million as of March 31, 2011, a decrease of $1.8 million.  See Part II, Item 8. Financial Statements, Note 11 - Commitments and Contingencies, Contractual Obligations and Contingent Liabilities and Commitments, in our Annual Report on Form 10-K, filed with the SEC on March 22, 2011, for the year ended December 31, 2010, for additional discussion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company is dependent on raising additional capital; however, certain factors, such as the economic climate and interest rates, which directly affect the supply of capital, are beyond the Company’s control.  As such, the Company has no certainty that capital will be available when needed; and these conditions raise substantial doubt about its ability to continue as a going concern.   See Part II, Item 8. Financial Statements, Note 14 – Going Concern, in our Annual Report on Form 10-K, filed with the SEC on March 22, 2011, for the year ended December 31, 2010, for additional discussion.

NOTE 8 - SUBSEQUENT EVENTS

Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle

On December 6, 2010, and amended on February 25, 2011, the Company executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. Joseph R. Kandle, Senior Vice President, Corporate Development, for the Company.  The Executive Agreement and Release provided for Mr. Kandle’s retirement from the Company and all Company subsidiary positions, effective April 1, 2011.  Please see Part III, Item 15. Exhibits and Financial Statement Schedules, Exhibit Number 10.5, Executive Retirement Agreement and General Release with Joseph R. Kandle, executed on December 6, 2010, amended on February 25, 2011, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011, for additional discussion.  The required disclosures of the Executive Agreement and Release have been incorporated into the Company’s Consolidated Financial Statements.

Unregistered Sale of Equity Securities

On April 19, 2011, the Company announced that it had entered into a Stock Purchase Agreement (the “Purchase Agreement”) on April 19, 2011, with certain accredited investors (the “Purchasers”) to sell and issue to the Purchasers in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, an aggregate of 10,070,000 shares of common stock (the “Common Shares”) at a purchase price of $0.50 per share, resulting in aggregate gross proceeds to the Company of $5,035,000 (the “Private Placement”).  The Private Placement closed on April 21, 2011.  The Company received net proceeds at the closing of approximately $4.7 million after the deduction of placement agent commissions and offering expenses.  Please see Item 1.01 Entry into a Material Definitive Agreement, and Item 3.02 Unregistered Sale of Equity Securities, in our Current Report on Form 8-K, filed with the SEC on April 21, 2011, for additional discussion.

10,070,000
Shares of Common Stock

_________________

PROSPECTUS

_________________

________________, 2011

Until           , 2011, all dealers that effect transactions in these securities may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of shares being registered, all of which we will pay.  All amounts, other than the SEC registration fee and the NYSE Amex additional listing application fee are estimates.

SEC registration fee	$725
NYSE Amex Additional listing application fee	45,000
Legal fees and expenses	30,000
Accounting fees and expenses	—
Miscellaneous	1,000
Total	$76,725

Item 14.  Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, or DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

  •           from any breach of the director’s duty of loyalty to us or our stockholders;

  •           from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •           under Section 174 of the DGCL; and

  •           from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our amended and restated certificate of incorporation, amended and restated bylaws, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws, or law.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of Tri-Valley Corporation, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage in certain situations where we cannot directly provide indemnification under the DGCL.

Item 15.  Recent Sales of Unregistered Securities

The following is a summary of transactions by us from January 1, 2008 through the date of this registration statement involving sales of our securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act.

1.           On April 19, 2011, we entered into a Stock Purchase Agreement with certain accredited investors to sell and issue to such investors an aggregate of 10,070,000 shares of common stock at a purchase price of $0.50 per share, resulting in aggregate gross proceeds to us of $5,035,000.  The private placement closed on April 21, 2011.  We received net proceeds at the closing of approximately $4.7 million after the deduction of placement agent commissions and offering expenses.  The common shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

2.           On February 22, 2011, 40,962 shares of common stock were issued under the terms of a Settlement Agreement and Release of Claims in settlement of lease termination litigation over our Lenox Ranch oil and gas leases located in its Pleasant Valley oil sands project near Oxnard, California.  The common shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

3.           We entered into a Separation Agreement and General Release with Mr. James G. Bush, the former President of Select Resources Corporation, Inc., on February 18, 2011, effective from January 4, 2011.  The Separation Agreement and General Release provided for, among other things, a grant to Mr. Bush of a warrant to purchase 50,000 shares of common stock at a purchase price of $0.39 per share.

4.           On December 30, 2010, and January 3 and 6, 2011, we entered into exchange agreements with certain institutional investors for the exchange and cancellation of various common stock warrants held by them.  Under the terms of the exchange agreements, the investors exchanged and cancelled warrants to purchase an aggregate of 9,601,937 shares of our common stock for an aggregate of 5,405,000 shares of our common stock.  The warrants were originally issued in a registered direct offering on April 6, 2010.  Upon completion of the exchange, all of the warrants issued in the April 6 transaction will have been exercised or exchanged for shares of our common stock.

5.           Effective December 31, 2010, we issued 83,500 shares of restricted Series A Preferred Stock to five investors, in exchange for outstanding obligations from us to such investors.  The investors exchanged obligations from the Company resulting from the previous acquisition of membership interests in Great Valley Production Services, LLC, for consideration of $835,000.  The exchange was the result of privately negotiated transactions in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

6.           Effective September 30, 2010, we issued 355,000 shares of restricted Series A Preferred Stock to our Chairman of the Board, G. Thomas Gamble, in exchange for outstanding obligations from us to Mr. Gamble.  The obligations exchanged included a note payable of $850,000 from us resulting from an advance by Mr. Gamble in December 2009 and the previous acquisition of membership interests in Great Valley Production Services, LLC, for consideration of $2,700,000, for a total of $3,550,000.  The exchange was the result of a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

7.           During 2010, we issued a total of 1,135,000 new warrants to named executive officers as explained further below:

  a.           On March 5, 2010, an Executive Retirement Agreement and Release with Mr. F. Lynn Blystone, our former Chief Executive Officer, provided for a grant to Mr. Blystone of a warrant to purchase 700,000 shares of common stock at a purchase price of $1.85 per share in exchange for Mr. Blystone’s surrender of all outstanding, previously-issued stock options.

  b.           On December 6, 2010, an Executive Retirement Agreement and Release with Mr. Joseph R. Kandle, our former Senior Vice President, Corporate Development, provided for a grant to Mr. Kandle of a warrant to purchase 435,000 shares of common stock at a purchase price of $0.54 per share in exchange for Mr. Kandle’s surrender of all outstanding, previously-issued stock options.

8.           During 2009, we issued and sold 5,653,332 shares of common stock in private placements at prices ranging from $1.00 to $2.00 per share for total consideration of $7.7 million, or at a weighted average price of $1.45 per share.

9.           During 2008, we issued and sold 713,258 shares of common stock in private placements at prices ranging from $4.00 to $8.00 per share for a total consideration of $9.3 million, or at a weighted average price of $5.45 per share.

10.         As previously reported, on February 3, 2011, we commenced an at-the-market, or ATM, equity offering program under an S-3 Registration Statement (No. 333-163442).  Between March 22 and March 30, 2011 (the filing date of our 2010 Form 10-K), we sold an aggregate of 2,471,190 shares of common stock under such S-3 Registration Statement, resulting in gross proceeds of $1,269,731, at per share prices ranging from $0.50 to $0.56.  However, because we may not have been eligible to continue using Form S-3 for the registration of our securities following the filing of our 2010 Form 10-K on March 22, 2011, it is possible that any sales of the ATM shares pursuant to the S-3 Registration Statement between March 22 and March 30, 2011, may be deemed to have been unregistered sales of securities.  If it is determined that persons who purchased the ATM shares after March 22, 2011, purchased such securities in an offering deemed to be unregistered, then such persons may be entitled to rescission rights, pursuant to which they could be entitled to recover the amount paid for such ATM shares, plus interest (usually at a statutory rate prescribed by state law).  If all of the investors who purchased the ATM shares after March 22, 2011, demanded rescission of their purchases, and such investors were in fact found to be entitled to such rescission, then we would be obligated to repay approximately $1,269,731, plus interest.  Please see the section of the prospectus that forms a part of this Registration Statement on Form S-1 entitled “Risk Factors,” and specifically the risk factor under the caption “The sale of securities to certain at-the-market investors may be deemed to have violated federal securities laws, and, as a result, those investors may have the right to rescind their original purchase of those securities.”

The offerings of the securities described in items 1 through 9 above were exempt from registration under Section 4(2) of the Securities Act, and Rule 506 under Regulation D promulgated thereunder, because we had a reasonable belief that, among other things, the purchasers had access to information concerning our operations and financial condition, that the purchasers acquired the securities for their own account and not with a view to the distribution thereof, and that each purchaser was an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  In addition, there was no general solicitation or general advertising related to any of such offerings.

We did not employ any underwriters, placement agents, brokers, finders or financial advisors in connection with any of the transactions set forth above, except in connection with the offerings noted in numbers 1, 4, and 10 above, for which the placement agent received a commission equal to 6% of the aggregate gross proceeds in number 1, a flat commission fee of $200,000 in number 4, and 6% of the aggregate gross proceeds in number 10.

Item 16.  Exhibits and Financial Statement Schedules

(a)           Exhibits

The exhibits set forth commencing on page II-5 are incorporated herein by reference.

(b)           Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17.  Undertakings

1.           The undersigned registrant hereby undertakes:

  a.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  b.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  c.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  d.           For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    ii.          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    iv.         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  e.           To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  f.           That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  g.           That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, California, on the 20th day of May, 2011.

TRI-VALLEY CORPORATION

By:	/s/ Maston N. Cunningham
Maston N. Cunningham
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Tri-Valley Corporation, do hereby constitute and appoint Maston N. Cunningham and John E. Durbin, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maston N. Cunningham	President and Chief Executive Officer	May 20, 2011
Maston N. Cunningham	(principal executive officer)

/s/ John E. Durbin	Chief Financial Officer	May 20, 2011
John E. Durbin	(principal financial and accounting officer)

/s/ G. Thomas Gamble
G. Thomas Gamble	Director (Chairman)	May 20, 2011

/s/ Loren J. Miller
Loren J. Miller	Director	May 20, 2011

/s/ Henry Lowenstein, Ph.D.
Henry Lowenstein, Ph.D.	Director	May 20, 2011

/s/ Paul W. Bateman
Paul W. Bateman	Director	May 20, 2011

/s/ Edward M. Gabriel
Edward M. Gabriel	Director	May 20, 2011

/s/ James S. Mayer
James S. Mayer	Director	May 20, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 (No. 333-163442), filed with the SEC on December 2, 2009).
3.2	Certificate of Designation in Respect of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed with the SEC on October 6, 2010).
3.3	Articles of Amendment of Certificate of Designation in Respect of Series A Preferred Stock, filed herewith.
3.4
Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed with the SEC on April 6, 2011).

3.5	Amended and Restated Bylaws, effective as of March 29, 2011 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed with the SEC on March 30, 2011).
4.1
Rights Agreement, dated December 1, 2009, as amended, with Wells Fargo Bank, N.A., as successor rights agent to Registrar and Transfer Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

4.2	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K dated April 6, 2010, filed with the SEC on April 6, 2010).
4.3
Warrant Agent Agreement, dated as of April 6, 2010, by and between the Company and Wells Fargo Bank, N.A., as successor to Registrar and Transfer Company  (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K dated April 6, 2010, filed with the SEC on April 6, 2010).

4.4	Form of Series B Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K/A dated April 6, 2010, filed with the SEC on April 7, 2010).
5.1	Opinion of K&L Gates LLP, filed herewith.
10.1
Employment Agreement with F. Lynn Blystone, executed on March 10, 2009 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009).

10.2
Tri-Valley Corporation 2005 Stock Option Plan, as amended (incorporated by reference to Exhibit A of the Company’s 2007 Proxy Statement and Definitive Schedule 14A, filed with the SEC on August 2, 2007).

10.3
Form of Indemnification Agreement for Directors, Officers, Employees, or Agents of the Company (incorporated by reference to Exhibit 10.3 of the Company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on March 29, 2010).

10.4
Executive Retirement Agreement and General Release with F. Lynn Blystone, executed on March 5, 2010 (incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on March 29, 2010).

10.5
Executive Retirement Agreement and General Release with Joseph R. Kandle, executed on December 6, 2010, as amended on February 25, 2011 (incorporated by reference to Exhibit 10.5 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.6
Securities Purchase Agreement, dated April 6, 2010, among the Company and certain purchasers (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated April 6, 2010, filed with the SEC on April 6, 2010).

10.7
Sales Agreement, dated October 22, 2010, between the Company and C. K. Cooper & Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated October 22, 2010, filed with the SEC on October 22, 2010).

10.8
Agreement to Facilitate Dispute Resolution, dated September 1, 2010, among the Company, Tri-Valley Oil & Gas Co., TVC Opus I Drilling Program, L.P., and George R. Miller (incorporated by reference to Exhibit 10.10 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.9
Agreement to Facilitate Dispute Resolution, dated September 1, 2010, among G. Thomas Gamble, Loren J. Miller, Henry Lowenstein, Paul W. Bateman, Edward M. Gabriel, James S. Mayer., and George R. Miller (incorporated by reference to Exhibit 10.11 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.10
Purchase and Sale Agreement, dated December 21, 2010, between the Company and Columbia River Carbonates (incorporated by reference to Exhibit 10.12 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.11
Agreement of Partnership of TVC Opus I Drilling Program, L.P., as amended (incorporated by reference to Exhibit 10.13 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.12
Drilling Program Agreement between the Company and TVC Opus I Drilling Program, L.P. (incorporated by reference to Exhibit 10.14 of the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.13
Exchange Agreement, dated as of January 6, 2011, by and among the Company and the investors party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed with the SEC on January 7, 2011).

10.14
Sales Agreement, dated February 3, 2011, between the Company and C. K. Cooper & Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated February 3, 2011, filed with the SEC on February 4, 2011).

10.15
Separation Agreement with James G. Bush, executed on February 18, 2011 (incorporated by reference to Exhibit 10.6 of the Company’s Form 10-K for the year ended December 31, 2010, filed with the SEC on March 22, 2011).

10.16
Stock Purchase Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed with the SEC on April 21, 2011).

10.17
Registration Rights Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed with the SEC on April 21, 2011).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Form 10-K for the year ended December 31, 2010, filed with the SEC on March 22, 2011).
23.1	Consent of Independent Petroleum Engineers and Geologists, Leland B. Cecil, dated May 19, 2011, filed herewith.
23.2	Consent of Independent Petroleum Engineers and Geologists, AJM Petroleum Consultants, dated May 19, 2011, filed herewith.
23.3	Consent of Avalon Development Corporation, dated May 19, 2011, filed herewith.
23.4	Consent of Brown Armstrong Accountancy Corporation, dated May 19, 2011, filed herewith.
23.5	Consent of K&L Gates LLP (see Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereof).

99.1
AJM Petroleum Consultants, Reserve Estimation and Economic Evaluation, Executive Summary, at January 1, 2011, dated as of February 16, 2011 (incorporated by reference to Exhibit 99.1 of the Company’s Form 10-K for the year ended December 31, 2010, filed with the SEC on March 22, 2011).

99.2
Leland B. Cecil, P.E., Evaluation of Oil and Gas Reserves, Tri-Valley Oil & Gas Co., as of December 31, 2010, dated February 5, 2011 (incorporated by reference to Exhibit 99.2 of the Company’s Form 10-K for the year ended December 31, 2010, filed with the SEC on March 22, 2011).

(b)           Financial Statement Schedules